Exhibit 4.8

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P.

SENIOR SECURED SECOND LIEN NOTES DUE 2031

$75,000,000 AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

DATED AS OF MAY 20, 2026

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:

	1.02(a)	Guarantors
	1.02(b)	Material Contracts
	1.02(c)	Citadel Permitted Existing Confirmations
	4.05	Litigation
	4.13	Subsidiaries
	4.17	Gas Imbalances
	4.18	Marketing Contracts
	4.19	Citadel Permitted Existing Trades
	7.02	Existing Debt
	7.05	Existing Investments
	7.12	Partnerships and Joint Venture
	11.18	Compliance Personnel

EXHIBITS:	A	Form of Note Purchase Notice
	B	Form of Note
	C	Form of Closing Date Certificate
	D	Form of Compliance Certificate
	E	Form of Solvency Certificate
	F	[Reserved]
	G	[Reserved
	H	Form of Assignment Agreement
	I-1-4	Form of U.S. Tax Compliance Certificate
	J	Form of Reserve Report Certificate
	K	Form of Free Cash Flow Utilization Certificate

WHITEHAWK INCOME OPERATING PARTNERSHIP L.P.

This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of May [20], 2026 (together with any amendments, restatements, amendments and restatements, supplements or other modifications hereto, the “Agreement”), is entered into by and among WHITEHAWK INCOME OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “Issuer”);

•	PACIFIC INDEMNITY COMPANY, as a Holder;

•	EIG RIVER ENERGY PARTNERS, L.P., as a Holder;

•	EIG UPSTREAM PARTNERS, L.P., as Holder;

•	EIG BANDELIER PARTNERS, L.P., as a Holder;

•	CARDINAL ENERGY LP, as a Holder

•	ART ELECTRO S.C.SP., as a Holder;

•	EIG CUMBERLAND PARTNERS, L.P., as a Holder; and

•	U.S. Bank Trust Company, National Association, as agent (in such capacity, the “Agent”) and collateral agent for the Holders (in such capacity, the “Collateral Agent”).

W I T N E S E T H:

In consideration of the mutual covenants and agreements contained herein and the Notes to be purchased by Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% (or if such day is not a Business Day, the immediately preceding Business Day) and (c) if available, the Adjusted Term SOFR Rate as determined two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 12:00 p.m., New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. For the avoidance of doubt, if the ABR shall be less than 1.50%, such rate shall be deemed to be 1.50% for purposes of this Agreement. In the event the Agent on any interest determination date is required, but unable, to determine a benchmark rate in accordance with at least of the procedures described above, ABR will be the Adjusted Term SOFR Rate as determined on the previous interest determination date.

“ABR Note” means Notes the rate of interest applicable to which is based upon the ABR. For the avoidance of doubt, Notes shall constitute ABR Notes only as set forth in Section 2.15(a) or as otherwise expressly set forth herein.

“Accepting Holders” as defined in Section 2.09(g).

“Acquired EBITDAX” shall mean, with respect to any Acquired Entity or Business with an acquisition price in excess of $1,000,000 or any Converted Restricted Subsidiary with a fair market value (as determined by the Issuer in good faith) in excess of $1,000,000 for any period, the amount for such period of EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Issuer and the Restricted Subsidiaries or Consolidated Restricted Subsidiaries in the definition of EBITDAX (and in the component definitions used therein) were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable; provided that if (a) the acquisition consideration of the Acquired Entity or Business, or the fair market value of the Converted Restricted Subsidiary exceeds $30,000,000 (each, a “Material Acquisition”), (b) the Issuer shall have delivered to the Agent a certificate of a Responsible Officer of the Issuer setting forth the proposed Acquired EBITDAX for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, and attaching thereto reasonably detailed calculations of Acquired EBITDAX for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, and such other information as the Requisite Holders shall reasonably request, which shall, in each case, be in form and substance reasonably satisfactory to the RBL Administrative Agent (or, if the proposed Acquired EBITDAX adversely affects the Holders in a manner disproportionate to the RBL Administrative Agent, the Requisite Holders); and (c) the RBL Administrative Agent (or, if the proposed Acquired EBITDAX adversely affects the Holders in a manner disproportionate to the RBL Administrative Agent, the Requisite Holders) shall have approved of (such approval not to be unreasonably withheld), in writing, after delivery by the Issuer of the certificate described in the foregoing clause (b) of the Acquired EBITDAX Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, then solely for the purposes of calculating the Consolidated Total Net Leverage Ratio hereunder for any date on or after such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted, (i) for the Fiscal Quarter in which such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted, Acquired EBITDAX shall be calculated by multiplying EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for the most recent Fiscal

Quarter by 4, (ii) for the Fiscal Quarter in which such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted and the immediately following Fiscal Quarter, Acquired EBITDAX shall be calculated by multiplying EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for the two most recent Fiscal Quarters by 2, (iii) for the Fiscal Quarter in which such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary was converted and the two immediately following Fiscal Quarters, Acquired EBITDAX shall be calculated by multiplying EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for the three most recent Fiscal Quarters by 4/3 and (iv) thereafter, Acquired EBITDAX of such Acquired Entity or Business was acquired or any Converted Restricted Subsidiary shall be EBITDAX for the four most recent Fiscal Quarters.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “EBITDAX”.

“Adjusted Cash Flow from Operating Activities” means, for any Fiscal Quarter, (a) Cash Flow from Operating Activities for such Fiscal Quarter minus (b) to the extent included in Cash Flow From Operating Activities for such Fiscal Quarter, any extraordinary, unusual or non-recurring cash flow of the Issuer and its Restricted Subsidiaries for such period, including without limitation, any cash proceeds from the unwinding, termination, or monetization of Swap Agreements, Asset Sales, insurance proceeds or indemnity payments minus (c) any cash repayments of the Notes pursuant to Section 2.07, Section 2.08 or Section 2.09 or any cash repayments of other Debt (including, without limitation, any Disqualified Capital Stock and any Loans under the RBL Credit Agreement) minus (d) any cash expenditures made with the proceeds of Cash Flow from Operating Activities in connection with Investments made in accordance with Section 7.05(e).

“Adjusted Term SOFR Rate” means an interest rate per annum equal to the Term SOFR Rate; provided that if the Adjusted Term SOFR Rate as so determined would be less than 2.50%, such rate shall be deemed to be 2.50% for the purposes of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that any Person that directly owns or holds twenty percent (20%) or more of any class of Equity Interests with voting power in such specified Person shall be deemed to be an Affiliate.

“Affiliated Investor” means any Person to the extent it owns or holds, directly or indirectly, or its Affiliate (other than the Issuer or any of its Subsidiaries) owns or holds, directly or indirectly, any Equity Interests of the Issuer or any of its Subsidiaries.

“Agent” as defined in the preamble hereto.

“Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Issuer and the Agent.

“Agents” means the Agent and the Collateral Agent.

“Agent’s Account” means an account designated by Agent from time to time as the account into which Note Parties shall make all payments to Agent for the benefit of the Agent and the Holders under this Agreement and the other Note Documents.

“Agent’s Office” means the “Agent’s Office” as set forth on Appendix B or such other office as Agent may from time to time designate in writing to the Issuer and each Holder.

“Aggregate Amounts Due” as defined in Section 2.12.

“Aggregate Elected Commitment Amounts” has the meaning given to such term in the RBL Credit Agreement.

“Aggregate Maximum Credit Amounts” has the meaning given to such term in the RBL Credit Agreement.

“Agreement” as defined in the preamble.

“Alternate Offer” as defined in Section 2.09(h)(iii).

“Amortization Payment Condition” means the Issuer is not in compliance with a Consolidated Total Net Leverage Ratio, for the most recently ended Rolling Period, of less than or equal to 2.50 to 1.00.

“Annualized EBITDAX” means, for the purposes of calculating the Consolidated Total Net Leverage Ratio, (i) for the first Fiscal Quarter ending after the Closing Date, EBITDAX shall be calculated by multiplying EBITDAX for such Fiscal Quarter by 4, (ii) for the first two Fiscal Quarters ending after the Closing Date, EBITDAX shall be calculated by multiplying EBITDAX for such two Fiscal Quarters by 2 and (iii) for the first three Fiscal Quarters ending after the Closing Date, EBITDAX shall be calculated by multiplying EBITDAX for such three Fiscal Quarters by 4/3; provided that for the Fiscal Quarters identified in clauses (i) through (iii) hereof, Acquired EBITDAX (other than as set forth in the proviso to the definition of Acquired EBITDAX) and Disposed EBITDAX shall, be included in the calculation of EBITDAX before giving effect to the annualization set forth herein, without duplication of any annualization calculation applied pursuant to the definition of Acquired EBITDAX.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent, the Issuer or any of its Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Anti-Money Laundering Laws” means all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing or money laundering, including any applicable provision of The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended by the Patriot Act.

“Applicable Margin” means (a) with respect to any Note (other than an ABR Note), a rate per annum equal to the Adjusted Term SOFR Rate plus 4.75% and (b) with respect to any ABR Note, a rate per annum equal to ABR plus 3.75%.

“Applicable Office” means the office through which a Holder’s investment in any Note is made.

“Approved Counterparty” means (a) any Person who, at the time of entering into a Swap Agreement, is an RBL Lender or an Affiliate of an RBL Lender or (b) any other Person (or the credit support provider of such Person who guarantees all obligations of such Person under such Swap Agreement) who, at the time of entering into a Swap Agreement, has a long term senior unsecured debt rating of A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) DeGolyer and MacNaughton, (c) Cawley Gillespie and Associates, Inc., (d) Ryder Scott Company, L.P., (e) Wright & Company, Inc. or (f) any other regionally or nationally recognized independent petroleum engineering firms selected by the Issuer and reasonably acceptable to the RBL Administrative Agent (or, if the selection of any Approved Petroleum Engineer adversely affects the Holders in a manner disproportionate to the RBL Administrative Agent, the Requisite Holders).

“Asset Coverage Ratio” means, with respect to any date of determination, the ratio of (a) the Total PDP PV-10 Value as of such date of determination to (b) the Total Net Debt as of such date of determination.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interest owned by such Person (in each case of the foregoing, excluding any Casualty Event).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in form of Exhibit H or such other form reasonably acceptable to the Agent (at the direction of the Requisite Holders).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company, the manager, managers, managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, at any particular time, the Dollar amount determined to be the “Borrowing Base” in accordance with the terms of the RBL Credit Agreement, including any redetermination or adjustment thereof in accordance with the terms of the RBL Credit Agreement.

“Borrowing Base Deficiency” occurs if at any time (a) the aggregate Revolving Credit Exposures at such time exceeds (b) the Borrowing Base then in effect.

“Borrowing Base Properties” means the Proved Oil and Gas Properties of the Note Parties included in the most recently delivered Reserve Report and evaluated for purposes of determining the Borrowing Base then in effect.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or Texas or is a day on which banking institutions located in either of such states are authorized or required by law or other governmental action to close.

“Called Principal” means, with respect to any Note, the amount of principal of such Note that is to be prepaid pursuant to Section 2.08, Section 2.09(c), or Section 2.09(d) or has become or is declared to be immediately due and payable pursuant to Section 9.01, as the context requires.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twenty four (24) months from the date of acquisition; provided that, for the avoidance of doubt, treasury securities issued by the United States Government or any agency thereof shall be deemed to be Cash Equivalents for purposes of this clause (a); (b) certificates of deposit, time deposits, or bankers’ acceptances having in each case a tenor of not more than twelve (12) months from the date of acquisition issued by any Holder or any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than twelve (12) months; (d) Investments, classified in accordance with GAAP as current assets of the Issuer or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating assigned at that time from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; (e) repurchase obligations with a term of not more than one-hundred eighty (180) days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above; and (f) deposits in money market funds and investments investing at least 95% in investments described in clauses (a), (b), (c), (d) and (e) above.

“Cash Flow From Operating Activities” means, for any Fiscal Quarter, the cash generated from the normal business operations of the Issuer and its Restricted Subsidiaries for such Fiscal Quarter, determined in a manner consistent with (a) the Issuer’s past practice and (b)(i) the line item “Net Cash Flow, Total” contained in the Issuer’s precedent lease operating statements delivered by the Issuer to EIG on or prior to the Closing Date, incorporating the revenue and expenses from ongoing operations of the Issuer and its Restricted Subsidiaries including from Oil and Gas Properties and Swap Agreements, minus (ii) General and Administrative Costs of the Issuer and its Restricted Subsidiaries for such period, and minus (iii) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period.

“Cash Receipts” means all cash received by or on behalf of the Issuer or any Restricted Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Issuer or any Restricted Subsidiary; (c) proceeds from Notes; and (d) any other cash received by or on behalf of the Issuer or any Restricted Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Issuer or any of its Restricted Subsidiaries.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Signing Date) (directly or indirectly, including through one or more holding companies), other than the Permitted Holders, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent (including, for the avoidance of doubt, the Class A common stock and Class B common stock issued by the Parent), (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) directors of the Parent on the Closing Date or nominated, appointed or approved for consideration by shareholders for election by the board of directors of the Parent or (ii) appointed by directors so nominated, appointed or approved, (c) the Parent ceases to directly own (i) 65% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer and (ii) 65% of the economic interests represented by the issued and outstanding Equity Interests of the Issuer, (d) the Parent ceases to Control the General Partner and the Issuer, (e) the Parent at any time ceases to hold of record and have beneficial ownership of 100% of the aggregate ordinary voting power and 100% of the economic interests represented by the issued and outstanding Equity Interests of the General Partner, (f) the General Partner at any time ceases to directly own 100% of the general partner interests of the Issuer or ceases to be the sole general partner of the Issuer, (g) any Guarantor ceases to be a Wholly-Owned Subsidiary of the Issuer other than as a result of a transaction permitted under Section 7.08 or Section 7.09, (h) a “Change in Control” (as defined in the RBL Credit Agreement) or any functionally equivalent concept under the RBL Credit Agreement shall have occurred, or (i) the occurrence of a “change of control” or “change in control” under the definitive documentation governing any Debt for borrowed money constituting Material Debt.

“Citadel” means Citadel Energy Marketing LLC, a Delaware limited liability company.

“Citadel Permitted Existing Confirmations” means the confirmations between Citadel and the Parent evidencing the trades listed on Schedule 1.02(c), as amended, modified, supplemented or restated on or prior to the Closing Date, and as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 7.18.

“Citadel Permitted Existing Trade Documents” means, (a) the ISDA Master Agreement, dated as of May 25, 2023, between Citadel and the Parent, including the Schedule thereto, as amended, modified, supplemented or restated on or prior to the Closing Date, and as the same may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 7.18 and (b) the Citadel Permitted Existing Confirmations.

“Citadel Permitted Existing Trades” means the transactions evidenced by the Citadel Permitted Existing Confirmations identified on Schedule 4.19 as any such transaction may from time to time be amended, modified, supplemented or restated to the extent permitted by Section 7.18.

“Citadel Swap Counterparty Acknowledgment” means a Swap Counterparty Acknowledgment, in form and substance satisfactory to the RBL Administrative Agent, to be entered into between the RBL Administrative Agent, as collateral agent, the Issuer, and Citadel, as amended, modified, supplemented or restated from time to time.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.02 have been satisfied or waived.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.

“Closing Date Initial Public Offering” means the initial public offering of Equity Interests of the Parent as described in the Registration Statement.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Collateral” means all Property of the Note Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Collateral Document, including without limitation, the Mortgaged Property, but excluding any Excluded Property.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means Guarantee and Collateral Agreement, the Mortgages, the Control Agreements, the Intercreditor Agreement, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Issuer or any other Person in connection with, or as security for the payment or performance of the Obligations or this Agreement, as such agreements may be amended, modified, supplemented or restated from time to time.

“Commitment” means, as to each Holder, its obligation to purchase a Note from the Issuer pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Holder’s name in Appendix A under the caption “Commitment.” The aggregate amount of the Commitments is $75,000,000.

“Commitments” means such commitments of all Holders in the aggregate.

“Commodity Account” means any “commodity account” as defined in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” as defined in Section 10.08(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D.

“Confidential Information” as defined in Section 11.18.

“Conforming Borrowing Base” means a conforming borrowing base determined in good faith based on the normal and customary standards and practices of a commercial bank that is in the business of valuing and redetermining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States, including by employing customary mechanisms for periodic redeterminations thereof.

“Connection Income Tax” means Taxes described in (b) of the definition of Tax on the Overall Net Income that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Note Parties and their Consolidated Restricted Subsidiaries for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Note Parties with respect to interest rate Swap Agreements.

“Consolidated Net Income” means with respect to the Issuer and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Issuer and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Issuer or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Issuer and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Issuer or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP, but in each case only to the extent of such prohibition or restriction; (c) the net income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary or non-recurring gains or losses during such period; (e) any gains or losses attributable to writeups or writedowns of assets; (f) any gain or loss from the sale of assets other than in the ordinary course of business, (g) any income attributable to the early extinguishment of any Debt or Swap Agreements of the Issuer or a Consolidated Restricted Subsidiary; and (h) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP.

“Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Issuer (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Issuer in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Issuer and its Consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on (x) the most recent balance sheet of the Issuer delivered pursuant to Section 6.01(a) or 6.01(b) or, with respect to the Initial Financial Statements, Section 4.02 or (y) a balance sheet of the Issuer (i) prepared by a Financial Officer of the Issuer, (ii) certified by a Financial Officer as presenting fairly in all material respects the financial position of the Issuer and its Consolidated Restricted Subsidiaries (excluding Unrestricted Subsidiaries) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (iii) delivered to the Agent and each Holder.

“Consolidated Total Net Leverage Ratio” means, as of the last day of any Fiscal Quarter (or any other date of determination for purposes of Sections 7.02(j), and 7.04(a)(iv)), the ratio of Total Net Debt as of such day to EBITDAX (or (a) in the case of each of the first three Fiscal Quarters ending after the Closing Date, Annualized EBITDAX or (b) prior to the initial delivery of financial statements pursuant to Section 6.01(a) or Section 6.01(b), Specified EBITDAX) for most recently ended Rolling Period.

“Consolidated Unrestricted Subsidiaries” means any Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“consolidation” as defined in Section 7.08.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, the Requisite Holders and the RBL Administrative Agent providing for (subject to the Intercreditor Agreement) the Collateral Agent’s and the RBL Administrative Agent’s control of a Deposit Account, Securities Account or Commodity Account, as applicable, after notice, executed and delivered by the Issuer or a Restricted Subsidiary, as applicable, and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Cure Amount” as defined in Section 7.01(d).

“Cure Period” as defined in Section 7.01(d).

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit (including Letters of Credit (as defined in the RBL Credit Agreement)), surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Finance Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, to the extent of the lesser of (i) the amount of such Debt and (ii) the fair market value (as determined by the Issuer in good faith) of the Property of such Person securing such Debt; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person (directly or indirectly) or in respect of which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) obligations of such Person with respect to Disqualified Capital Stock; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. Except as explicitly set forth above, the Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Declining Holder” as defined in Section 2.09(g).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.06(c).

“Deposit Account” means any “deposit account” as defined in the UCC.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Disposed EBITDAX” shall mean, with respect to any Sold Entity or Business with a sale price in excess of $1,000,000 or any Converted Unrestricted Subsidiary with a fair market value (as reasonably determined by the Issuer) in excess of $1,000,000 for any period, the amount for such period of EBITDAX of such Sold Entity or Business (determined as if references to the Issuer and the Restricted Subsidiaries in the definition of EBITDAX (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than upon a “change in control”; provided that the terms of such Equity Interest require that any payment in connection therewith be made only after the occurrence of the Release Date), matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days (or, if issued to an insider, three hundred sixty-six (366) days) after the Maturity Date.

“Distributable Free Cash Flow” means, with respect to any Fiscal Quarter, (a) an amount equal to Adjusted Cash Flow from Operating Activities for such Fiscal Quarter, minus (b) the aggregate amount of Restricted Payments made during the then current Fiscal Quarter prior to and at such time of determination under Section 7.04(a)(iv) (each such use under clause (b), a “Free Cash Flow Utilization”).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state or territory thereof or the District of Columbia.

“EBITDAX” means, means, for any period, the sum of:

(a) Consolidated Net Income for such period plus (without duplication),

(b) the following expenses or charges to the extent deducted from Consolidated Net Income in such period:

(i) interest expense,

(ii) income tax expense,

(iii) depreciation, depletion, amortization and exploration expenses and other similar noncash charges,

(iv) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Issuer may determine not to add back such non-cash charge in the current period and (2) to the extent the Issuer does decide to add back such non-cash charge in the current period, the cash payment in respect thereof in such future period shall be subtracted from EBITDAX to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v) losses on asset Dispositions, disposals and abandonments,

(vi) (x) Transaction Expenses incurred prior to or on or about the Closing Date in connection with the Transactions and (y) any Transaction Expenses after the Closing Date and any costs and expenses incurred in connection with any Investments, acquisitions (or purchases of assets), incurrence of Debt or expenses incurred in connection with Public Company Compliance after the Closing Date; provided that the aggregate amount of add backs under this clause (y) and clause (vii) below shall not exceed 10% of EBITDAX (calculated prior to giving effect to such add-backs) for such period, and

(vii) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions and integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments; provided that the aggregate amount of add backs under this (vii) and clause (vi)(y) above shall not exceed 10% of EBITDAX (calculated prior to giving effect to such add-backs) for such period, minus (without duplication),

(c) to the extent included in the statement of Consolidated Net Income for such period, the sum of:

(i) interest income,

(ii) income tax credits (to the extent not netted from income tax expense),

(iii) all non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating EBITDAX in accordance with this definition),

(iv) gains on Asset Sales, disposals and abandonments (other than the sale of Hydrocarbons in the ordinary course of business, but including any gain from the Liquidation of any Swap Agreement).

If the Closing Date occurs on or prior to the date on which unaudited statements of income and cash flows of the Issuer and its Consolidated Subsidiaries as of and for the Fiscal Quarter ended June 30, 2026 are available, for any calculation of EBITDAX on or prior to the delivery of financial statements for the Fiscal Quarter ending June 30, 2026 pursuant to Section 6.01(b), EBITDAX (prior to giving effect to any Pro Forma Basis adjustments) shall be deemed to be Specified EBITDAX.

There may, at the Issuer’s option, be included in determining EBITDAX for any period of four consecutive Fiscal Quarters (each a “Reference Period”), without duplication, the positive amount of Acquired EBITDAX of any Person, property, business or asset acquired by the Issuer or any Restricted Subsidiary during such Reference Period (but not the Acquired EBITDAX of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Issuer or such Restricted Subsidiary during such Reference Period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDAX of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such Reference Period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDAX of such Acquired Entity or Business or Converted Restricted Subsidiary for such Reference Period (including the portion thereof occurring prior to such acquisition). There shall be excluded in determining EBITDAX for any Reference Period (a) the negative amount of Acquired EBITDAX of any Acquired Entity or Business or Converted Restricted Subsidiary during such Reference Period and (b) the Disposed EBITDAX of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Issuer or any Restricted Subsidiary during such Reference Period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDAX of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such Reference Period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDAX of such Sold Entity or Business or Converted Unrestricted Subsidiary for such Reference Period (including the portion thereof occurring prior to such sale, transfer or disposition). For the avoidance of doubt, Acquired EBITDAX (in the case of any Acquired Entity or Business or Converted Restricted Subsidiary) and Disposed EBITDAX (in the case of any Disposed Entity or Business or Converted Unrestricted Subsidiary) shall be included in the calculation of EBITDAX for such Reference Period, as though Acquired EBITDAX were acquired and Disposed EBITDAX were disposed, as applicable, in each case, on the first day of such Reference Period. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, this paragraph shall not apply to any Acquired EBITDAX with respect to any Material Acquisition that is being annualized pursuant to the proviso to the definition of “Acquired EBITDAX”.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EIG” means EIG Credit Management Company, LLC.

“Eligible Assignee” means (a) any Holder, (b) any Subsidiary, Related Fund or Affiliate of a Holder and (c) other than a natural Person, any Note Party or any of their respective Affiliates or any Holder or any Subsidiary, Related Fund or Affiliate thereof, any Institutional Investor or other Person, in each such case for such Institutional Investor or other Person in this clause (c) with the consent of the Issuer, such consent not to be unreasonably withheld, conditioned or delayed; provided that, (i) if an Event of Default has occurred and is continuing, the consent of the Issuer will not be required and (ii) the Issuer shall be deemed to have consented to any such Person unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided further that in any event “Eligible Assignee” shall not include any Affiliated Investor.

“Environmental Claim” means any notice of noncompliance, violation or potential responsibility, claim, action, suit, arbitration, complaint, proceeding, demand, abatement order or other order by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent relating to exposure to Hazardous Materials), natural resources or the environment.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to the environment, the preservation or reclamation of natural resources (including flora and fauna), induced seismicity, or the management, Release or threatened Release of any Hazardous Materials, including, to the extent applicable, the Oil Pollution Act of 1990, as amended, the Outer Continental Shelf Lands Act, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Endangered Species Act, as amended, the Migratory Bird Treaty Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) any violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Issuer or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, under Sections 414(m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of a “Reportable Event” described in Section 4043 of ERISA with respect to a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) other than a Reportable Event as to which the provision of thirty (30) days’ notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Issuer, a Restricted Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA (other than a Multiemployer Plan) or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, or (f) the occurrence of any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“ESG Survey” as defined in Section 6.01(v).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” as defined in Section 9.01.

“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens (i) in connection with workers’ compensation, unemployment insurance or other social security, old age pension, public liability obligations or similar legislation, and deposits securing liabilities to insurance carriers under insurance arrangements in respect of such obligations, in each case, in the ordinary course of business, or (ii) to secure (or secure the Lien securing) liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Restricted Subsidiary, in each case, which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, supply agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, seismic or other geophysical permits or agreements, and other agreements, in each case which are or have become usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause (d) does not materially impair the use of any material Property covered by such Lien for the purposes for which such Property is held by the Issuer or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies arising in the ordinary course of business and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Note Parties or any of their Restricted Subsidiaries to provide collateral to the depository institution; (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Issuer or any Restricted Subsidiary for the purpose of roads, pipelines, shared facilities, transmission lines, transportation lines, distribution lines for the removal of gas, oil, minerals or oil and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of any material

Property for the purposes of which such Property is held by the Issuer or any Restricted Subsidiary or materially impair the value of any material Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) purported Liens evidenced by the filing of UCC financing statements solely as a precautionary measure in connection with operating leases of personal property; (j) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement; (k) Immaterial Title Deficiencies; (l) contractual restrictions and prohibitions on encumbrances and transferability with respect to software licensed to the Issuer and/or to any Restricted Subsidiary; and (m) Liens in favor of depository banks arising under documentation governing deposit accounts which Liens secure the payment of returned items, settlement item amounts, customary bank fees for maintaining deposit accounts and other related services, and similar items and fees; provided, further, that no intention to subordinate the Second Priority status afforded by the Liens granted in favor of the Collateral Agent (for the benefit of the Secured Parties, as provided in the Collateral Documents) is to be hereby implied or expressed by the permitted existence of such Excepted Liens. The parties acknowledge and agree that the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Obligations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) each account for which the deposits consist solely of amounts utilized to fund payroll, healthcare, employee benefit or tax obligations of the Issuer and its Restricted Subsidiaries, (b) segregated deposit accounts the balance of which consists exclusively of cash constituting purchase price deposits held in escrow by or on behalf of any Issuer or any of its Restricted Subsidiaries pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (c) deposit accounts of any Person acquired by the Issuer or any Restricted Subsidiary in connection with any acquisition permitted hereunder during a thirty (30) day period following such acquisition (or such longer period as approved by the Requisite Holders); provided that (1) no proceeds of any Notes shall be deposited into any such account and (2) no additional funds shall be deposited into any such account other than revenues and other amounts required to be deposited therein pursuant to existing contractual arrangements or in the ordinary course of the business of the acquired Person as conducted prior to such acquisition and (d) other accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $1,250,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $2,500,000.

“Excluded Property” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Taxes” as defined in Section 2.14(b).

“Existing Holders” means the Holders (as defined in the Existing Note Purchase Agreement).

“Existing Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of September 17, 2024 (as amended by that certain First Amendment to Note Purchase Agreement, dated as of March 31, 2025, that certain Second Amendment to Note Purchase Agreement, dated as of June 23, 2025, that certain Third Amendment to Note Purchase Agreement, dated as of January 27, 2026, that certain Fourth Amendment to Note Purchase Agreement, dated as of March 26, 2026 and that certain Fifth Amendment to the Note Purchase Agreement, dated as of March 30, 2026) by and among, inter alios, the Parent, as issuer, the guarantors from time to time party thereto, the holders from time to time party thereto and U.S. Bank Trust Company, National Association, as agent.

“Existing Notes” means the first lien senior secured notes issued by the Parent and purchased by the Existing Holders pursuant to the terms and conditions set forth in the Existing Note Purchase Agreement.

“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes held by such Holder.

“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a disposition of such asset or group of assets at such date of determination assuming a disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or group of assets, as reasonably determined in good faith by the Issuer; provided, however, that to the extent the Requisite Holders disagree with such Fair Market Value as determined in good faith by the Issuer, the Requisite Holders and the Issuer shall determine Fair Market Value pursuant to a dispute resolution process substantially similar to that provided for in Section 1.05.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the foregoing rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain, Amended and Restated Fee Letter dated as of the Closing Date between the Issuer, EIG and the other parties named therein.

“Finance Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that for all purposes hereunder the amount of obligations under any Finance Lease shall be the amount thereof accounted for as a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under GAAP applicable to private companies for Fiscal Years beginning prior to December 15, 2019, notwithstanding any modifications or interpretative changes thereto that may occur. For the avoidance of doubt, (i) any lease that would be characterized as an operating lease in accordance with GAAP applicable to private companies for Fiscal Years beginning prior to December 15, 2019 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Finance Lease) for purposes of this Agreement regardless of any change in GAAP applicable to private companies for Fiscal Years beginning after December 15, 2019 that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a Finance Lease and (ii) GAAP will be deemed to not take into account ASU 2016-02.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person or authorized signatory of such Person that has similar responsibilities; provided that, if such Person is a limited partnership or limited liability company, any reference to a Financial Officer of such Person shall be a reference to a Financial Officer of such Person or of the general partner or sole member, as applicable, of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Issuer.

“First Lien Obligations” means the obligations made pursuant to the RBL Credit Agreement and any other obligations of the Issuer or any of its Restricted Subsidiaries under the RBL Loan Documents.

“First Offer” as defined in Section 2.09(g).

“Fiscal Quarter” means a Fiscal Quarter of any Fiscal Year.

“Fiscal Year” means the Fiscal Year of the Note Parties ending on December 31 of each calendar year.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Flow of Funds” means the flow of funds instruction letter delivered to the Agent at least one (1) Business Day prior to the Closing Date, directing the Agent to make certain specified disbursements on the Closing Date.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow Utilization” has the meaning set forth in the definition of “Distributable Free Cash Flow”.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.03, United States generally accepted accounting principles in effect as of the date of determination thereof.

“General and Administrative Costs” means the general and administrative costs of the Issuer, the other Note Parties and their Restricted Subsidiaries, including utilities, communications, consulting fees, salary, rent, supplies, travel, insurance, accounting, legal, engineering and broker related fees required to manage its affairs and, for the avoidance of doubt, (a) any costs and expenses of an Affiliate of the Issuer, the other Note Parties and their Restricted Subsidiaries that are reimbursed by the Issuer, the other Note Parties and their Restricted Subsidiaries and which are fairly allocable to the Issuer, the other Note Parties and their Restricted Subsidiaries and (b) any advisory fees or similar fees to any holder of its Equity Interests or any Affiliates thereof (other than a Note Party).

“General Partner” means WhiteHawk Income OP GP LLC, a Delaware limited liability company.

“Governing Body” means the Board of Directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company or other applicable entity.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other legally binding directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the primary purpose or intent thereof is as described in clause (a) above. “Guarantee”, unless the context otherwise requires, means the guarantee of each Guarantor set forth in the Guarantee and Collateral Agreement.

“Guarantee and Collateral Agreement” means a Guarantee and Collateral Agreement among the Issuer and the other Note Parties from time to time party thereto and the Collateral Agent in form and substance satisfactory to the Requisite Holders (a) granting Liens on the Note Parties’ personal property constituting Collateral (as defined therein) in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations and (b) unconditionally guaranteeing on a joint and several basis, payment of the Obligations, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Guarantors” means (a) WhiteHawk Income Marcellus LLC, a Delaware limited liability company, (b) WhiteHawk Income Haynesville LLC, a Delaware limited liability company, (c) WhiteHawk VF LLC, a Delaware limited liability company, (d) WhiteHawk Acquisition, LLC, a Delaware limited liability company, (e) PHX Minerals LLC, a Delaware limited liability company, (f) those Persons identified on Schedule 1.02(a) hereto and (g) each other Material Subsidiary and other Subsidiary of a Note Party that guarantees the Obligations pursuant to the Guarantee and Collateral Agreement or as otherwise required by Section 6.13(b).

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law due to its deleterious properties, including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, factions or derivatives thereof; and (c) radioactive materials, explosives, brine, asbestos or asbestos containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, radon, or infectious or medical wastes.

“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the Signing Date.

“Holder-Related Party” as defined in Section 11.03(b).

“Holders” means (a) each Person listed on the signature pages hereto as a Holder and (b) any other Person that becomes a party hereto as a Holder pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto as a Holder pursuant to an Assignment Agreement.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired by the Issuer or any Guarantor in and to oil and gas leases, oil, gas and mineral leases, and/or other liquid or gaseous hydrocarbon leases, mineral fee interests, term mineral interest, overriding royalty, non-participating royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Immaterial Title Deficiencies” means, with respect to Oil and Gas Properties, minor defects or deficiencies in title, and discrepancies in reported net revenue and working interest ownership percentages, which do not, individually or in the aggregate, affect Oil and Gas Properties with a value (which, for purposes hereof, shall mean the value attributed to any such Oil and Gas Properties in the most recently delivered Reserve Report) greater than one percent (1%) of the most recent Borrowing Base.

“Immediate Family Members” shall mean with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incorporated Provision” as defined in Section 6.21(b).

“Indemnified Liabilities” means, collectively, any and all fees, liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees, disbursements and settlement costs and other charges of counsel for Indemnitees) and of consultants in connection with any proceeding (whether investigative, administrative, judicial or otherwise) commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in administering and enforcing this Agreement and the other Note Documents and enforcing the indemnity under Section 11.03(a), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents, the Transactions or any other transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)); or (b) any Environmental Claim relating to or against, or any past or present activity (including any Hazardous Materials Activity), operation, land ownership, or practice of, the Issuer or any of its Subsidiaries or on any of their respective properties. Notwithstanding the foregoing, Indemnified Liabilities shall not include Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 11.03(a).

“Indemnitee Agent Party” means each Agent, its Affiliates and its officers, partners, directors, trustees, employees, representatives and agents of the Agents.

“Initial Financial Statements” as defined in Section 3.02(v).

“Initial Reserve Report” means the report of Cawley Gillespie and Associates, Inc., dated as of December 31, 2025, with respect to the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries as of January 1, 2026.

“Institutional Investor” means (a) any Holder of a Note on the Closing Date, (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, (c) any Related Fund or Affiliate of any Holder of any Note and (d) any other Person that is a Qualified Institutional Buyer to the extent such Person would not reasonably be considered a competitor of the Issuer.

“Intercreditor Agreement” means that an Intercreditor Agreement among the Issuer, the other Note Parties, the Collateral Agent and the RBL Administrative Agent, in form and substance satisfactory to the Requisite Holders and the Agents, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Interest” as defined in Section 2.06(a).

“Interest Payment Date” means (a) the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ended June 30, 2026, and (b) the Maturity Date.

“Interest Period” means (a) from and including the Closing Date to the next Interest Payment Date, and (b) thereafter, from and including each Interest Payment Date to but excluding the next Interest Payment Date.

“Interim Redetermination” means an Interim Redetermination (as defined in the RBL Credit Agreement) or any functionally equivalent concept in the RBL Credit Agreement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute (except as otherwise provided herein).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person) and made in the ordinary course of business and consistent with past practice), (c) the purchase or acquisition (in one or a series of transactions) of Property (other than Equity Interests) of another Person that constitutes a business unit, line of business or a discrete set of Properties or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” as defined in Section 2.14(e).

“Issuer” as defined in the preamble hereto.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions and reservations.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind, monetization or early termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidating”, “Liquidated” and “Liquidation” have a correlative meaning thereto.

“Liquidity” means, at any time, the sum of (a) the Unused Availability (only to the extent that the Issuer is then permitted to borrow such amount under the terms of the RBL Credit Agreement) at such time and (b) Unrestricted Cash at such time minus (c) the amount of any Borrowing Base Deficiency as of such date.

“Liquidity Percentage” means, as of any date of determination, the fraction expressed as a percentage, (a) the numerator of which is the sum of (i) unrestricted cash and Cash Equivalents (determined in accordance with GAAP) and cash and Cash Equivalents of the Note Parties pledged to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations plus (ii)(A) the lesser of (I) the amount of Commitments (as defined in the RBL Credit Agreement) and (II) the Borrowing Base in effect as of such date less (B) the Revolving Credit Exposures of all RBL Lenders on such date and (b) the denominator of which shall be the least of (i) the Aggregate Maximum Credit Amounts, (ii) the Aggregate Elected Commitment Amounts then in effect and (iii) the Borrowing Base in effect on such date; provided that if such fraction is less than zero, it shall be deemed to be zero.

“Loan Limit” means, at any time, the least of (a) the Aggregate Maximum Credit Amounts, (b) the then effective Borrowing Base and (c) the then effective Aggregate Elected Commitment Amounts.

“Loans” has the meaning given to such term in the RBL Credit Agreement.

“Make-Whole Amount” means, with respect to the Called Principal of any Note, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, provided that the Make-Whole Amount shall in no event be less than zero.

“Make-Whole Expiry Date” as defined in Section 2.11(g).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Parent, the General Partner, the Issuer, Note Parties and their Restricted Subsidiaries taken as a whole, (b) the ability of the Issuer, the Parent, the General Partner, any Restricted Subsidiary or any Guarantor to perform any of its obligations under any Note Document, (c) the validity or enforceability of any Note Document, or (d) the rights and remedies of or benefits available to the Agent, any other Agent or any Holder under any Note Document.

“Material Acquisition” has the meaning assigned to such term in the definition of “Acquired EBITDAX”.

“Material Contracts” means (a) the contracts set forth on Schedule 1.02(b) and (b) any other contract and agreement of any Note Party or its Subsidiaries resulting (or projected to result) in such Person being reasonably expected to receive revenue or other consideration or incur liabilities in excess of $2,000,000 during any Fiscal Year.

“Material Debt” means (a) Debt (other than the Notes), or obligations in respect of one or more Swap Agreements, of any one or more of the Note Parties and their Restricted Subsidiaries in an aggregate principal amount exceeding $5,000,000 and (b) Debt (and any guarantees thereof) under the RBL Credit Agreement and the other RBL Loan Documents. For purposes of determining Material Debt, the “principal amount” of the obligations of the Issuer or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Disposition” means any disposition of Property or series of related dispositions of Property that involves the payment of consideration to the Note Parties and their Consolidated Restricted Subsidiaries in excess of $2,000,000.

“Material Environmental and Social Incident” means (a) any incident or accident formally elevated to the Board of Directors (or other similar Governing Body) of the Issuer, (b) an accident relating to the Note Parties, their Subsidiaries, or their respective properties resulting in death or serious or multiple injury or (c) a significant and material community or worker related grievance or protest directed at the Note Parties, their Subsidiaries, or their respective properties, in each of the foregoing cases, which has or could reasonably be expected to have (in the good faith determination of the Issuer) a material and adverse impact on health, safety or the environment (including, in each case, as the result of the Release of any Hazardous Material).

“Material Subsidiary” means, as of any date, any Restricted Subsidiary that (a) incurs or is otherwise liable on any Debt or guarantees any Debt or grants any Lien on any Property to secure any Debt, (b) owns any Borrowing Base Properties, or (c) whose revenues or total assets, when taken together with its Subsidiaries, as of the last day of the most recent Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) or, with respect to the Initial Financial Statements, Section 3.02(v) were equal to or greater than 2.5% of the consolidated total revenues or consolidated total assets, respectively, of the Issuer and the Consolidated Restricted Subsidiaries as of such date, determined in accordance with GAAP; provided that, if, as of the last day of the most recent Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) or, with respect to the Initial Financial Statements, Section 3.02(v), the aggregate revenues or aggregate assets attributable to all Restricted Subsidiaries that are not Material Subsidiaries exceed 5.0% of the consolidated revenues or consolidated total assets, respectively, of the Issuer and the Consolidated Restricted Subsidiaries as of such date, then the Issuer shall designate in the compliance certificate required to be delivered pursuant to Section 6.01(c) for such Fiscal Quarter or Fiscal Year, as applicable, one or more Restricted Subsidiaries that are not Material Subsidiaries as Material Subsidiaries as may be necessary to eliminate such excess, and upon the delivery of such compliance certificate to the Agent and the Holders, such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries; provided further that, in the event that the Issuer fails to so designate sufficient additional Subsidiaries as “Material Subsidiaries” as aforesaid, the Requisite Holders may, by prior written notice to the Issuer, designate sufficient additional Restricted Subsidiaries as “Material Subsidiaries” on the Issuer’s behalf, whereupon such Restricted Subsidiaries shall constitute “Material Subsidiaries” for all purposes of this Agreement.

“Maturity Date” means the earlier of (a) May [20], 2031 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise or, in either case, if such day is not a Business Day, the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“More Restrictive Term” as defined in Section 6.21(a).

“Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (including amendments and restatements of existing deeds of trust and similar documents, instruments and agreements) creating, evidencing, perfecting or otherwise establishing the Liens on Mortgaged Property to secure payment of the Obligations or any part thereof in a form to be negotiated in good faith between the Issuer and the Requisite Holders.

“Mortgaged Property” means any Property owned by the Issuer or any Guarantor which is subject to the Liens existing and to exist under the terms of the Collateral Documents. For the avoidance of doubt, “Mortgaged Property” shall include any Property mortgaged under the RBL Loan Documents.

“Multiemployer Plan” mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale (other than pursuant to Section 7.09(a), Section 7.09(b), Section 7.09(c), Section 7.09(e) Section 7.09(f), Section 7.09(h), Section 7.09(j) or Section 7.09(k)), an amount equal to: (a) the sum of cash payments and Cash Equivalents received by the Issuer or any of its Affiliates from such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide costs and expenses (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred in connection with such Asset Sale, including income or gains taxes paid or payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements) or reserves taken in respect of taxes, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Issuer or any other Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, and (d) payments applied towards amounts outstanding under the RBL Loan Documents to (i) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (ii) pay other amounts due under the RBL Loan Documents as a result of such Asset Sale.

“Net Casualty Event Proceeds” means, with respect to any Casualty Event, an amount equal to: (a) the sum of cash payments and Cash Equivalents received by the Issuer or any of its Affiliates from such Casualty Event minus (b) (i) any bona fide costs and expenses incurred in connection with the adjustment or settlement of any claims of the Issuer or any of its Restricted Subsidiaries in respect thereof, (ii) amounts expended to repair and/or replace property subject to such Casualty Event and (iii) payments applied towards amounts outstanding under the RBL Loan Documents to (A) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (B) pay other amounts due under the RBL Loan Documents as a result of such Casualty Event.

“Non-U.S. Holder” as defined in Section 2.14(e).

“Not for Speculative Purposes” in the case of Swap Agreements permitted under this Agreement, means the following Swap Agreements: (a) any commodity Swap Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Issuer or its Restricted Subsidiaries (whether or not contracted) and (b) any Swap Agreement intended, at inception of execution, to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or reasonably forecasted) of the Issuer or its Restricted Subsidiaries. It is understood that commodity Agreements that, taken as a whole, “hedge” the same volumes of commodity risk, including those under which one or more such Swap Agreements partially offset one or more other such Swap Agreements, shall not be aggregated together when calculating the foregoing limitations on notional volumes and shall be deemed, both individually and in the aggregate, not to be speculative.

“Note” means the notes purchased by the Holders on the Closing Date pursuant to Section 2.01(a), as may be evidenced by a promissory note in the form of Exhibit B (such term shall also include any such notes in substitution therefor pursuant to Section 11.29 of this Agreement).

“Note Document” means any of this Agreement, the Notes, the Agent Fee Letter, the Fee Letter, the Collateral Documents, the Flow of Funds and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of Agents or any Holder in connection herewith or pursuant to any of the foregoing. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits and schedules thereto.

“Note Party” means the Issuer and the Guarantors.

“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.01.

“Note Purchase Notice” means a written notice by the Issuer that it intends to issue Notes hereunder, which Note Purchase Notice (a) sets forth the principal amount of Notes to be issued, (b) contains the information required by Section 2.03 and (c) is substantially in the form of Exhibit A or such other form reasonably satisfactory to the Requisite Holders.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by the Requisite Holders; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).

“Obligations” means all liabilities and obligations of every nature of the Parent, the General Partner and each Note Party or any Restricted Subsidiary from time to time owed to the Agents (including any former Agents), the Holders, any Indemnitee or any of them, in each case, under any Note Document, in each case, to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees (including, without limitation, any Make-Whole Amount or any Prepayment Fee), expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including farmout agreements, farm in agreements, area of mutual interest agreements, equipment leases and production sharing contracts and other agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, immovable or moveable, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all wellbores, oil wells, gas wells, injection wells, disposal wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, gathering systems, field gathering systems, gas processing plants and pipeline systems and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Issuer and/or its Restricted Subsidiaries, as the context requires.

“Ongoing Hedges” as defined in Section 7.15(a).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation, amalgamation, formation or organization, as amended, and its bylaws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership or certificate of formation, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended and (e) in any other case, the functional equivalent of the foregoing. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp, recording, filing, court or documentary, intangible, or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes described in clause (b) of the definition of Tax on the Overall Net Income imposed with respect to any assignment (other than an assignment pursuant to a request by the Issuer).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Adjusted Term SOFR Rate borrowings by U.S.-managed banking offices of depository institutions, (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means WhiteHawk Income Corporation, a Delaware corporation.

“Participant” as defined in Section 11.07(g).

“Participant Register” as defined in Section 11.07(g).

“Payment” as defined in Section 10.04(c).

“Payment in Full” means (a) the irrevocable payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding), premium and make-whole, if any, on all Notes outstanding under this Agreement, (b) the irrevocable payment in full in cash in respect of all other Obligations or amounts that are outstanding under this Agreement (other than indemnity obligations for which notice of potential claim has not been given) and (c) the termination of all Commitments under this Agreement.

“Payment Notice” as defined in Section 10.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Holder” means officers and directors of the Issuer (or the Parent) who on the Closing Date are holders of Equity Interests of the Issuer (or the Parent) (and their Controlled Investment Affiliates and Immediate Family Members).

“Permitted Recipients” as defined in Section 11.18.

“Permitted Refinancing Debt” means, with respect to Debt of any Person (for purposes of this definition, the “Refinanced Debt”), any refinancing, renewal or replacement of such Refinanced Debt (for purposes of this definition, “new Debt”); provided that (a) the principal amount of such new Debt does not exceed the principal amount then outstanding of the Refinanced Debt plus an amount necessary to pay accrued and unpaid interest thereon plus reasonable fees and expenses incurred in connection with such refinancing, renewal or replacement of such Refinanced Debt; (b) such new Debt has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Refinanced Debt; (c)(i) to the extent the Refinanced Debt is subordinated in right of payment to the Obligations, such new Debt is subordinated in right of payment to the Obligations on terms and conditions satisfactory to the Requisite Holders and (ii) such new Debt is incurred by the Person who is the obligor of, and does not have greater guarantees or security than, the Refinanced Debt; and (d) if the Refinanced Debt constitutes RBL Obligations, then the new Debt must be incurred pursuant to and in accordance with the terms of Section 7.02(j).

“Permitted Tax Distributions” means:

(A) for any taxable period (or portion thereof) ending prior to Closing Date for which Issuer was wholly-owned by Parent for U.S. federal income tax purposes, distributions in an aggregate amount not to exceed the product of (x) the highest combined marginal federal, state and/or local statutory income Tax rate applicable to Parent (as estimated by the Issuer in good faith) and (y) the taxable income attributable to the Issuer and its Subsidiaries for such taxable period allocated to Parent;

(B) for any taxable period (or portion thereof) ending after the Closing Date for which the Issuer is treated as a partnership (or disregarded as an entity separate from a partnership) that is not wholly-owned by a corporation for U.S. federal income tax purposes, distributions in an aggregate amount for such taxable period not to exceed the product of (1) the taxable income of the Issuer and its Subsidiaries for such taxable period (determined without regard to any adjustments pursuant to Section 734 or 743 of the Code) that is allocated to the direct and indirect equityholders of the Issuer and (2) the highest combined marginal U.S. federal, state and/or local income tax rate (taking into account the character of the taxable income in question (e.g., long term capital gain, qualified dividend income, etc.)) applicable to any direct or indirect equityholder of the Issuer (as estimated by the Issuer in good faith); provided that, to the extent a direct or indirect equityholder of the Issuer would be entitled to receive less than its pro rata share (in accordance with relative economic ownership of the Issuer) of the amounts of tax distributions otherwise distributable by the Borrower pursuant to this clause (B) on any given date, the amounts of Permitted Tax Distributions otherwise permitted pursuant to this clause (B) shall be increased to ensure that the direct and indirect equityholders of the Issuer shall receive an amount pursuant to this clause (B) so that all tax distributions by the Issuer are made to its direct and indirect equityholders pro rata in accordance with relative economic ownership; or

(C) for any taxable year ending after the Closing Date for which (i) the Issuer is treated as a corporation that is a member of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state and/or local income tax purposes of which Parent or any other direct or indirect parent company of the Issuer is the common parent (a “Tax Group”) or (ii) the Issuer is a pass-through or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by a corporation for U.S. federal income tax purposes, distributions to fund the portion of the U.S. federal, foreign, state and/or local income taxes of such Tax Group or such corporation (as applicable) for such taxable period that is attributable to the taxable income of the Issuer and/or the applicable Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (a) is sponsored, maintained or contributed to by the Issuer, a Restricted Subsidiary or, solely with respect to a plan subject to Title IV of ERISA, an ERISA Affiliate or (b) if the Issuer or a Restricted Subsidiary has liability thereunder, was at any time during the six (6) calendar years preceding the Signing Date and the Closing Date, sponsored, maintained or contributed to by the Issuer or a Subsidiary or, to which Issuer or a Subsidiary has any liability, including any liability with respect to a plan subject to Title IV of ERISA on account of an ERISA Affiliate.

“Prepayment Fee” as defined in Section 2.11(g).

“Prime Rate” means the rate of interest per annum publicly quoted from time to time by The Wall Street Journal (or, if no longer quoted by The Wall Street Journal, such other national publication selected by the Requisite Holders in consultation with the Issuer) as the United States “prime rate”.

“Pro Forma Basis” means, as to the calculation of the Consolidated Total Net Leverage Ratio, Liquidity and the Asset Coverage Ratio, such calculation will be made on a pro forma basis, including giving pro forma effect to the following events as if such events occurred, for purposes of the Consolidated Total Net Leverage Ratio, on the first date of the then most recently ended period for which financial statements (including monthly financial statements and lease operating statements) are available and, for purposes of the Asset Coverage Ratio, immediately prior to such date of determination: any Asset Sale, any Casualty Event, any Restricted Payment, any redetermination of the Borrowing Base or any incurrence of Debt that occurred during such period (or thereafter and through and including the date of such determination, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance with the Consolidated Total Net Leverage Ratio or the Asset Coverage Ratio); provided that, such adjustments may only be applied to any such test solely to the extent that such adjustments are consistent with the definition of EBITDAX and its component definitions and give effect to events that are (as determined by the Issuer in good faith) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Issuer and the Restricted Subsidiaries and (z) factually supportable. Any cash or Cash Equivalents to be received by the Issuer or any Restricted Subsidiary in connection with the incurrence of Debt shall not be considered Unrestricted Cash in determining compliance on a “Pro Forma Basis” with the Consolidated Total Net Leverage Ratio for the incurrence of such Debt or any transaction substantially contemporaneously therewith. Solely with respect to any Material Acquisition, the Acquired EBITDAX with respect to such Material Acquisition (and any prior Material Acquisitions consummated after the most recently ended Rolling Period, and through but excluding the date on which compliance with the Consolidated Total Net Leverage Ratio, Liquidity and the Asset Coverage Ratio for purposes of Consolidated Total Net Leverage Ratio, Liquidity and the Asset Coverage Ratio, as applicable, is being tested) shall be included in the calculation of EBITDAX. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be, with respect to the Consolidated Total Net Leverage Ratio, determined in good faith by a Responsible Officer of the Issuer and with supporting documentation reasonably acceptable to the Agent (at the direction of the Requisite Holders) and, with respect to the Asset Coverage Ratio, made in accordance with Section 1.05 and Section 6.01(r).

“Pro Rata Share” means, as to any Holder, with respect to:

(a) Section 2.01(a), the percentage obtained by dividing (i) the Commitments of that Holder, by (ii) the aggregate Commitments of all Holders;

(b) all payments, computations and other matters relating to the Notes of any Holder (other than the issuance of the Notes contemplated by Section 2.01(a)), the percentage obtained by dividing (i) the Exposure of that Holder by (ii) the aggregate Exposure of all Holders; and

(c) after Payment in Full, then the percentage obtained by dividing (i) the Exposure of that Holder by (ii) the aggregate Exposure of all Holders, in each case, shall be calculated on the last day prior to the Payment in Full that any Holder had an Exposure.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Acquisition” as defined in Section 7.15(a).

“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Oil and Gas Properties” means Oil and Gas Properties to which Proved Reserves are attributed.

“Proved Reserves” means collectively, “proved oil and gas reserves,” “proved developed producing oil and gas reserves,” “proved developed non-producing oil and gas reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves), and “proved undeveloped oil and gas reserves,” as such terms are defined in the Definitions for Oil as Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Public Company” as defined in Section 11.18.

“Public Company Compliance” means compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Company Information” as defined in Section 11.18.

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, construction, or improvement of inventory, equipment or other property in the ordinary course of business.

“PV-9” means, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Issuer’s and the Restricted Subsidiaries’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Bank Price Deck (as defined in the RBL Credit Agreement).

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Note Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Institutional Buyer” as defined in Section 5.11.

“RBL Administrative Agent” as defined in Section 7.02.

“RBL Credit Agreement” means that certain Credit Agreement dated as of May 10, 2026, among the Issuer, each of the RBL Lenders from time to time party thereto, the RBL Administrative Agent, as administrative agent and collateral agent for the RBL Lenders as such agreement may be amended, extended, supplemented, waived or otherwise modified from time to time or refinanced or replaced from time to time (in whole but not in part, whether with the original administrative agent and lenders or another RBL Administrative Agent and other lenders, and whether provided under the original RBL Credit Agreement or another single conforming commercial bank revolving borrowing base loan credit agreement that constitutes Permitted Refinancing Debt, but not another type of facility in each case to the extent permitted hereunder (it being understood, for purposes of Section 7.02, Section 7.02(j) is the only clause under which the Debt under the RBL Credit Agreement is permitted) and subject to the Intercreditor Agreement and the terms hereof.

“RBL Event of Default” as defined in Section 9.01(g).

“RBL Lenders” means a “Lender” as defined in the RBL Credit Agreement.

“RBL Loan Documents” means the “Loan Documents” as defined in the RBL Credit Agreement.

“RBL Obligations” means the obligations made pursuant to the RBL Credit Agreement, any other obligations of the Issuer or any of its Restricted Subsidiaries under the RBL Loan Documents or any functionally equivalent terms under Permitted Refinancing Debt.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Recipient” as defined in Section 11.18.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redemption Offer” as defined in Section 2.09(h)(i).

“Redemption Payment” as defined in Section 2.09(h)(i).

“Redemption Purchase Date” as defined in Section 2.09(h)(i).

“Refinancing” as defined in Section 2.04.

“Register” as defined in Section 2.05(b).

“Registration Statement” means that certain Form S-1 Registration Statement initially filed with the U.S. Securities and Exchange Commission on May 11, 2026.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 50 basis points (one-half of one percent) over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”)) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.

“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that is engaged in making, purchasing, holding or otherwise investing in bank loans, commercial loans, private placements and similar extensions of credit in the ordinary course and that is managed, advised or sub-advised by the Holder, an Affiliate of such Holder, or an entity that administers, advises, sub-advises or manages such Holder. Related Fund shall, with respect to any Holder, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Holder or any other vehicle through which such Holder’s investment advisors may leverage its investments from time to time.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remaining Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the Make-Whole Expiry Date.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of Interest in respect of such Called Principal that would be due on or after the Settlement Date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal (or other payment of principal on the Notes) were made (to be calculated assuming the Adjusted Term SOFR Rate at the time the applicable notice of payment is delivered applies through the applicable period or, if no such notice is given, assuming the Adjusted Term SOFR Rate at the time of such payment applies through the applicable period).

“Remedial Work” as defined in Section 6.09(a).

“Required Mortgage Percentage” means 90%.

“Required Title Percentage” means 90%.

“Requisite Holders” means two or more Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all Holders.

“Reserve Report” means (a) a report, in form and substance reasonably satisfactory to the Requisite Holders, setting forth, as of each January 1st, April 1st, July 1st or October 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon pricing assumptions consistent with the Strip Price as described in Section 1.05(c) and (b) the Initial Reserve Report.

“Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit J certifying as to the matters in Section 6.11(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president or authorized signatory of such Person; provided that if such person is a limited partnership or limited liability company, any reference to a Responsible Officer of such Person shall be a reference to a Responsible Officer of such limited liability company or of the general partner or sole member, as applicable, of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Issuer.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Issuer or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Issuer or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Issuer or any of its Subsidiaries and (b) any payment of management fees, advisory fees, consulting fees or similar fees by the Issuer or any Restricted Subsidiary to any holders of their Equity Interests or any Affiliates thereof.

“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“Revolving Credit Exposures” means, at any time of determination, the aggregate Revolving Credit Exposure (as defined in the RBL Credit Agreement) or any functionally equivalent concept in the RBL Credit Agreement measuring at such time the aggregate principal amount outstanding under the RBL Credit Agreement.

“Rolling Period” means (a) for each of the first three (3) Fiscal Quarters ending after the Closing Date, the applicable period commencing on the first day of the first Fiscal Quarter ending after the Closing Date and ending on the last day of such applicable Fiscal Quarter, and (b) for the fourth (4th) Fiscal Quarter ending after the Closing Date, and for each Fiscal Quarter thereafter, any period of four (4) consecutive Fiscal Quarters ending on the last day of such applicable Fiscal Quarter; provided that when used in connection with Specified EBITDAX, “Rolling Period” shall refer to the four (4) consecutive Fiscal Quarters ending on the last day of the Fiscal Quarter prior to the Closing Date.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the target of any comprehensive Sanctions (at the time of the Signing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or ordinarily resident in a Sanctioned Country, (c) any government that is itself the target of Sanctions or (d) any Person 50% or more owned or controlled by (as “owed” and “controlled” are defined or interpreted under the relevant Sanctions) any such Person or Persons described in in clauses (a), (b) or (c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Engineer” as defined in Section 1.05(d).

“Second Offer” as defined in Section 2.09(g).

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is prior to any other Lien to which such Collateral is subject at the time such Lien is created, other than (x) the Liens securing the obligations under the RBL Loan Documents and (y) Excepted Liens (it being understood that no intention to subordinate the Lien priority status afforded by the Liens granted in favor of the Collateral Agent (for the benefit of the Secured Parties, as provided in the Collateral Documents) is to be hereby implied or expressed by the permitted existence of such Excepted Liens).

“Secured Parties” means, collectively, the Agents, the Holders and any other Person owed Obligations, and “Secured Party” means any of them individually.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, the rules and regulations promulgated thereunder and any successor statute.

“Series B Preferred Shares” means the one hundred thousand (100,000) authorized shares of preferred stock designated as “Series B Preferred Stock” pursuant to Section 1 of the Certificate of Designations of Series B Preferred Stock of the Parent, dated as of February 1, 2024, as the same may from time to time be amended or modified to the extent permitted by Section 7.18.

“Series D Preferred Shares” means the thirty-seven thousand seven hundred and eighty (37,780) shares of preferred stock designated as “Series D Preferred Stock” pursuant to Section 1 of the Certificate of Designations of Series D Preferred Stock of the Parent, dated as of March 30, 2026, as the same may from time to time be amended or modified to the extent permitted by Section 7.18.

“Series D Certificate of Designations” means the Certificate of Designations of Preferred Stock of the Parent, dated as of March 30, 2026.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.08 or Section 2.09 as the context requires.

“Signing Date” means the date on which all of the conditions precedent set forth in Section 3.01 have been satisfied or waived.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning set forth in the definition of the term “EBITDAX”.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer substantially in the form of Exhibit E.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, as such debts and other liabilities become absolute and matured; (b) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are conducted as of such date and are proposed to be conducted following such date.

“Specified Amendment” means, solely, the amendment to the Existing Note Purchase Agreement of the definition of “Issuer” from “WhiteHawk Income Corporate, a Delaware corporation” to “WhiteHawk Income Operating Partnership L.P, a Delaware limited partnership” as contemplated by this Agreement. For the avoidance of doubt, “Specified Amendment” shall not include any other amendment, restatement, amendment and restatement, waiver or modification to the Existing Note Purchase Agreement contemplated by this Agreement or any other Note Document.

“Specified Equity Contribution” means, at any time, without duplication, (a) the amount of cash proceeds received by the Issuer as cash capital contributions from one or more holders of the Equity Interests of the Issuer during the Cure Period or (b) the amount of proceeds received from the issuance of common Equity Interests issued by the Issuer (or, on terms reasonably satisfactory to the Requisite Holders, other forms of Equity Interests) to one or more of the holders of the Equity Interests of the Issuer during the Cure Period (in each case, other than in connection with an issuance by the Issuer of Disqualified Capital Stock), which is made for the purpose of curing a failure to comply with Sections 7.01(a), 7.01(b) or 7.01(c) that would otherwise occur, pursuant to the exercise of a cure right pursuant to Section 7.01(d).

“Specified Event” as defined in Section 9.02.

“Specified EBITDAX” means (prior to giving effect to any Pro Forma Basis adjustments) (a) prior to the date when the financial statements for the Fiscal Quarter ended March 31, 2026 are delivered, $82,800,000 and (b) thereafter until the first delivery of financial statements pursuant to Section 6.01(b), Specified EBITDAX shall be calculated by multiplying EBITDAX for the Fiscal Quarter ended March 31, 2026 times four.

“Specified First Lien Event of Default” as defined in Section 9.01(g).

“Strip Price” means, at any time, (a) for each remaining month of the current calendar year, the monthly NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding five complete calendar years, the monthly NYMEX Pricing, in each case, for each of the twelve months in each such calendar year, and (c) for the succeeding sixth complete calendar year, and for each calendar year thereafter, the annual monthly average of the NYMEX Pricing of the preceding fifth calendar year.

“Subsidiary” means, with respect to any Person at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) the management decisions of which, as of such date, are otherwise controlled, in each case, directly, indirectly through one or more intermediaries, or both, by the parent. Unless otherwise specified, each reference to “Subsidiary” means a Subsidiary of the Issuer.

“Swap Agreement” means any agreement with respect to any swap, forward, collar, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise (and for the avoidance of doubt, including on a prepaid basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, but not limited to, as the context dictates, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or its Restricted Subsidiaries shall be a Swap Agreement.

“Swap Liquidation Date” as defined in Section 7.15(b).

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties in such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax on the Overall Net Income” of a Person means (a) Taxes imposed on or measured by net income (however denominated), franchise Tax and branch profits Tax, in each case, imposed on a Person by the jurisdiction (or any political subdivision thereof) in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Holder, its Applicable Office) is located or in which that Person (and/or, in the case of a Holder, its Applicable Office) is deemed to be doing business, and (b) any Tax imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Tax Related Person” means, with respect to a pass-through entity, any Person who is a beneficial owner of an interest in such pass-through entity who is required to include in income amounts realized (whether or not distributed) by such pass-through entity. The foregoing shall be determined under United States federal income tax principles.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means the three-month Term SOFR Reference Rate at approximately 12:00 p.m., New York time, two (2) U.S. Government Securities Business Days prior to the commencement of the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Interest Period, the rate per annum determined by the Agent as the three-month forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day.

“Test Quarter” as defined in Section 7.15(b).

“Total Debt” means, as of any date of determination, the sum of (without duplication) the aggregate principal amount of Debt of the Issuer and its Consolidated Restricted Subsidiaries outstanding on such date, but consisting only of Debt (i) of the type described in clauses (a) (including the Loans), (b) (but only to the extent such letters of credit, surety or other bonds and similar agreements have been drawn and have not been reimbursed within two (2) Business Days after the date of such drawing), (c), (d), (e) and (k) of the definition of “Debt”; (ii) of the type described in clause (f) of the definition of “Debt” to the extent such Liens secure Debt of the type described in clauses (a), (b), (d), (e) and (k) of the definition of “Debt”; and (iii) of the type described in clause (g) of the definition of “Debt” to the extent such guarantee is of Debt of the type described in clauses (a), (b), (d), (e) and (k) of the definition of “Debt”.

“Total Net Debt” means, on any date of determination, (a) Total Debt minus (b) the positive difference (if any) of (i) the aggregate amount of Unrestricted Cash not to exceed $25,000.000, minus (ii) the amount of any Borrowing Base Deficiency existing as of such date of determination.

“Total PDP PV-10 Value” means, as of any date of determination, with respect to the Proved Developed Producing Reserves constituting Oil and Gas Properties of the Note Parties, the net present value of future cash flows (discounted at ten percent (10%) per annum) calculated in accordance with Section 1.05.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Restricted Subsidiaries in connection with the Transactions, this Agreement and the other Note Documents and the transactions contemplated hereby.

“Transactions” means the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, including (a) the execution, delivery and performance by the Note Parties of the Note Documents to which they are a party and the issuance of the Notes hereunder, (b) the consummation of the Refinancing, (c) the payment of related fees and expenses, (d) the execution, delivery and performance by the General Partner, the Parent and the Note Parties of the RBL Loan Document to which it is a party, the use of proceeds thereof and the grant of first-priority Liens by the Issuer, and the Guarantors pursuant to the RBL Loan Documents, (e) the Closing Date Initial Public Offering and the use of proceeds thereof.

“U.S. Tax Compliance Certificate” as defined in Section 2.14(e)(iii).

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States Person” has the meaning in Section 7701(a)(30) of the Internal Revenue Code.

“Unrestricted Cash” means cash or Cash Equivalents of the Issuer or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the RBL Administrative Agent and the Agent shall constitute Unrestricted Cash hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer designated as such on Schedule 4.13. Notwithstanding anything to the contrary, there shall be no Unrestricted Subsidiaries under this Agreement or any other Note Document and the Issuer shall not be permitted to designate any Subsidiary as an Unrestricted Subsidiary.

“Unused Availability” means at any time an amount equal to (a) the Loan Limit at such time, minus (b) the aggregate Revolving Credit Exposures outstanding under the RBL Credit Agreement at such time.

“Updated Schedules” as defined in Section 3.02(j).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“Wholly-Owned Subsidiary” means any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Issuer or one or more of the Wholly-Owned Subsidiaries or are owned by the Issuer and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means each of the Note Parties or the Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and the Issuer or the Requisite Holders shall so request, the Requisite Holders and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Issuer shall provide to Agent and Holders reconciliation statements requested by Agent, acting at the written direction of the Requisite Holders, (reconciling the computations of such financial ratios and requirements from then-current GAAP computations to the computations under GAAP prior to such change) in connection therewith. Financial statements and other information required to be delivered by the Issuer to Holders pursuant to Sections 6.01(a) and 6.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements of the Issuer.

Section 1.04 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein (it is understood that the phrase “any functionally equivalent term”, when used with respect to another term, means a term with substantially the same meaning as such other term)); provided that, subject to the restrictions on amendments of the RBL Credit Agreement set forth herein, with respect to terms used herein that have the meanings ascribed to them in the RBL Credit Agreement or any functionally equivalent term, such terms shall have the meaning ascribed to them on the date hereof if any such amendment, supplement or modification to the meaning of such terms in the RBL Credit Agreement would be adverse to the Agents or the Holders. The use herein of the phrase “to the knowledge of” with respect to a Note Party shall be a reference to the knowledge of the Responsible Officers of the applicable Note Party. Unless otherwise specified, whenever any obligation required hereunder shall be stated to be due or performed on a day that is not a Business Day, such obligation shall be required on the immediately succeeding Business Day and such extension of time shall be included in the satisfaction of the obligation required hereunder (except as set forth in the definition of “Maturity Date”). The use of the phrase “subject to” or words of like import as used in connection with Liens permitted under Section 7.03 or otherwise and the permitted existence of any Liens permitted under Section 7.03 or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Collateral Agent or any other Secured Party as there is no intention to subordinate the Liens granted in favor of the Collateral Agent and the other Secured Parties (other than with respect to the RBL Obligations). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. No provision of this Agreement or any other Note Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. The words “execution,” “signed,” “signature,” and words of like import in any Note Document or any amendment or other modification thereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Agents are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agents pursuant to reasonable procedures approved by the Agents. All notices, approvals, consents, requests and any communications hereunder must be in writing, in English (provided that any such communication sent to an Agent hereunder must be delivered by electronic mail (if in such Agent’s discretion), or in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or AdobeSign (or such other digital signature provider as specified in writing to the Agents by the Issuer)). The Note Parties agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to an Agent, including without limitation the risk of the Agents acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any reference in the Note Documents to the Agent or Collateral Agent exercising discretion or making determinations shall refer to the Agent or Collateral Agent exercising such discretion or making such determination at the direction of the Requisite Holders. Neither the Agent nor the Collateral Agent shall have any obligation to act in the absence of such direction.

Section 1.05 Calculations of Total PDP PV-10 Value. Notwithstanding anything to the contrary contained herein:

(a) for all calculations of Total PDP PV-10 Value hereunder:

(i) appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of such oil and gas properties (including any contractually specified cost increases or escalators), plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas properties (including expense incurred after the end of the expected economic lives of such Oil and Gas properties or contractually required increases in or escalators for expenses) in respect of such oil and gas properties,

(ii) without prejudice to Section 6.12(c), appropriate deductions shall be made for the benefits associated with Proved Developed Producing Reserves constituting Oil and Gas Properties of the Note Parties for which reasonably satisfactory title information as determined by the Requisite Holders has not been provided to the Requisite Holders on at least 90% of the cash flows attributable to such Proved Developed Producing Reserves,

(iii) the pricing assumptions used in determining Total PDP PV-10 Value for any Oil and Gas properties shall be based upon the Strip Price as described in clause (c) below, to reflect the Note Parties’ commodity Swap Agreements with Approved Counterparties then in effect so that the expected cash flows with respect to such Swap Agreements are included in the determination of Total PDP PV-10 Value, without duplication with the cash flows from the production subject to such Swap Agreements (it being understood that deferred premiums in respect of such Swap Agreements shall be deducted from such expected cash flows),

(iv) the cash flows derived from the pricing assumptions set forth in clause (ii) above shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations,

(v) the methodology applied towards any such calculation shall be consistent with, as reasonably determined by the Requisite Holders, the methodology applied in the Initial Reserve Report, including without limitation the methodology applied to allocate fixed platform expenses to various reserve categories, and

(vi) notwithstanding the foregoing, wells shall only be included in the determination of Total PDP PV-10 Value to the extent that the Issuer receives revenue in the form of cash or Cash Equivalents pursuant to its ownership interest in such wells;

(b) any such calculation, other than any calculation made as of the last day of any Fiscal Quarter with respect to clause (i) and clause (iii) below, shall be calculated on a pro forma basis for (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any “proved undeveloped reserves” becoming “proved developed reserves”) and (iii) any disposition or acquisition of Oil and Gas Properties of the Note Parties constituting Proved Developed Producing Reserves, in each case, occurring or consummated by the Note Parties following the “as of” date of the Reserve Report most recently delivered by the Issuer pursuant to Section 6.11 (provided that, in the case of clause (ii) and dispositions or acquisitions under clause (iii) above, the Requisite Holders shall have received, and such update shall be based on, updated reserve engineering projections, reasonably acceptable to the Requisite Holders, evaluating the Proved Developed Producing Reserves attributable to the Oil and Gas Properties subject thereto (“Specified Reserve Updates”)) but prior to the date on which Total PDP PV-10 Value is being calculated;

(c) any calculation of Total PDP PV-10 Value (i) on any date other than the last day of any Fiscal Quarter shall be made using (x) the information set forth in the Reserve Report most recently delivered by the Issuer pursuant to Section 6.11 (as supplemented by any Specified Reserve Updates) and with an “as of” date that is such date of determination and (y) a Strip Price determined as the Strip Price for the date that is five (5) Business Days prior to such date of determination and (ii) on the last day of any Fiscal Quarter shall be made using (x) the information set forth in the Reserve Report with an “as of” date that is the same as such date and shall be based on reserve categories of the Oil and Gas properties on such date, and (y) a Strip Price determined as of the date that is forty (40) days after the end of the Fiscal Quarter to which the applicable corresponding certificate delivered pursuant to Section 6.01(c) pertains; and

(d) within ten (10) Business Days of receiving an Asset Coverage Ratio certificate provided pursuant to Section 6.01(c) or Section 6.01(r), the Requisite Holders may, in their sole discretion, (x) request additional information with respect to such Asset Coverage Ratio certificate, its related Reserve Report and/or (y) deliver written notice to the Issuer that the Requisite Holders do not agree with the information set forth in such Reserve Report, Specified Reserve Updates and/or the Issuer’s calculation of the Asset Coverage Ratio (including any component thereof). Upon delivery of such written notice by the Requisite Holders, the Issuer and the Requisite Holders shall promptly engage in good faith discussions to come to an agreement with respect to such Reserve Report, Specified Reserve Updates and/or such calculation of the Asset Coverage Ratio (including any component thereof). If the Issuer and the Requisite Holders have not resolved any such disagreements within five (5) Business Days (or such longer period as is mutually agreeable to the Issuer and the Requisite Holders),

(i) the Requisite Holders shall have the right to elect within ten (10) Business Days (or such longer period as is mutually agreeable to the Issuer and the Requisite Holders) following the initial five (5) Business Day period to have an Approved Petroleum Engineer selected by the Requisite Holders (a “Second Engineer”) audit the Reserve Report, Specified Reserve Updates and related calculations delivered by the Issuer; provided that such Second Engineer’s audit and preparation of a revised Reserve Report and updated calculations of the Asset Coverage Ratio shall be completed within thirty (30) days of delivery of the Requisite Holder’s notice of dispute (or such later date as is mutually agreeable to the Issuer and the Requisite Holders). The Issuer and the Requisite Holders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by the Second Engineer in connection with such determination). The Second Engineer’s determination of fact as to such matters and as to the Total PDP PV-10 Value that will be used in the calculation of Asset Coverage Ratio shall be binding, absent manifest error. If the Second Engineer’s calculation of Total PDP PV-10 Value is (x)(1) higher than or (2) lower by less than ten percent (10%) of, the disputed Reserve Report’s calculation of Total PDP PV-10 Value, then the fees and expenses of the Second Engineer with respect to such applicable dispute shall be paid by the Requisite Holders and (y) lower by ten percent (10%) or greater of the disputed Reserve Report’s calculation of Total PDP PV-10 Value, the fees and expenses of the Second Engineer with respect to such applicable dispute shall be paid by the Issuer, or

(ii) in the event the Requisite Holders have not elected to have a Second Engineer audit the Reserve Report, Specified Reserve Updates and related calculations delivered by the Issuer in accordance with clause (i) above, the Issuer and the Requisite Holders shall refer such matters to the Approved Petroleum Engineer that most recently prepared a Reserve Report to make a determination (which shall be binding, absent manifest error) of fact as to such matters and as to the Total PDP PV-10 Value that will be used in the calculation of Asset Coverage Ratio. The Issuer and the Requisite Holders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by such Approved Petroleum Engineer in connection with such determination), and in any event within thirty (30) days of submission of such request to such Approved Petroleum Engineer (or such later date as is mutually agreeable to the Issuer and the Requisite Holders).

During any such period of determination by the applicable Second Engineer or Approved Petroleum Engineer, as applicable (x) there shall be no Default or Event of Default arising from any non-compliance with Section 7.01(b) for the applicable test date and (y) no event or transaction that requires the calculation of, and compliance with, an Asset Coverage Ratio on a Pro Forma Basis or otherwise shall be entered into or consummated by the Issuer and its Restricted Subsidiaries. For the avoidance of doubt, if the final determination by such Second Engineer or Approved Petroleum Engineer, as applicable, would result in a finding that would cause the Issuer to fail to be in compliance with Section 7.01(b), all rights of the Issuer under Section 7.01(d) shall apply.

ARTICLE II.

PURCHASE AND SALE OF NOTES

Section 2.01 Note Purchase.

(a) The Notes. Subject to the terms and conditions hereof on the Closing Date, the Issuer shall issue to each Holder, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Note denominated in Dollars in an aggregate principal amount equal to such Holder’s Pro Rata Share $75,000,000. Each of the parties hereto agree that immediately following the repayment of the Existing Notes in accordance with Section 3.02(q), subject to the execution and issuance of Notes by the Issuer, the Existing Notes shall be deemed to be rolled into and constitute the new Notes issued and purchased on the Closing Date in accordance with this Section 2.01(a).

(b) Notes purchased under this Section 2.01 and repaid or prepaid may not be resold, repurchased or reborrowed. In addition, each Holder’s Commitment shall be reduced in full and immediately terminated upon giving effect to the purchases of the Notes on the Closing Date.

Section 2.02 The Notes; Purchases, Conversions and Continuations of Notes.

(a) In the absence of manifest error, the obligation of Issuer to repay to each Holder the aggregate amount of all Notes held by such Holder, together with interest accruing in connection therewith, shall be evidenced by the Notes made by Issuer payable to such Holder or its registered assigns with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Note. Each Note shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. Issuer may not issue, repay, and reissue Notes hereunder or under the Notes.

(b) The failure of any Holder to purchase any Note to be purchased by it as part of any purchase of Notes pursuant to Section 2.01 shall not relieve any other Holder of its obligation, if any, hereunder to purchase its Notes on the date of such Note Purchase, but no Holder shall be responsible for the failure of any other Holder to purchase the Notes to be purchased by such other Holder on the date of any purchase.

Section 2.03 Requests for Notes. Issuer must give to Agent written or electronic notice of any requested Note Purchase of Notes to be issued to, and purchased by, Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:

(a) specify the aggregate amount of any such Note Purchase and the date on which such Notes are to be purchased; and

(b) be received by Agent no later than 12:00 p.m., New York, New York time, ten (10) Business Days prior to the date on which any such Notes are to be purchased (or such earlier date as the Holders may agree (and have notified Agent) in their sole discretion), which Note Purchase Notice shall (i) be sent by the Agent to the Holders no later than 12:00 p.m., New York, New York time one Business Day following receipt by the Agent thereof and (ii) specify the accounts in to which the funds received by Agent on the Closing Date shall be disbursed (which may be in the form of the Flow of Funds).

Each such written request must be made in the form and substance of the Note Purchase Notice, duly completed. Upon receipt of any such Note Purchase Notice, Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met (or waived), each Holder will on the date requested promptly remit to Agent, at Agent’s Account, the amount of such Holder’s new Note in immediately available funds, and upon receipt of all such funds, the Agent shall promptly make such funds available to the Issuer and the Issuer will deliver such Notes to the counsel for the Holders who shall promptly make such Notes available to each Holder. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.

Section 2.04 Use of Proceeds. The proceeds of the Notes issued on the Closing Date shall be used (i) to fund the amendment and restatement of the Existing Note Purchase Agreement (the “Refinancing”) and (ii) for general corporate purposes, including to pay the Transaction Expenses.

Section 2.05 Evidence of Debt; Register; Holders’ Books and Records; Notes.

(a) Holders’ Evidence of Debt. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes. In the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern.

(b) Register. Agent shall maintain at Agent’s Office a register for the recordation of the names and addresses of the Holders and principal amounts (and stated interest) of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer and any Holder at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Note Parties, the Agent and each Holder, absent manifest error; provided that, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The Issuer, the Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as Agent to serve as the Issuer’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Agent shall be entitled to all of the rights, privileges and immunities afforded to it hereunder in the performance of such duties. Notwithstanding the foregoing, the Agent shall not, or be deemed to, act hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 2.06 Interest; Fees.

(a) Interest. Each Note shall at all times bear interest at a rate equal to the Applicable Margin then in effect (as such amount may be increased pursuant to Section 2.06(c)), paid in cash (“Interest”).

(b) Interest Payment Dates. Interest on each Note shall be due and payable on each Interest Payment Date to Holders of record in the Register on such Interest Payment Date; provided that, if Interest on any Note is required to be paid on any Settlement Date pursuant to Section 2.08 or Section 2.09, and such Settlement Date is not an Interest Payment Date, then the amount of Interest due and payable on the next succeeding Interest Payment Date will be reduced by the amount of interest accrued to such Settlement Date and required to be paid (and is actually paid) on such Settlement Date pursuant to such Section 2.08 or Section 2.09. All interest payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Default Interest. Notwithstanding the foregoing, (1) automatically upon the occurrence and during the continuance of an Event of Default arising under Section 9.01(a), Section 9.01(b), Section 9.01(h) or Section 9.01(i) and (2) if any other Event of Default has occurred and is continuing, then if the Requisite Holders so elect by written notice to the Issuer (with a copy to the Agent), the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Notes or any unpaid fees or other unpaid amounts owed hereunder (other than default interest occurring under this Section 2.06(c)), shall, commencing on the date of occurrence of the applicable Event of Default, bear interest (including post-petition interest in any proceeding under the Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes to the date of payment to the Agent. Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agents or any Holder.

(d) Fees. Issuer will pay to each of the Agents and EIG for their own respective accounts, the fees as set forth in the Agent Fee Letter and the Fee Letter, respectively.

(e) Calculations. The Agent shall promptly (but in any event no later than three (3) Business Days to the Issuer and two (2) Business Days to the Holders prior to any Interest Payment Date or the date of any other amount payable under this Section 2.06) notify the Issuer and the Holders of the effective date and the amount of each Interest, fee or other payment under this Section 2.06. Each determination of an interest rate, interest payment amount or fee payment amount by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Issuer and the Holders in the absence of manifest error. The Agent shall provide the Issuer notice of the calculation of Term SOFR Rate via email prior to the commencement of the applicable Interest Period.

Section 2.07 Repayment of Notes. On each Interest Payment Date, the Issuer may repay to the Agent on behalf of the Holders the Notes in an aggregate principal amount up to $6,275,000 per Fiscal Quarter (which shall be paid ratably to all Holders of the Notes) with all such prepayments being made upon not less than three (3) Business Days’ prior written notice, in each case given to Agent by 12:00 p.m. (New York, New York time) on the date required; provided, that (A) prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), any payment of principal of the Notes pursuant to this Section 2.07 shall be net of any amounts prepaid, and required to be prepaid, under the RBL Credit Agreement and (B) no payment of principal as set forth above with respect to the Notes or any Obligations may be made pursuant to this Section 2.07 unless such payment is permitted under Section 9.04(b) of the RBL Credit Agreement (as in effect on the Closing Date or as amended or modified thereafter in a manner to enable additional prepayments or optional amortization payments). Notwithstanding any of the foregoing, if any principal or interest amount payable under the Notes remains outstanding on the Maturity Date, such amount will be paid in full by the Issuer to the Agent on behalf of the Holders in immediately available funds on the Maturity Date, together with any amounts required to be paid hereunder, including pursuant to Section 2.06.

Section 2.08 Voluntary Prepayments. The Issuer may prepay the Notes on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.06 and Section 2.11(g)) in an aggregate minimum principal amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, $1,000,000 and integral multiples of $500,000 in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice, in each case given to Agent by 12:00 p.m. (New York, New York time) on the date required, which, upon receipt by the Agent, shall be promptly delivered to the Holders. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any notice of prepayment described above may provide that such prepayment is conditioned upon the satisfaction of one of more conditions precedent. Any such voluntary prepayment shall be applied as specified in Section 2.10.

Section 2.09 Mandatory Prepayments.

(a) Distributable Free Cash Flow. On the date of delivery of each certificate of Financial Officer of the Issuer pursuant to Section 6.01(c), commencing with the certificate of a Financial Officer delivered for the Fiscal Quarter ending June 30, 2026, if the Consolidated Total Net Leverage Ratio on a Pro Forma Basis (including any incurrence of Debt in connection with such Restricted Payment) for the most recently ended Rolling Period is greater than or equal to 3.00 to 1.00, then the Issuer shall prepay the Notes in an aggregate principal amount equal to the outstanding Distributable Free Cash Flow.

(b) Casualty Events. Upon receipt by the Issuer or any of its Affiliates of any Net Casualty Event Proceeds in excess of $500,000 for any individual Casualty Event or series of related Casualty Events or $1,000,000 in the aggregate, the Issuer shall within three (3) Business Days after the date of receipt of such Net Casualty Event Proceeds prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of the Net Casualty Event Proceeds and/or, so (A) long as no Default or Event of Default has occurred and is continuing and (B) both (I) as of the date of delivery of the certificate of the Responsible Officer of the Issuer described in the proviso below and (II) as of the date of reinvestment of Net Casualty Event Proceeds (as evidenced with a certificate of the Responsible Officer as of the date of such reinvestment delivered by the Issuer to the Agent), the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 2.50 to 1.00, (2) an Asset Coverage Ratio of greater than 1.25 to 1.00, in each case on a Pro Forma Basis, reinvest such Net Casualty Event Proceeds in make Investments in Oil and Gas Properties or Equity Interests of any entity with no material assets other than Oil and Gas Properties; provided further that promptly following any determination by the Issuer of an election to invest Net Casualty Event Proceeds pursuant to this Section 2.09(b), the Issuer shall, within thirty (30) days after the receipt of such Net Casualty Event Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Casualty Event Proceeds; provided that, if any such Net Casualty Event Proceeds are not reinvested within three-hundred sixty (360) days, the Issuer shall prepay the Notes in an amount equal to the amount of any Net Casualty Event Proceeds from Casualty Event(s) that are not applied or re-invested as set forth in this Section 2.09(b).

(c) Issuance of Debt. Upon receipt by or on behalf of any Note Party or any of their Subsidiaries of any cash proceeds from the incurrence of any Debt (other than Debt that is permitted hereunder) by such Person, the Issuer shall prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of such proceeds.

(d) Asset Sales. Upon receipt by the Issuer or any of its Affiliates of any Net Asset Sale Proceeds in excess of $1,000,000 for any non-ordinary course individual Asset Sale or series of related Asset Sales or $2,000,000 in the aggregate, the Issuer shall (i) within three (3) Business Days after the date of receipt of such Net Asset Sale Proceeds prepay the Notes in an aggregate principal amount equal to one hundred percent (100%) of the Net Asset Sale Proceeds and/or, so (A) long as no Default or Event of Default has occurred and is continuing and (B) both (I) as of the date of delivery of the certificate of the Responsible Officer of the Issuer described in the proviso below and (II) as of the date of reinvestment of Net Asset Sale Proceeds (as evidenced with a certificate of the Responsible Officer as of the date of such reinvestment delivered by the Issuer to the Agent), the Issuer being in compliance with (1) a Consolidated Total Net Leverage Ratio of less than 2.50 to 1.00, (2) an Asset Coverage Ratio of greater than 1.25 to 1.00, in each case on a Pro Forma Basis, reinvest such Net Asset Sale Proceeds in make Investments in Oil and Gas Properties or Equity Interests of any entity with no material assets other than Oil and Gas Properties; provided further that promptly following any determination by the Issuer of an election to invest Net Asset Sale Proceeds pursuant to this Section 2.09(d), the Issuer shall, within thirty (30) days after the receipt of such Net Asset Sale Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Asset Sale Proceeds; provided that, if any such Net Asset Sale Proceeds are not reinvested within three-hundred sixty (360) days, the Issuer shall prepay the Notes in an amount equal to the amount of any Net Asset Sale Proceeds from Asset Sale(s) that are not applied or (re-)invested as set forth in this Section 2.09(d).

(e) [Reserved].

(f) Prepayment Notice. All prepayments made in accordance with Section 2.09(b) through Section 2.09(e) shall be made upon not less than eight (8) Business Days’ prior written notice (or such shorter period as may be consented to by the Requisite Holders, provided, that the time period for any right for the Holders to waive such prepayment pursuant to Section 2.09(g) shall be reduced accordingly), which notice shall be sent by the Agent to the Holders one (1) Business Day following receipt by the Agent thereof. Each such notice shall include the calculation of the amount of the applicable proceeds giving rise to the prepayment, as applicable, and refer to the section under this Agreement relating to such prepayment. In connection with any prepayment required under Section 2.09(b) through Section 2.09(e), in the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such notice, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Agent a notice of prepayment demonstrating the calculation of such excess. Any notice of prepayment may provide that such prepayment is conditioned upon the satisfaction of one or more conditions precedent. Subject to Section 2.09(g), the Issuer shall prepay the Notes on the date set forth in the applicable prepayment notice.

(g) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments pursuant to Section 2.09(b) through Section 2.09(e) with respect to such Holder’s Pro Rata Share of such prepayment. Upon the dates set forth in Section 2.09 for the delivery of any such prepayment notice, Issuer shall promptly notify the Agent of the amount that is available to prepay the Notes. Promptly after the date of receipt of such notice, the Agent shall provide written notice (the “First Offer”) to the Holders of the amount available to prepay the Notes. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time no later than three (3) Business Days prior to such prepayment date. The Agent shall promptly provide written notice (the “Second Offer”) to the Holders other than the Declining Holders

(such Holders being the “Accepting Holders”) of the additional amount available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time one (1) Business Day prior to such prepayment date, and Agent shall promptly notify Issuer of the aggregate amount of the prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by Issuer or the relevant Subsidiary for working capital and general corporate purposes, subject to the other covenants contained in this Agreement. For the avoidance of doubt, any Holder or Accepting Holder that does not deliver a notice declining the applicable payment by the dates and times set forth above shall be deemed to have accepted such prepayment offer.

(h) Redemption Offer.

(i) Upon the occurrence of the sale of all or substantially all the properties of the Note Parties and their Restricted Subsidiaries, taken as a whole, or a Change in Control, the Issuer shall make an offer to repurchase all the Holders’ Notes pursuant to an irrevocable offer (“Redemption Offer”) on the terms set forth in this Section 2.09(h); provided that such notice may be conditioned on the consummation of the transactions described in such notice. In the Redemption Offer, Issuer will (A) offer to make a cash payment (a “Redemption Payment”) equal to the amount that would have been payable with respect to such repurchased Notes had the Issuer prepaid such Notes pursuant to Section 2.08 plus, for the avoidance of doubt, the Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, in each case pursuant to Section 2.11(g) and (B) set forth the date for such purchase, which shall be the date when such transaction is consummated, in which case it shall be the next Business Day thereafter (the “Redemption Purchase Date”). No less than three (3) Business Days prior to the Redemption Purchase Date, the Issuer will send an irrevocable written notice to each Holder (provided that such notice may be conditioned on the consummation of the transactions described in such notice), with a copy to the Agent, describing the transaction or transactions that constitute the sale of all or substantially all the properties of the Note Parties and their Restricted Subsidiaries, taken as a whole, or a Change in Control (as applicable) and stating:

(A) that the Redemption Offer is being made pursuant to this Section 2.09(h) and that the Issuer is repurchasing all outstanding Notes;

(B) the purchase price and the Redemption Purchase Date; and

(C) that, unless the Issuer defaults in the payment of the Redemption Payment, all Notes will cease to accrue interest after the Redemption Purchase Date.

(ii) The Issuer will, no later than 12:00 p.m. (New York, New York time) on the Redemption Purchase Date deposit with the Agent an amount equal to the Redemption Payment in respect of all Notes outstanding.

Upon the giving of any such notice, the principal amount of all of the Holders’ Notes shall become due and payable on the Redemption Purchase Date (provided that any notice described above may provide that such Redemption Payment is conditioned upon the satisfaction of one or more conditions precedent). Upon receipt of the Redemption Payment from Issuer, the Agent will promptly wire transfer (based on each Holder’s wire transfer instructions, which each Holder shall have provided to the Agent (along with completion of Agent’s funds transfer requirements) at least five (5) Business Days prior to the Redemption Purchase Date) to each Holder of Notes the Redemption Payment for such Notes. Any Note paid in full will cease to accrue interest on and after the Redemption Purchase Date, unless the Issuer defaults in making the Redemption Payment.

(iii) Notwithstanding any provision to the contrary, in lieu of the Issuer making a Redemption Offer (A) a third party may make the Redemption Offer in the manner, at the time and otherwise in compliance with the requirements set forth in Section 2.09(f) hereof applicable to a Redemption Offer made by the Issuer and purchases all Notes outstanding, or (B) in connection with or in contemplation of the sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control, the Issuer may make an irrevocable offer to purchase (an “Alternate Offer”) all Notes outstanding at a cash price equal to or higher than the Redemption Payment and purchase all Notes outstanding in accordance with the terms of the Alternate Offer prior to the time when the payment by the Issuer would be required pursuant to a Redemption Offer. Notwithstanding anything to the contrary contained herein, a Redemption Offer or Alternate Offer may be made in advance of the sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control, conditioned upon the consummation of such sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control, if a definitive agreement is in place for the sale, assignment, conveyance or other transfer of all or substantially all the properties of the Note Parties and their Subsidiaries, taken as a whole, or Change in Control at the time the Redemption Offer or Alternate Offer is made.

(iv) To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

(v) For the avoidance of doubt, the Issuer may, at its option, prepay all of the Notes pursuant to the provisions of Section 2.08 (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, due thereunder) in lieu of making a Redemption Offer pursuant to this Section 2.09(h).

(i) RBL Credit Agreement. Notwithstanding anything to the contrary in this Section 2.09, prior to the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement), solely to the extent any prepayment of the Notes pursuant to this Section 2.09 shall be prohibited by Section 9.04(b) of the RBL Credit Agreement (as in effect on the Closing Date or as amended or modified thereafter in a manner to enable additional prepayments), the Issuer shall apply such amounts otherwise required to be prepaid pursuant to this Section 2.09 to the prepayment of the obligations under the RBL Credit Agreement in an amount equal to the lesser of (1) 100% of the amounts otherwise required to be prepaid under this Section 2.09 and (2) an amount necessary such that the Issuer is no longer prohibited by Section 9.04(b) of the RBL Credit Agreement from otherwise applying such amounts to the prepayment of the Notes under this Section 2.09, with any remainder of the amounts otherwise required to be prepaid under this Section 2.09 to be prepaid as set forth therein; provided that, if any prepayment otherwise required to be made pursuant to this Section 2.09 is prohibited by Section 9.04(b) of the RBL Credit Agreement, and the Issuer is not able to make such prepayment under Section 9.04(b) of the RBL Credit Agreement as a result of the Issuer’s failure to satisfy the requirements of Section 9.04(b)(i)(C)(w) of the RBL Credit Agreement, then all amounts required to be prepaid pursuant to this Section 2.09 shall be applied as set forth in the foregoing clause (1) of this Section 2.09(i).

Section 2.10 Application of Payments. Any payment of any Note made pursuant to Sections 2.07, 2.08, or 2.09 shall be applied as follows:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to each of the Agent and Collateral Agent in their capacities as such and Agent-related Indemnitees;

(b) second, pro rata to payment or reimbursement of that portion of the Obligations, constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 or the other Note Documents;

(c) third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes being repaid or prepaid;

(d) fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g) resulting from the prepayment of principal under clause (e) below);

(e) fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time;

(f) sixth, pro rata to any other Obligations; and

(g) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.

Section 2.11 General Provisions Regarding Payments.

(a) All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds without recoupment, setoff, counterclaim or other defense, and delivered to Agent not later than 1:00 p.m. (New York, New York time) on the date due to Agent’s Account for the account of the Holders; the Agent shall give the Holders prompt written notice of amounts due, but not received by the Agent, on such due date and at such time. Funds received by Agent after that time on such due date may be deemed by the Requisite Holders to have been paid by the Issuer on the next Business Day for the purposes of calculating interest thereon.

(b) All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and other amounts due and payable thereon.

(c) Agent shall promptly distribute by wire transfer to each Holder to the account indicated in writing to Agent by each applicable Holder, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) Agent may, at the direction of the Requisite Holders, deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 1:00 p.m. (New York, New York time) to be a non-conforming payment. Any such payment may be deemed by the Requisite Holders to have been received by Agent on the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the applicable rate determined pursuant to Section 2.06(a) from the date such amount was due and payable until the date such amount is paid in full.

(f) If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received by Agent hereunder in respect of any of the Obligations shall be applied first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent, the Collateral Agent and Agent-related Indemnitees (including any costs and expenses related to foreclosure or realization upon, or protecting, Collateral) in its capacity as such, second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 or the other Note Documents, third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes, fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g) resulting from the prepayment of principal under clause fifth below), fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time, sixth, pro rata to any other Obligations, and seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.

(g) Make-Whole Amount; Prepayment Fee. Upon any prepayment of the Notes (except for any prepayment made pursuant to Section 2.07 or Section 2.09(a) or Section 2.09(b)), whether such prepayment occurs as a result of an acceleration of the Notes pursuant to Section 9.01 (whether automatic or optional acceleration) following an Event of Default, at the Issuer’s option or otherwise), the Issuer shall make an additional payment to the Agent for the account of the Holders in an aggregate amount equal to (i) if such prepayment or acceleration occurs on or prior to June 23, 2027 (the “Make-Whole Expiry Date”), the Make-Whole Amount determined for the Settlement Date with respect to such principal amount plus 2.0% of the principal of such prepaid or accelerated amount plus any accrued and unpaid interest and other amounts due and payable thereon or (ii) if such prepayment or acceleration occurs thereafter, a fee (the “Prepayment Fee”), in an amount equal to the product of (A) if such prepayment or acceleration occurs following the Make-Whole Expiry Date and on or prior to June 23, 2028, 2.00% of the principal of such prepaid or accelerated amount and (B) if such prepayment occurs after June 23, 2028, 0.00% of such prepaid or accelerated amount, plus, in each case for clause (ii), any accrued and unpaid interest and other amounts due and payable thereon. The Agent shall have no obligation to calculate or verify the calculations of the Make-Whole Amount or Prepayment Fee.

(h) Presentment of the Notes by the Holder is not a condition to receipt of payment on the Maturity Date or any earlier redemption.

Section 2.12 Ratable Sharing. The Holders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees (i) that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder and (ii) to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation. The provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

Section 2.13 Increased Costs. Subject to the provisions of Section 2.14 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder or the Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder or the Agent with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (a) subjects such Holder (or its Applicable Office) or the Agent to any additional Tax (excluding any Indemnified Tax, any Connection Income Tax and any Excluded Tax (other than a tax described in clause (a) of Tax on the Overall Net Income)) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its Applicable Office) or the Agent of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder or the Agent of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its Applicable Office) or the Agent with respect thereto; then, in any such case, Issuer shall promptly pay to such Holder or the Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall reasonably determine) as may be necessary to compensate such Holder or the Agent for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder or the Agent shall deliver to Issuer (and in the case of such Holder, with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder or the Agent under this Section 2.13, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that the Issuer shall not be required to compensate such Holder pursuant to this Section 2.13 for any increased costs or reductions incurred more than three hundred sixty-five (365) days prior to the date that such Holder delivers written notice to the Issuer pursuant to this Section 2.13 setting forth such Holder’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes. If any Withholding Agent is required by law (as determined in the good faith discretion of the applicable Withholding Agent) to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay (or cause to be paid) any such Tax to the relevant Governmental Authority and (ii) if such Tax is an Indemnified Tax, the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding of Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section), the Agent or such Holder, as the case may be, and each of their Tax Related Persons, receives on the due date a net sum equal to what it would have received had no such deduction or withholding of Indemnified Taxes been required; provided that, for the avoidance of doubt, no such additional amount shall be required to be paid to any Holder or the Agent (including any of their Tax Related Persons) under clause (ii) above for, and Indemnified Taxes shall not include, any of the following Taxes, (A) in the case of the Agent or Holder (including any of their Tax Related Persons), any U.S. federal withholding Tax in effect and applicable (x) as of the date on which Agent or Holder becomes a party to this Agreement (except to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder’s assignor (including to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder’s assignor’s Tax Related Persons) immediately before such Holder became a party to this Agreement), and (y) in the case of a new Tax Related Person that becomes a Tax Related Person of an existing Holder after the relevant date described in (x), above, the date on which such new Tax Related Person becomes a Tax Related Person (except to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such existing Holder described in (x), above, (including to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such existing Holder’s existing Tax Related Persons but only to the extent that such new Tax Related Person acquires the interests of such existing Tax Related Person) immediately before such new Tax Related Person became a Tax Related Person of such existing Holder), or (z) the date on which such Holder changes its Applicable Office (except to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder (including to the extent that such amounts were, pursuant to this Section 2.14(b), payable to such Holder’s Tax Related Persons) immediately before it changed its Applicable Office), (B) any Tax on the Overall Net Income of the Holder or Agent (or any of their Tax Related Persons), (C) any U.S. Tax imposed under FATCA or (D) any Tax attributable to the Holder’s or the Agent’s failure to comply with Section 2.14(e) (all such amounts described in this proviso, “Excluded Taxes”). The Note Parties shall deliver to Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of any Taxes payable hereunder within thirty (30) days after payment of such Taxes.

(c) Other Taxes. In addition, and without duplication, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of Other Taxes payable hereunder as soon as practicable after payment of such Taxes or Other Taxes.

(d) Indemnification. Without duplication of any Taxes covered by Sections 2.14(b) or (c), the Note Parties shall indemnify the Agent and each Holder, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) paid or incurred by the Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable expenses and costs arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.

(e) Administrative Requirements; Forms Provision. Each Holder that is a United States Person for U.S. federal income tax purposes shall deliver to the Issuer and the Agent, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Agent (each in the reasonable exercise of its discretion), two executed copies of Internal Revenue Service (“IRS”) Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding Tax. Each Holder that is not a United States Person for U.S. federal income tax purposes (a “Non-U.S. Holder”) shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient), on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be reasonably requested by the Issuer or Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (i) through (v) below is applicable, accurately completed and in a manner reasonably acceptable to the Issuer and the Agent:

(i) in the case of a Non-U.S. Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) two executed copies of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (A) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (B) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;

(iv) to the extent a Non-U.S. Holder is not the beneficial owner of a Note, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner; or

(v) any Non-U.S. Holder shall deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Agent to determine the withholding or deduction required to be made; provided, however, notwithstanding anything to the contrary in this Section 2.14(e), the completion, execution and submission of the documentation described in this clause (v) shall not be required if in the Holder’s reasonable judgment such completion, execution of submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.14(e) and Section 2.14(f) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete or inaccurate in any respect, that such Holder shall promptly deliver to Agent and the Issuer two new executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Internal Revenue Code and reasonably requested by Agent or the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this Section 2.14(e), the completion, execution and submission of such documentation (other than such documentation set forth in clauses (i)-(iv) of this Section 2.14(e)) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder. On or before the Closing Date, (or in the case of a successor or replacement Agent, on or before the date on which such successor or replacement Agent becomes a party to this Agreement), U.S. Bank Trust Company, National Association (or such successor or replacement Agent), shall deliver to the Issuer two executed copies of IRS Form W-9 establishing that the Issuer can make payments to the Agents without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA. Each Holder and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

(f) If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Holder shall deliver to the Issuer and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Issuer or the Agent as may be necessary for the Issuer and the Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.

(g) Defined Term. For purposes of this Section, the term “applicable law” includes FATCA.

Section 2.15 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Reference Rate for such Interest Period; or

(ii) the Agent is advised by the Requisite Holders that Term SOFR Reference Rate for such Interest Period will not adequately and fairly reflect the cost to such Holders (or Holder) of its purchasing or maintaining their Notes (or its Note) for such Interest Period;

then the Agent shall give notice thereof to the Issuer and the Holders by written or electronic notice as promptly as practicable thereafter and, until the Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist, (A) any Notes requested to be issued and purchased on the first day of such Interest Period shall be issued and purchased as ABR Notes and (B) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.

(b) If at any time (i) the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (a) have arisen and such circumstances are unlikely to be temporary or (ii) the Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that the circumstances set forth in clause (a) have not arisen but either (w) the CME Term SOFR Administrator has made a public statement or published information that the CME Term SOFR Administrator has ceased or is insolvent (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (x) the CME Term SOFR Administrator has made a public statement or has published information (or a public statement or information is published on its behalf) which states that Term SOFR Reference Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate), (y) the supervisor for the CME Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator has made a public statement or has published information which states that the CME Term SOFR Administrator has ceased or is insolvent or the Term SOFR Reference Rate will permanently or indefinitely cease to be published or (z) the supervisor for CME Term SOFR Administrator or a Governmental Authority has made a public statement identifying or has published information which states that the Term SOFR Reference Rate is no longer representative or the Term SOFR Reference Rate may no longer be used for determining interest rates for notes or other comparable debt instruments, then the Requisite Holders and the Issuer (in consultation with the Agent) shall endeavor to establish an alternate rate of interest as a replacement to the Term SOFR Reference Rate that gives due consideration to the then prevailing or evolving market convention for determining a rate of interest for notes or other comparable debt instruments in the United States at such time and ensuring that Agent will be able to administer such alternate rate of interest, and the Requisite Holders, the Issuer and the Agent shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that the Requisite Holders and the Issuer shall use commercially reasonable efforts to ensure that such replacement meets the standards set forth under Section 1.1001-6 of the Proposed United States Treasury Regulations (or any successor United States Treasury Regulations or other official IRS guidance promulgated that supersedes such Proposed United States Treasury Regulations) so as not to be treated as a “modification” (and therefore an exchange) of any Notes for purposes of Section 1.1001-3 of the United States Treasury Regulations. For the avoidance of doubt, any minimum rate of interest applicable to the Term SOFR Reference Rate hereunder shall also apply to such alternate rate of interest unless otherwise agreed by the Requisite Holders. The Agent and Requisite Holders do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR Reference Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any such alternate rate of interest established under this Section 2.15(b), whether the composition or characteristics of any such alternative, successor or replacement interest rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability) or the effect of any of the foregoing, or of any other related conforming changes to this Agreement. The Agent and Requisite Holders may select information sources or services in their reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Issuer (and, in the case of Agent, any Holder) or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for selection of such source or service or for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Until an alternate rate of interest shall be determined in accordance with this clause (b), (x) any Notes requested to be issued and purchased shall be issued and purchased as ABR Notes and (y) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.

(c) Neither Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of the Term SOFR Rate (or other applicable benchmark rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any event or date on which the benchmark shall have transitioned or may no longer be available, (ii) to select, determine or designate any alternative, successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any adjustment to the benchmark or the adjustment spread, or other modifier to any replacement or successor index or (iv) to determine whether or what changes are necessary or advisable, if any, in connection with any of the foregoing. Neither Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of the Term SOFR Rate (or other applicable benchmark rate) and absence of a designated replacement benchmark rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Requisite Holders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01 Signing Date. The obligation of each Holder to enter into this Agreement on the Signing Date, is subject to the satisfaction, or waiver in accordance with Section 11.06, of the following conditions on or before the Signing Date:

(a) Note Documents. Each Holder and the Agents shall have received sufficient copies of each Note Document executed and delivered by each Note Party to be delivered as of the Signing Date.

(b) Organizational Documents; Incumbency. Each Holder and Agent shall have received (i) sufficient copies of each Organizational Document of the Parent, the General Partner, the Issuer, and of each other Note Party, certified as of a recent date by the appropriate Governmental Authority, for each Holder, each dated the Signing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of the Parent, the General Partner, the Issuer and of each other Note Party executing the Note Documents; (iii) resolutions of the Board of Directors, the manager(s) or member(s) or similar Governing Body of the Parent, the General Partner, the Issuer and of each other Note Party approving and authorizing the execution, delivery and performance of this Agreement, the other Note Documents to which it is a party, certified as of the Signing Date by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for the Parent, the General Partner, the Issuer and each other Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Signing Date.

(c) No Default or Event of Default; Representations and Warranties. On the Signing Date after giving effect to the Transactions, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) all representations and warranties made by the Note Parties contained herein or in the other Note Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Signing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(d) No Material Adverse Effect. Since December 31, 2025, no event, change or condition shall have occurred that has caused or could reasonably be expected to result in a Material Adverse Effect.

(e) Officer’s Certificate. The Issuer shall have delivered to Agent and the Holders a certificate of a Financial Officer of the Issuer, substantially in the form of the Closing Date Certificate, certifying as to matters set forth in Section 3.01(c) and 3.01(d).

(f) Know Your Customer. Agents and the Holders shall have received, at least three (3) Business Days (or such shorter period as the Agents may agree) prior to the Signing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer, that has been reasonably requested by Holders in writing to the Issuer at least ten (10) Business Days prior to the Signing Date.

(g) Solvency Certificate. On the Signing Date, Agent shall have received a Solvency Certificate from a Financial Officer substantially in the form of Exhibit E.

Each of the parties hereto agrees that, notwithstanding anything to the contrary contained in the Note Documents, the Existing Note Purchase Agreement and each of the other Note Documents (as defined in the Existing Note Purchase Agreement) shall remain in full force and effect on and after the Signing Date, unless expressly terminated in accordance with the terms herein.

Section 3.02 Closing Date. The obligation of each Holder to purchase Notes on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.06, of the following conditions on or before the Closing Date:

(a) Fees. The Issuer shall have paid any other amounts owed under and as set forth in the Fee Letter and the Agent Fee Letter.

(b) Expenses. The Issuer shall have paid to Agents and the Holders all amounts (invoiced at least two (2) Business Days prior to the Closing Date (or such shorter time reasonably acceptable to the Issuer) with reasonable detail) required to be paid pursuant to Section 11.02.

(c) Approvals. All approvals of any Governmental Authority or any other third Person required in connection with the Transactions have been obtained and are in full force and effect.

(d) Purchase Date. The date of purchase of the Notes shall be a Business Day.

(e) Organizational Documents; Incumbency. Each Holder and Agent shall have received (i) sufficient copies of each Organizational Document of the Parent, the General Partner, the Issuer, and of each other Note Party, certified as of a recent date by the appropriate Governmental Authority, for each Holder, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of the Parent, the General Partner, the Issuer and of each other Note Party executing the Note Documents; (iii) resolutions of the Board of Directors, the manager(s) or member(s) or similar Governing Body of the Parent, the General Partner, the Issuer and of each other Note Party approving and authorizing the execution, delivery and performance of this Agreement, the other Note Documents to which it is a party, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for the Parent, the General Partner, the Issuer and each other Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation and from the appropriate state agencies where such entity owns any Mortgaged Property, each dated a recent date prior to the Closing Date; provided that such certificate may certify there has be no change in the Organizational Documents, in each case since those delivered pursuant to Section 3.01(b) on the Signing Date.

(f) Initial Reserve Report; Projections; Title to Oil and Gas Properties. The Agent and the Requisite Holders shall have received (i) the Initial Reserve Report accompanied by the third party audit letter with respect thereto and a Reserve Report Certificate covering the matters described in Section 6.11(b) (other than Section 6.11(b)(iv) and Section 6.11(b)(v)) and (ii) title information in form and substance reasonably acceptable to the Requisite Holders setting forth the status of title to at least 90% of PV-9 of the Proved Oil and Gas Properties in the Initial Reserve Report, on a consolidated basis, consistent with usual and customary standards for the geographic regions in which such Oil and Gas Properties are located.

(g) Real Property Collateral. The Agents and the Requisite Holders shall have received a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, duly executed and acknowledged by each Note Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable jurisdiction where each such Mortgaged Property is deemed located and that will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create a valid, perfected Second Priority security interest (after giving effect to Excepted Liens identified in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 90% of the PV-9 of the Proved Oil and Gas Properties evaluated in the Initial Reserve Report, on a consolidated basis.

(h) Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of the Holders a valid, perfected Second Priority security interest in all personal property Collateral of the Note Parties, the Agents shall have received evidence reasonably satisfactory to Agents and the Requisite Holders of the compliance by each Note Party with its respective obligations under the Collateral Documents to which it is party (including its obligation to deliver UCC financing statements, originals of securities, instruments and chattel paper in each case, subject to the Intercreditor Agreement); and

(i) Solvency Certificate. On the Closing Date, Agent shall have received a Solvency Certificate from a Financial Officer substantially in the form of Exhibit E.

(j) Schedules. The Holders shall have received updated Schedules to this Agreement (the “Updated Schedules”) reflecting the occurrence of the Closing Date which Updated Schedules (it being understood and agreed that the Updated Schedules shall be deemed to amend and restate in their entirety the corresponding Schedules delivered on the Signing Date, and all representations and warranties made by the Issuer and the other Note Parties in this Agreement that refer to or are qualified by reference to the Schedules shall, from and after the Closing Date, be deemed to refer to the Updated Schedules).

(k) Evidence of Swap Agreements. The Holders shall have received evidence satisfactory to them in their reasonable discretion that all Swap Agreements required to be maintained pursuant to Section 6.20 are in full force and effect.

(l) Opinions of Counsel to Note Parties. Agents and the Holders shall have received executed copies of the favorable written opinions of (i) Latham & Watkins LLP, New York and Texas special counsel for the Parent, the General Partner, the Issuer and the Note Parties,(ii) an opinion of local counsel to the Note Parties in the State of Louisiana, (iii) an opinion of local counsel to the Note Parties in the Commonwealth of Pennsylvania, (iv) an opinion of local counsel to the Note Parties in the State of West Virginia, and (v) an opinion of local counsel to the Note Parties in Oklahoma, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Agent and Requisite Holders (and the Issuer and each Note Party hereby instructs such counsel to deliver such opinions to Agents on behalf of the Holders).

(m) RBL Loan Documents. The Agent and the Holders shall receive certified true and correct fully-executed copies of the RBL Credit Agreement and any other principal RBL Loan Documents, including for the avoidance of doubt, the Intercreditor Agreement.

(n) No Material Adverse Effect. Since December 31, 2025, no event, change or condition shall have occurred that has caused or could reasonably be expected to result in a Material Adverse Effect.

(o) Funds Flow. Agent shall have received at least one (1) Business Day prior to the Closing Date the Flow of Funds, in form and substance reasonably satisfactory to the Requisite Holders.

(p) Initial Note Purchase Notice. Agent shall have received a fully-executed Note Purchase Notice at least seven (7) Business Days prior to the Closing Date (or such earlier date as the Holders may agree in their sole discretion (by notice to the Agent)).

(q) Other Debt; Existing Note Purchase Agreement. (i) The Requisite Holders shall be satisfied that the Note Parties and their Subsidiaries have no outstanding Debt for borrowed money except for debt permitted pursuant to Section 7.02(a) and Section 7.02(j) and the Note Parties shall not be in default with respect to such Debt, (ii) Parent shall repay $150,150,000 of the Existing Notes and (iii) the Requisite Holders shall have received reasonably satisfactory evidence that, on or substantially concurrently with the Closing Date, after giving effect to the prepayment set forth in Section 3.02(q)(ii), $150,150,000 of the Existing Notes of the Existing Holders shall have been repaid, together with all accrued interest thereon, accrued fees (including any Make-Whole Amount and Prepayment Fees) and other amounts payable to the Existing Holders pursuant to the Existing Note Purchase Agreement (it being understood and agreed that the principal amount of the Existing Notes of the Holders shall be rolled into the Notes to the extent appropriate to give effect to this Agreement in accordance with procedures reasonably satisfactory to the Requisite Holders) and that lien releases in form and substance reasonably satisfactory to the Requisite Holders and the Agents with respect to the collateral documents related to the Existing Notes have been executed and delivered.

(r) Closing Date Initial Public Offering. (i) The Closing Date Initial Public Offering shall have been consummated substantially simultaneously with the Closing Date, in accordance with the Registration Statement and in compliance with applicable law, (ii) the Parent has received gross proceeds in respect of the Closing Date Initial Public Offering of at least $150,000,000 (iii) the Parent has contributed to the Issuer, and the Issuer has received from the Parent, an amount equal to $150,000,000 of such proceeds and (iv) and the Agent and the Holders shall have received evidence satisfactory to it that the Parent has consummated the Closing Date Initial Public Offering and contributed the proceeds to the Issuer as described in the foregoing clauses (ii) and (iii).

(s) Lease Operating Statements. The Holders shall have received monthly production and accounting lease operating statements for each calendar month for each of the Fiscal Quarters ended after March 31, 2026 and at least forty-five (45) days prior to the Closing Date.

(t) No Default or Event of Default; Representations and Warranties. On the Closing Date after giving effect to the Transactions, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) all representations and warranties made by the Note Parties contained herein or in the other Note Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(u) Know Your Customer. Agents and the Holders shall have received, at least three (3) Business Days (or such shorter period as the Agents may agree) prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer, that has been reasonably requested by Holders in writing to the Issuer at least ten (10) Business Days prior to the Closing Date.

(v) Initial Financial Statements. The Holders shall have received (i) an unaudited pro forma balance sheet of the Parent and its Consolidated Subsidiaries as of the Closing Date after giving effect to the Transactions, (ii) consolidated monthly financial projections and budgets for the Issuer and its Restricted Subsidiaries for the then-current Fiscal Year, (iii) audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Issuer as of and for the Fiscal Year ended December 31, 2025 and (iv) the unaudited statements of income and cash flows of the Issuer and its Consolidated Subsidiaries as of and for the Fiscal Quarter and March 31, 2026 and the then elapsed portion of the Fiscal Year (collectively, the “Initial Financial Statements”).

(w) Unrestricted Cash. As of the Closing Date, the Issuer and its Restricted Subsidiaries shall have Unrestricted Cash in an amount equal to or greater than $4,000,000.

(x) Officer’s Certificate. The Issuer shall have delivered to Agent and the Holders a certificate of a Financial Officer of the Issuer, substantially in the form of the Closing Date Certificate, certifying as to matters set forth in Section 3.02(c), Section 3.02(n), Section 3.02(t).

(y) Existing Trades. The Requisite Holders shall (i) be reasonably satisfied with the terms and conditions of the Citadel Permitted Existing Trades and the Citadel Permitted Existing Trade Documents, (ii) the Citadel Permitted Existing Trades and the Citadel Permitted Existing Trade Documents shall have been transferred by novation by Parent, as transferor, to the Issuer, as transferee, pursuant to documentation in form and substance reasonably satisfactory to the Requisite Holders, and (iii) the Agent and the Requisite Holders shall have received a certificate of a Responsible Officer of the Issuer certifying that attached thereto is a true, complete and correct copy of each Citadel Permitted Existing Trade Document (in each case, together with all amendments or supplements thereto, and all agreements that have the effect of amending, modifying or supplementing any Citadel Permitted Existing Trade Document through the Closing Date).

(z) The Agent shall have received certificates of insurance coverage of the Issuer and the Restricted Subsidiaries evidencing that Issuer and the Restricted Subsidiaries are carrying insurance in accordance with Section 4.12.

(aa) Lien Searches. The Agents shall have received (A) the results of a recent search of all effective UCC financing statements made with respect to any personal or mixed property of the Issuer and each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search that will not be terminated on the Signing Date and (B) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements disclosed in such search other than those being assigned or released or to be assigned or released on or prior to the Closing Date and those that do not constitute Liens permitted under Section 7.03.

Agent (at the direction of the Requisite Holders) shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase Notes hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.06) at or prior to 6:00 p.m., Houston, Texas time, on August 8, 2026 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 3.02, each Holder as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Holder unless the Agent shall have received written notice from such Holder prior to the Closing Date specifying its objection thereto.

Section 3.03 Specified Effective Date. The effectiveness of the Specified Amendment is subject to the satisfaction, or waiver in accordance with Section 11.06, of the following conditions:

(a) Notice of Effective Date. (i) The Issuer shall have delivered to the Agent and the Holders a fully-executed notice, concurrent with the delivery of the Note Purchase Notice under Section 3.02(p) (and which may be incorporated and a part of such Notice Purchase Notice), setting forth the proposed date of effectiveness of the Specified Amendment (the “Specified Effective Date”) and (ii) the Specified Effective Date shall not be (A) more than one (1) Business Day prior to the Closing Date or be (B) on any Friday of any calendar week.

(b) No Default or Event of Default; Representations and Warranties. On the Specified Effective Date after giving effect to the Transactions, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) all representations and warranties made by the Note Parties contained herein or in the other Note Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Signing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates).

(c) No Material Adverse Effect. Since December 31, 2025, no event, change or condition shall have occurred that has caused or could reasonably be expected to result in a Material Adverse Effect.

(d) Officer’s Certificate. The Issuer shall have delivered to Agent and the Holders a certificate of a Financial Officer of the Issuer, substantially in the form of the Closing Date Certificate, certifying as to matters set forth in Section 3.03(b) and 3.03(c).

(e) Other Conditions. During the period following the Signing Date and prior to the Specified Effective Date, the Issuer, the Agent and the Requisite Holders shall use commercially reasonable efforts to mutually agree upon other conditions precedent to Specified Effective Date.

Agent (at the direction of the Requisite Holders) shall notify the Issuer and the Holders of the Specified Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, in the event the Closing Date does not occur within two (2) Business Days of the Specified Effective Date, the parties hereto agree that the Specified Amendment shall be deemed to have not occurred regardless of the occurrence of the Specified Effective Date.

Without limiting the generality of the provisions of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 3.03, each Holder as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Holder unless the Agent shall have received written notice from such Holder prior to the Specified Effective Date specifying its objection thereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

In order to induce the Agents and Holders to enter into this Agreement and induce the Holders to purchase their respective Notes, the Note Parties (and each of the Parent and the General Partner solely with respect to Sections 4.01, 4.02, 4.03, 4.04(b), 4.04(c), 4.05(a), 4.07(a), 4.08, 4.09(a), 4.09(b), 4.11, 4.12, 4.21, 4.22, 4.24, 4.25 and 4.26) represent and warrant to the Agents and each Holder the following (provided that any representation and warranty made with respect to the Closing Date shall not be deemed made until the Closing Date):

Section 4.01 Organization; Powers. Each of the Parent, the General Partner, the Note Parties and their Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required by Governmental Requirement, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications or be in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority; Enforceability. The Transactions are within the General Partner’s, the Parent’s, the Note Party’s and each Restricted Subsidiary’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and, if required, stockholder, member or manager action (including, without limitation, any action required to be taken by any class of directors or managers of the Parent, the General Partner, the Note Parties or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Note Document to which the Parent, the General Partner, each Note Party and each Restricted Subsidiary is a party that has been executed and delivered by the Parent, the General Partner, the Issuer and such Restricted Subsidiary as of the Signing Date and the Closing Date has been duly executed and delivered by the Parent, the General Partner, the Note Party and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Parent, the General Partner, the Note Party and such Restricted Subsidiary, as applicable, each enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors or managers, as applicable, whether interested or disinterested, of the Parent, the General Partner, the Note Parties or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Collateral Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Note Documents, (b) will not violate any applicable material provision of law or regulation or the charter, bylaws or other Organizational Documents of the Parent, the General Partner, the Note Parties or any Restricted Subsidiary or any order of any Governmental Authority, (c)(i) will not violate or result in a default under any RBL Loan Document or (ii) will not violate or result in a default under any agreement governing any Material Debt, or any agreement or other instrument binding upon the Parent, the General Partner, the Note Parties or any Restricted Subsidiary or any of their Properties, or give rise to a right thereunder to require any payment to be made by the Parent, the General Partner, the Note Parties or such Restricted Subsidiary, except for violations that could not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (d) will not result in the creation or imposition of any Lien on any Property of the Parent, the General Partner, the Note Parties or any Restricted Subsidiary (other than the Liens created by the Collateral Documents or the RBL Loan Documents) and (e) will not result in any order, judgment, writ or decree, which either restricts or purports to restrict the Parent, the General Partner and any Note Party’s ability to grant Liens to the Agents and the Holders on or in respect of their Properties to secure the Obligations and the Note Documents.

Section 4.04 Financial Condition; No Material Adverse Effect.

(a) As of the Closing Date, the Issuer has furnished to the Holders the Initial Financial Statements. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Issuer and its Consolidated Restricted Subsidiaries as of such dates and for such periods in accordance with GAAP, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2025, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Parent, the General Partner, the Issuer and its Restricted Subsidiaries has been conducted only in the ordinary course, in all material respects, consistent with past business practices.

(c) None of the Parent, the General Partner, the Issuer nor any Restricted Subsidiary (as in existence at the time of the Closing Date) has on the Closing Date any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, material liabilities for Taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as permitted under this Agreement and adequate reserves for such items have been made in accordance with GAAP.

Section 4.05 Litigation.

(a) Except as set forth on Schedule 4.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, the General Partner, the Issuer, threatened in writing against the Parent, the General Partner, the Note Parties or any Restricted Subsidiary which are not fully covered by insurance (except for customary deductibles and customary policy exclusions) that, if adversely determined, could reasonably be expected individually or in the aggregate, to result in liability in excess of $5,000,000 or a Material Adverse Effect or that involve any Note Documents or the Transactions.

(b) Since the Signing Date and the Closing Date, there has been no change in the status of the matters disclosed in Schedule 4.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 4.06 Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The Note Parties and their Restricted Subsidiaries and each of their respective Properties and respective operations thereon (i) are and for the past three (3) years have been in compliance with all applicable Environmental Laws; and (ii) none of the Note Parties and their Restricted Subsidiaries has received written notice of, any conditions, events, or incidents in connection with any operation at such Properties that would reasonably be expected to interfere with or prevent such compliance or continued compliance with Environmental Laws;

(b) The Note Parties and their Restricted Subsidiaries have obtained all Environmental Permits required for their respective operations and respective ownership of their Properties as currently owned and operated, with all such Environmental Permits being currently in full force and effect, and none of Note Parties or their Restricted Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be denied;

(c) There are no Environmental Claims that is pending or, to the Issuer’s knowledge, threatened against the Note Parties or any Subsidiary or, to the Issuer’s knowledge, any of their respective Properties or as a result of any operations at such Properties;

(d) To the knowledge of the Issuer, none of the Properties of the Note Parties or any Restricted Subsidiary contain or have contained any: (i) underground storage tanks requiring an Environmental Permits pursuant to Environmental Law; (ii) asbestos-containing materials requiring removal pursuant to Environmental Law; (iii) landfills or dumps requiring an Environmental Permit pursuant to Environmental Law; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) (i) There has been no Release or, to the Issuer’s knowledge, threatened Release of Hazardous Materials by the Issuer or, to the Issuer’s knowledge, any third party at, on, under or from the Note Parties’ or any Restricted Subsidiary’s Properties in violation of, or as could reasonably be expected to result in liability under, Environmental Law, (ii) there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, (iii) to the knowledge of the Issuer, none of such Properties are adversely affected by any Release of a Hazardous Material originating or emanating from any other real property;

(f) Neither the Issuer nor any Restricted Subsidiary has received any written notice asserting an alleged liability or obligation of the Note Parties or any Restricted Subsidiary under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Note Parties’ or any Restricted Subsidiary’s Properties or any real properties offsite the Issuer’s or any Restricted Subsidiary’s Properties, including a letter or request for information under Section 104(e) of CERCLA (42 U.S.C. § 9604) or any comparable state law;

(g) There has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of Note Parties or any Restricted Subsidiary, including at any of the Note Parties’ or its Restricted Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation for which the Note Parties or any Restricted Subsidiary would be liable under Environmental Laws; and

(h) The Note Parties and their Restricted Subsidiaries have made available to the Holders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) requested by the Agent that are in any of the Note Parties’ or the Restricted Subsidiaries’ possession or control and relating to their respective Properties or operations.

Section 4.07 Compliance with Laws and Agreements; No Defaults, Event of Default or Borrowing Base Deficiency.

(a) Each of the Parent, the General Partner, the Note Parties and each Restricted Subsidiary is in compliance with all Governmental Requirements applicable to it and its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing.

(c) Each Material Contract is in full force and effect, and is valid, binding and enforceable upon any Note Party party thereto and, to the knowledge of the Note Parties, upon each of the other parties thereto in accordance with their respective terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Note Party party thereto is in compliance in all material respects with such agreements. The Issuer has delivered or made available to the Agent true, correct and complete copies of each Material Contract (including all amendments, supplements or other modifications thereto) in effect and not previously delivered or made available to the Agent, or has otherwise disclosed such Material Contract in connection with the Registration Statement.

Section 4.08 Investment Company Act. None of the Parent, the General Partner, the Note Parties nor any Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 4.09 Taxes.

(a) Each of the Parent, the General Partner, the Note Parties and their Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Note Parties or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) The charges, accruals and reserves on the books of the Parent, the General Partner, the Issuer and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent, the General Partner, and the Issuer, adequate.

(c) No Tax Lien (other than Tax Liens that constitute Excepted Liens) has been filed.

Section 4.10 ERISA. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Effect:

(a) The Note Parties, Restricted Subsidiaries and ERISA Affiliates have complied in all material respects with ERISA and, where applicable, the Internal Revenue Code and other applicable laws regarding each Plan.

(b) Each Plan (other than Multiemployer Plan) is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Internal Revenue Code and other applicable laws.

(c) No act, omission or transaction has occurred with respect to a Plan which could reasonably be expected to result in imposition on the Note Parties, any Restricted Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Internal Revenue Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the applicable the Issuer, Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the Signing Date and the Closing Date.

(e) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

(f) Neither the Note Parties, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities other than as required by applicable law and that may not be terminated by the Note Parties, a Restricted Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g) Neither the Note Parties, the Restricted Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time during the current calendar year or the six (6) year period preceding the Signing Date and the Closing Date sponsored, maintained or contributed to, any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Internal Revenue Code.

(h) Each Note Party satisfies an exception set forth in 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) so that its underlying assets do not constitute assets of a Benefit Plan and the Transactions are neither prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) nor in violation of any state statutes, applicable to a Note Party that regulate investments of, and fiduciary obligations with respect to, governmental plans, that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Section 4.11 Disclosure; No Material Misstatements. Each of the Parent, the General Partner and the Note Parties has disclosed or made available to the Holders all agreements, instruments and corporate or other restrictions to which it or any of the Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other factual information furnished by or on behalf of the Parent, the General Partner, the Issuer or any Restricted Subsidiary in writing to the Agent or any Holder or any of their Affiliates in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or under any other Note Document (as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date made or deemed made; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed by the Issuer to be reasonable at the time it being understood that (i) any such projected financial information is merely a prediction as to future events and is not to be viewed as fact, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Issuer or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and that the Issuer makes no representation that such projections will be realized. There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Note Parties and their Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Note Parties and their Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 4.12 Insurance. Each of the Parent, the General Partner and the Note Parties have, and have caused all of their Restricted Subsidiaries to have with respect to its business and properties (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are customarily insured against by business entities similarly situated and engaged in the same or a similar business for the assets and operations of the Parent, the General Partner, the Note Parties and their Restricted Subsidiaries (as determined in the reasonable business judgment of the senior management of the Issuer. The Collateral Agent and the Holders have been named as additional insureds in respect of such liability insurance policies and the Collateral Agent has been named as lender loss payee and mortgagee with respect to Property loss insurance.

Section 4.13 Subsidiaries; Foreign Operations. Except as set forth on Schedule 4.13 or as disclosed in writing after the Signing Date and the Closing Date to the Agent (which shall promptly furnish a copy to the Holders), which shall be a supplement to Schedule 4.13, the Issuer has no Subsidiaries. Schedule 4.13 (as supplemented as contemplated by this Section 4.13) identifies each Subsidiary as either a Restricted Subsidiary or Unrestricted Subsidiary. Each Subsidiary listed on Schedule 4.13 is a Wholly-Owned Subsidiary. The Note Parties have no Foreign Subsidiaries and no Restricted Subsidiary owns any Oil and Gas Properties not located within the geographic boundaries of the United States of America.

Section 4.14 Properties; Titles, Etc.

(a) Except for Immaterial Title Deficiencies, each of the Note Parties and their Restricted Subsidiaries has good and defensible title (as used herein, such term has the meaning commonly ascribed thereto in the oil and gas business) to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and valid title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.03. After giving full effect to the Excepted Liens, the Note Party or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and the ownership of such Properties shall not in the aggregate in any material respect obligate the Issuer or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Issuer’s or such Restricted Subsidiary’s net revenue interest in such Property.

(b) With respect to any real Properties or personal Properties not subject of the preceding clause (a), each of the Note Parties and their Restricted Subsidiaries have in all material respects (i) good and defensible title to, or valid leasehold or other interests in, its respective real Properties and (ii) good title to all of their personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 7.03.

(c) All material leases and agreements necessary for the conduct of the business of the Note Parties and their Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(d) The rights and Properties presently owned, leased or licensed by the Note Parties and their Restricted Subsidiaries including, without limitation, all easements and rights of way, if any, include all rights and Properties necessary to permit the Note Parties and their Restricted Subsidiaries to conduct their business as currently conducted, except to the extent any failure to have any such rights or Properties could not reasonably be expected to have a Material Adverse Effect.

(e) All of the Properties of the Note Parties and their Restricted Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could not reasonably be expected to have a Material Adverse Effect.

(f) The Note Parties and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Note Parties and such Restricted Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Note Parties and their Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(g) No eminent domain proceeding or taking has been commenced or, to the knowledge of any of the Issuer or any of its Subsidiaries, is contemplated with respect to all or any portion of the Property, except to the extent that such proceeding or taking has been previously disclosed by the Issuer in writing to the Agent pursuant to Section 6.02(b).

Section 4.15 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties with respect to which the Issuer and its Restricted Subsidiaries own any executive rights (and Properties unitized therewith) of each Note Parties and their Restricted Subsidiaries have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of each Note Parties and their Restricted Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of the Note Parties or any Restricted Subsidiary is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Note Parties or any Restricted Subsidiary is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Note Parties or such Restricted Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment with respect to which each Note Party and their Restricted Subsidiaries own any executive rights and that are necessary to conduct normal operations are being or, in the case of such pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment the maintenance of which is performed by a third-party operator, the Issuer is using its commercially reasonable efforts to cause such items to be, and to the Issuer’s knowledge such items are maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by each Note Party or any of its Restricted Subsidiaries, in a manner consistent with each Note Parties’ or their Restricted Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 4.15 could not reasonably be expected to have a Material Adverse Effect).

Section 4.16 No Operations. The Note Parties and their Restricted Subsidiaries (a) do not take Hydrocarbons attributable or allocable to their Oil and Gas Properties, in kind, and (b) do not engage in any material operating activities with respect to their Oil and Gas Properties.

Section 4.17 Gas Imbalances; Prepayments. To the extent the Issuer or any of its Restricted Subsidiaries take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except as set forth on Schedule 4.17, as of the Signing Date and the Closing Date, and thereafter either disclosed in writing to the Agent and the Holders or included in the most recent Reserve Report Certificate, as of the date thereof, on a net basis there are no imbalances, take or pay or other prepayments which would require the Issuer or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than imbalances, take-or-pay or other prepayments and balancing rights incurred in the ordinary course of business and which imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not exceed $1,000,000.

Section 4.18 Marketing of Production. To the extent the Issuer or any of its Restricted Subsidiaries take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except for contracts listed and in effect on the date hereof on Schedule 4.18, or hereafter either disclosed in writing to the Holders or included in the most recently delivered Reserve Report, as of the date thereof, (with respect to all of which contracts the Issuer represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment, for the sale of production from the Issuer’s and its Restricted Subsidiaries’ Hydrocarbons (including, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that pertain to the sale of production at a fixed price and have a maturity or expiry date of longer than six (6) months from the date thereof or the date of delivery of such Reserve Report Certificate.

Section 4.19 Swap Agreements and Qualified ECP Guarantor. The most recently delivered report required to be delivered by the Issuer pursuant to Section 6.01(e), as of the date thereof, sets forth, a true and complete list of all Swap Agreements of the Note Parties and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Note Parties are each a Qualified ECP Guarantor.

Section 4.20 Use of Proceeds. The proceeds of the Notes shall be used for the purposes set forth in Section 2.04. The Note Parties and their Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Note will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 4.21 Solvency. After giving effect to the Transactions, (a) the Issuer is Solvent and (b) the Parent, the General Partner, the Issuer and the other Note Parties, on a consolidated basis, are Solvent.

Section 4.22 Anti-Corruption Laws, Sanctions and USA PATRIOT Act. Each of the Parent, the General Partner, and the Issuer has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Issuer and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, the General Partner, the Issuer, its Subsidiaries, and their respective directors, officers, employees and, to the Issuer’s knowledge, agents are in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws, and applicable Sanctions and are not in violation of any laws prohibiting transactions involving proceeds of specified unlawful activity within the meaning of 18 U.S.C. § 1956. None of (a) the Parent, the General Partner, the Note Parties or any of their respective directors, officers or employees, or (b) to the Issuer’s direct knowledge, any agent of the Parent, the General Partner, or the Note Parties that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Notes, direct use of proceeds or other transaction by the Parent, the General Partner, and/or the Note Parties contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 4.23 Affected Financial Institutions. No Note Party is an Affected Financial Institution.

Section 4.24 Collateral Documents. As of the Closing Date, the Collateral Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and proceeds thereof, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. The Obligations are and shall be at all times secured by legal, valid and enforceable, perfected Second Priority Liens in favor of the Collateral Agent, covering and encumbering the Collateral (provided that Liens permitted under Section 7.03 may exist).

Section 4.25 Senior Debt. The Obligations of each Note Party under this Agreement and each of the other Note Documents ranks and shall continue to rank at least senior in priority of payment to all subordinated Debt and all senior unsecured Debt of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all subordinated Debt and all senior unsecured Debt of such Person.

Section 4.26 Beneficial Ownership. As of the Signing Date and the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 4.27 Private Offering. Neither the Note Parties nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders, each of which has been offered the Notes at a private sale for investment. Neither the Note Parties nor anyone acting on their behalf has (a) solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, or (b) taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

ARTICLE V.

REPRESENTATIONS OF HOLDERS

In order to induce Issuer to issue and sell the Notes to the Holders, each Holder hereby represents and warrants to Issuer, on the Closing Date and acknowledges as follows:

Section 5.01 Organization and Standing. Such Holder is a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation.

Section 5.02 Authorization; Enforceability. Such Holder has the full power and authority to enter into this Agreement, and (assuming due execution by the other parties hereto) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 5.03 Investment. Such Holder is acquiring each such Note solely for its own account, for investment purposes, with no intention of distributing or reselling such Note in any public offering or in any transaction that would be in violation of applicable securities laws of the United States or any other applicable jurisdiction or any state or province thereof, without prejudice, however, to such Holder’s right at all times to sell or otherwise dispose of all or any part of the Notes under an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws (it being understood that Issuer has no obligation or intention to undertake any such registration), or an exemption from such registration requirements and in compliance with applicable securities laws. Such Holder has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Notes by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 5.04 Accredited Investor. Such Holder, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

Section 5.05 No Resale or Repurchase. No person has made to such Holder any written or oral representations (a) that any person will resell or repurchase the Notes (except in accordance with the Organizational Documents of Issuer), (b) that any person will refund the purchase price of the Notes, or (c) as to the future price or value of the Notes.

Section 5.06 Private Placement. Such Holder understands that the Notes are being offered for sale only on a “private placement” basis and that the sale and delivery of the Notes is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or registration statement or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence, (a) such Holder is restricted from using most of the civil remedies available under applicable securities legislation, (b) such Holder may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and (c) Issuer is relieved from certain obligations that would otherwise apply under applicable securities legislation.

Section 5.07 Knowledge and Experience. Without limiting the force and effect of the representations and warranties of any party to a Note Document, such Holder (a) has such knowledge and experience in financial and business matters, as to enable it to evaluate the merits and risks of entering into this Agreement and receiving the Notes, (b) is able to bear the economic risk of the transaction, (c) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and is completed in compliance with applicable securities laws, (d) has been independently advised as to restrictions with respect to trading in the Notes imposed by applicable securities laws, (e) confirms that no representation (written or oral) has been made to it (with respect to trading restrictions imposed by applicable securities laws) by or on behalf of Issuer or Agent with respect thereto, (f) has conducted its own investigation of the Issuer and the terms of the Note, (g) (i) confirms it has had access to information as it deemed necessary to make its decision to purchase the Notes, and (ii) has been offered the opportunity to ask questions of the Issuer and receive answers thereto, as it deemed necessary in connection with the decision to purchase the Notes and (h) acknowledges that it is aware of the characteristics of the Notes, and the risks relating to an investment therein.

Section 5.08 No Materials. Without limiting the representations and warranties set forth in the Note Documents, such Holder has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature describing or purporting to describe the business and affairs of Issuer which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Notes.

Section 5.09 Transfer Restrictions. Such Holder acknowledges and agrees that none of the Notes has been registered under the Securities Act or the securities laws of any country or state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available. Such Holder also acknowledges and agrees that the Notes are subject to resale restrictions in the United States, may be subject to resale restrictions in jurisdictions other than the United States under applicable securities laws, and that any sale or transfer will be completed in compliance with applicable securities laws.

Section 5.10 Offers and Sales Only in Certain Circumstances. If such Holder decides to offer, sell, pledge or otherwise transfer any of the Notes, it will not offer, sell, pledge or otherwise transfer any of such Notes, directly or indirectly, unless: (a) the sale is made pursuant to registration of the Notes under the Securities Act; (b) the sale is made to the Issuer in accordance with Section 2.09(g); (c) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local securities laws and regulations; (d) the sale is made pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and, in either case, in accordance with any applicable state securities or “blue sky” laws; or (e) the Notes are sold in any other transaction that does not require registration under the Securities Act or any applicable state securities or “blue sky” laws.

Section 5.11 Subsequent Purchaser Notification. Such Holder will take reasonable steps to inform, and cause each of its Affiliates and Related Funds that is a U.S. person (as defined in Section 902 of Regulation S under the Securities Act) to take reasonable steps to inform, any person acquiring Notes from such Holder, Affiliate or Related Fund, as the case may be, in the United States that the Notes (a) have not been and will not be registered under the Securities Act, (b) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act and (c) may not be offered, sold or otherwise transferred except (i) to the Issuer in accordance with Section 2.09(g), (ii) outside the United States in accordance with Regulation S and in compliance with applicable local securities laws and regulations or (iii) inside the United States in accordance with (A) Rule 144A to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A (“Qualified Institutional Buyer”) that is purchasing such Notes for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (B) pursuant to another available exemption from registration under the Securities Act.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Commencing on the Closing Date and until Payment in Full, each of the Note Parties (and (i) each of the Parent and the General Partner solely with respect to Sections 6.01(h), 6.01(l), 6.01(n), 6.03, 6.04, 6.06, 6.08, 6.10, 6.18 and 6.21 and (ii) the Parent with respect to Sections 6.01(a), 6.01(b), 6.01(c), 6.01(q), 6.01(v) and 6.15), covenants and agrees with the Holders and Agents that:

Section 6.01 Financial Statements; Other Information. The Issuer (and the Parent, with respect to Section 6.01(a), 6.01(b), and 6.01(c) will furnish to the Agent:

(a) Annual Financial Statements. As soon as available and in any event no later than the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (but in any event on or before the date that is ninety (90) days after the end of each Fiscal Year of the Issuer (beginning with the Fiscal Year ending December 31, 2026)), the audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year (except with respect to the audited financial statements as of and for the period ending December 31, 2026), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a “going concern” or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03). Notwithstanding the foregoing, the obligations set forth in this Section 6.01(a) may be satisfied with respect to the delivery of financial statements of the Issuer and its Consolidated Subsidiaries by furnishing to the Agent and each Holder: (A) the Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case, where available, in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than a “going concern” or other qualification that results solely from the Maturity Date being scheduled to occur within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Person and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03) and (B) concurrently with the financial information required by this clause (a), consolidating information that explains in reasonable detail the differences between the information relating to Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Issuer and its Consolidated Restricted Subsidiaries, on the other hand.

(b) Quarterly Financial Statements. As soon as available and in any event no later than the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each Fiscal Year of the Issuer and the Parent (but in any event on or before the date that is sixty (60) days after the end of each such quarterly accounting period) (commencing with the Fiscal Quarter ending June 30, 2026) (i) the consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows of the Parent and (ii) the consolidated balance sheet and related statement of operations partners’ equity and cash flows of the Issuer, in each case as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (except for any Fiscal Year or Fiscal Quarters ending on or prior to December 31, 2026 for which no comparisons will be delivered), in each case, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of (A) in the case of the financial statements described in clause (i) above, the Parent and its Consolidated Subsidiaries and (b) in the case of the financial statements described in clause (ii) above, the Issuer and its Consolidated Subsidiaries, in each case, on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03), subject to normal year-end adjustments and the absence of footnotes. Notwithstanding the foregoing, the obligations set forth in this Section 6.01(b) may be satisfied with respect to the delivery of financial statements of the Issuer and its Consolidated Restricted Subsidiaries by furnishing to the Agent and each Holder: (A) the Parent’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied (other than changes pursuant to Section 1.03), subject to normal year-end audit adjustments and the absence of footnotes, and (B) concurrently with the financial information required by this clause (b), consolidating information that explains in reasonable detail the differences between the information relating to Parent and its Consolidated Subsidiaries, on the one hand, and the information relating to the Issuer and its Consolidated Restricted Subsidiaries, on the other hand.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Sections 6.01(a) or 6.01(b), a certificate of a Financial Officer of each of the Issuer and the Parent in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.01 (including setting forth the Issuer’s reasonably detailed and certified calculations of the Consolidated Total Net Leverage Ratio and the Asset Coverage Ratio and demonstrating compliance with the applicable financial covenant requirement), (iii) stating whether any change in GAAP or in the application thereof has occurred since Closing Date and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) listing each Restricted Subsidiary and specifying whether such Restricted Subsidiary is or is not a Guarantor (and (A) specifying the identity of each Immaterial Subsidiary and each Material Subsidiary as of the end of such Fiscal Quarter or Fiscal Year, as applicable (and including reasonable detail, in form and substance satisfactory to the Requisite Holders, with respect thereto) and (B) if necessary, designating sufficient additional Subsidiaries as Material Subsidiaries so as to comply with the definition of “Material Subsidiary”).

(d) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Issuer are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Issuer.

(e) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Sections 6.01(a) and 6.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Agent and the Requisite Holders, setting forth (i) as of a recent date, a true and complete list of all Swap Agreements of the Issuer and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any margin required or supplied under any credit support document, and the counterparty to each such agreement, (ii) reasonably detailed calculations of the reasonably anticipated forecasted production of crude oil and natural gas, calculated separately, from the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries for each month during the immediately succeeding twelve-month period and (iii) reasonably detailed calculations setting forth the Issuer’s compliance with Section 7.15(b) for the most recent Rolling Period.

(f) Business and Financial Plan. On or before the date that is sixty (60) days after the end of each Fiscal Year of the Issuer, consolidated quarterly financial projections and budgets for the Issuer and its Restricted Subsidiaries for the then-current Fiscal Year, which shall be in form and detail reasonably satisfactory to the Requisite Holders.

(g) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 6.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 6.06, in form and substance reasonably satisfactory to the Requisite Holders, and, if requested by the Agent or any Holder, all copies of the applicable policies.

(h) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent, the General Partner, the Note Parties or any of their Subsidiaries by independent accountants (other than customary and standard correspondence) in connection with any annual, interim or special audit made by them of the books of the Note Parties or any such Subsidiary, and a copy of any response by the Parent, the General Partner, the Note Parties or any such Subsidiary, or the Board of Directors (or comparable Governing Body) of the Note Parties or any such Subsidiary, to such letter or report.

(i) List of Operators. If requested by the Requisite Holders, concurrently with the delivery of any Reserve Report to the Requisite Holders under Section 6.11(a), a list of all Persons operating the Issuer’s or any Restricted Subsidiaries’ Oil and Gas Properties which account for greater than 10% of the revenues resulting from the sale of all Hydrocarbons from the Issuer’s or any Restricted Subsidiaries’ Oil and Gas Properties during the most recently ended Fiscal Year.

(j) Notice of Sales of Oil and Gas Properties and Termination of Swap Agreements. In the event the Issuer or any Restricted Subsidiary intends to dispose of any Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business) or any Equity Interests in any Subsidiary in accordance with Section 7.09(d), in each case, that would constitute a Material Disposition, written notice of such disposition no later than two (2) Business Days prior to such disposition (or such later date as the Requisite Holders may agree in their sole discretion) the price thereof and any other details thereof reasonably requested by the Requisite Holders. In the event that the Note Parties or any Subsidiary receives any notice of early termination of any material Swap Agreement to which it is a party from any of its counterparties, or any material Swap Agreement to which the Note Parties or any Subsidiary is a party is terminated, prompt written notice of the receipt of such early termination notice or such termination, as the case may be, together with a reasonably detailed description thereof and any other details thereof reasonably requested by the Requisite Holders.

(k) Patriot Act and Beneficial Ownership. Promptly following any request therefor, information and documentation reasonably requested by the Agent or any Holder for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(l) Information Regarding the Parent, the General Partner, the Issuer and Guarantors. Prompt written notice (and in any event within three (3) Business Days thereafter, or such later date as the Requisite Holders may agree in their sole discretion) of any change (i) in the Parent’s, the General Partner’s, the Issuer’s or any Guarantor’s organizational name, (ii) in the location of the Parent’s, the General Partner’s, the Issuer’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Parent’s, the General Partner’s, the Issuer’s or any Guarantor’s identity or organizational structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Parent’s, the General Partner’s, the Issuer’s or any Guarantor’s organizational identification number in such jurisdiction of organization, and (v) in the Parent’s, the General Partner’s, the Issuer’s or any Guarantor’s federal taxpayer identification number.

(m) Production Report and Lease Operating Statements. Concurrently with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), a report setting forth, for each month during the 12-month period ending on the last day of such Fiscal Quarter, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) from the Oil and Gas Properties and (ii) the ad valorem, severance and production taxes and lease operating expenses attributable to the Oil and Gas Properties and setting forth the operator of record for the Oil and Gas Properties.

(n) Notices of Certain Changes. Promptly, but in any event within three (3) Business Days after the execution thereof (or such later date as the Requisite Holders may agree in their sole discretion), copies of any amendment, modification or supplement to the certificate or articles of incorporation or formation, bylaws, certificate or articles of organization, regulations or limited liability company agreement, any preferred stock designation or any other Organizational Document of the Parent, the General Partner, the Note Parties or any Guarantor.

(o) [Reserved].

(p) Other Requested Information. Promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Note Parties or any Subsidiary (including, without limitation, any Plan sponsored by the Issuer or a Subsidiary and any reports or other information required to be filed with respect thereto under the Internal Revenue Code or under ERISA), or compliance with the terms of this Agreement or any other Note Document, as the Agent or any Holder may reasonably request.

(q) Amendments and Notices Under Material Instruments. Promptly, but in any event within three (3) Business Days after the execution or actual receipt thereof (or such later date as the Requisite Holders may agree in its sole discretion), (i) copies of any amendment, modification or supplement to any of the RBL Loan Documents or any documentation governing Debt for borrowed money constituting Material Debt and (ii) copies of any financial statement, certificate, report, notice or other information furnished to or by the Parent, the General Partner, the Issuer or any Restricted Subsidiary pursuant to the terms of the RBL Loan Documents or any other Debt for borrowed money constituting Material Debt, in each case to the extent not otherwise required to be furnished to the Holders pursuant to any other provision of this Section 6.01.

(r) Consolidated Total Net Leverage Ratio; Asset Coverage Ratio. No later than three (3) Business Days prior to the consummation of any event or transaction that requires the calculation of, and compliance with, a Consolidated Total Net Leverage Ratio and/or an Asset Coverage Ratio (in each case, other than with respect to any calculation or compliance requirement set forth in Section 7.04)1 (i) a certificate of a Responsible Officer of the Issuer (A) with respect to the Consolidated Total Net Leverage Ratio, setting forth the Issuer’s reasonably detailed and certified calculations of such Consolidated Total Net Leverage Ratio on a Pro Forma Basis and demonstrating compliance with the applicable Consolidated Total Net Leverage Ratio requirement and (B) with respect to the Asset Coverage Ratio, (I) setting forth the Issuer’s reasonably detailed and certified calculations of such Asset Coverage Ratio on a Pro Forma Basis and demonstrating compliance with the applicable Asset Coverage Ratio requirement and (II) certifying that information set forth in the updated reserve database referenced in Section 6.01(r)(ii) is true and correct, it being understood by the Agent and the Holders that projections concerning volumes and production and cost estimates contained therein are necessarily based upon opinions, estimates and projections and that neither the Issuer nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate and (ii) with respect to the Asset Coverage Ratio, an updated reserve database with respect to the Oil and Gas Properties of the Issuer and its Restricted Subsidiaries giving effect to the updated Strip Price as set forth in Section 1.05(c).

(s) [Reserved].

[1]	Note to Draft: There is no 7.04(b).

(t) Free Cash Flow; Lease Operating Statements. Concurrent with the delivery of each certificate of the Financial Officer pursuant to Section 6.01(c), deliver (i) a certificate of a Responsible Officer in substantially the form of Exhibit K setting forth reasonably detailed calculations of Cash Flow from Operating Activities and Adjusted Cash Flow from Operating Activities for the most recently ended Fiscal Quarter and (ii) lease operating statements for the most recently ended Fiscal Quarter in form and detail substantially consistent with the lease operating statements delivered to Holders pursuant to Section 3.02(s) for each such Fiscal Quarter from the Oil and Gas Properties and other information reasonably requested by the Requisite Holders with reasonable advance notice (and which includes the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such fiscal quarter from the Oil and Gas Properties, and sets forth the related ad valorem, severance and production taxes (if applicable), capital expenditures and lease operating expenses attributable thereto and incurred for each such fiscal quarter), in each case for this Section 6.01(t)(ii) certified by a Responsible Officer of the Issuer as presenting fairly in all material respects the information contained therein.

(u) [Reserved].

(v) Environmental, Social and Governance Matters.

(i) Upon notice from an operator of a Material Environmental and Social Incident occurs, (A) reasonably prompt notification, but in any event within fifteen (15) Business Days, of such Material Environmental and Social Incident, (B) concurrently deliver a brief statement of the remedial plan such operator has undertaken or plans to undertake to address such Material Environmental and Social Incident and (C) reasonably prompt notification, but in any event within fifteen (15) Business Days, of the completion of such remedial plan or the abandonment thereof;

(ii) within sixty (60) days of request by the Requisite Holders, no more than once in any 12-month period, (A) a materially completed environmental, social and governance survey (an “ESG Survey”) provided to the Issuer by the Requisite Holders in the form substantially consistent with the ESG Survey template provided by the Holders to the Issuer on August 20. 2024, but with the Issuer’s previous year’s responses updated by the Issuer, as applicable and (B) host a conference call or teleconference at a time mutually acceptable to the Issuer and the Requisite Holders to discuss the emissions and climate related policies and activities of the Issuer and its Restricted Subsidiaries and matters relating to the ESG Survey; and

(iii) reasonably promptly following request, any additional material information related to environmental, social and governance matters of the Issuer as the Agent or the Requisite Holders may reasonably request from time to time.

(w) Material Contract Information. Concurrent with any delivery of financial statements under Section 6.01(a) or Section 6.01(b), copies of any material amendments, modifications, consents and waivers to, and termination (including rejections) and assignment of, any Material Contracts.

Documents required to be delivered pursuant to Section 6.01(a), (b), (g) or (h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Issuer posts such documents, or provides a link thereto on the Parent’s or the Issuer’s public website; or (ii) on which such documents are posted on the Issuer’s behalf on an Internet or intranet website (including the SEC’s EDGAR website), if any, to which each Holder and the Agent have been provided access (whether a commercial, third-party website or otherwise); it being understood that the Agent shall have no obligation to monitor or download any such materials or otherwise be responsible for the contents thereof.

Section 6.02 Notices of Material Events. Promptly (and in any event within three (3) Business Days) after a Responsible Officer of the Issuer or any Subsidiary obtains knowledge thereof, the Issuer will furnish to the Agent (which shall make such information available to the Holders) written notice of the following:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Note Parties or any Restricted Subsidiary not previously disclosed in writing to the Holders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Holders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.03 Existence; Conduct of Business. Each of the Parent, the General Partner, the Note Parties will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence in a jurisdiction of the United States and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.08.

Section 6.04 Payment of Taxes. Each of the Parent, the General Partner and the Note Parties will, and will cause each Subsidiary to, file (or cause to be filed) all federal, state and other tax returns and reports required to be filed and shall pay (or cause to be paid) when due all Taxes levied or imposed upon them or their properties income or assets, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Parent, the General Partner, the Issuer or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment or file could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Borrowing Base Property or other material Property of the Parent, the General Partner, the Issuer or any Subsidiary.

Section 6.05 Operation and Maintenance of Properties. Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Issuer, at its own expense, will, and will cause each Restricted Subsidiary to:

(a) to the extent the Issuer or any Restricted Subsidiary owns any executive rights with respect thereto, operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b) to the extent the Issuer or any Restricted Subsidiary owns any executive rights with respect thereto, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties; and

(c) to the extent the Issuer or any Restricted Subsidiary owns any executive rights with respect thereto, to the extent the Issuer is not the operator of any Property, the Issuer shall use commercially reasonable efforts to cause the operator to comply with this Section 6.05.

Section 6.06 Insurance. Each of the Parent, the General Partner and the Note Parties will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies (at the time the relevant coverage is placed or renewed), insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral for the Obligations shall be endorsed in favor of and made payable to the Agents as its interests may appear and such policies shall name the Agents and the Holders as “additional insureds” and Agents as lender loss payee (and mortgagee, if applicable) and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Agents.

Section 6.07 Books and Records; Inspection Rights. The Note Parties will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Issuer will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Agent or any Holder, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing and no Borrowing Base Deficiency exists, the Note Parties and their Restricted Subsidiaries shall not be required to reimburse the Agent or any Holder for more than one (1) inspection during any Fiscal Year.

Section 6.08 Compliance with Laws.

(a) The Parent, the General Partner, the Note Parties will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Parent, the General Partner, the Note Parties will, and will cause each of their Subsidiaries to, maintain in effect such policies and procedures reasonably designed to promote and achieve compliance by the Parent, the General Partner, the Note Parties and their Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions and the USA PATRIOT Act.

Section 6.09 Environmental Matters.

(a) The Note Parties shall: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, (with respect to Oil and Gas Properties, solely to the extent such Person has executive rights therein), with all applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Restricted Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Note Parties’ or their Restricted Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Note Parties’ or any of their Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, in each case, such Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with its operation or use of the Note Parties’ or their Restricted Subsidiaries’ Properties which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations to the extent required to be completed by the Issuer or any Restricted Subsidiaries under Environmental Law (collectively, the “Remedial Work”) in the event any Remedial Work is required by the Issuer or any Restricted Subsidiary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Note Parties’ or their Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Restricted Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials in violation of Environmental Law, if such exposure could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such procedures as may be deemed reasonably necessary by the Issuer and its Restricted Subsidiaries to regularly determine and assure that the Note Parties’ and their Restricted Subsidiaries’ obligations under this Section 6.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Note Parties will promptly, but in no event later than fifteen (15) days after any Note Party obtains knowledge thereof, notify the Agent and the Holders in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened demand (in writing) or lawsuit by any Person against the Note Parties or their Restricted Subsidiaries or their Properties of which the Note Party has knowledge in connection with any Environmental Laws if the Note Parties reasonably anticipates that such action will result in liability (whether individually or in the aggregate), if not covered by insurance, which could reasonably be expected to have a Material Adverse Effect.

(c) The Issuer will, and will cause each Restricted Subsidiary to, provide environmental assessments, audits and tests obtained by the Issuer or any Restricted Subsidiary in connection with any future acquisition of Oil and Gas Properties or other Properties to the Agent.

Section 6.10 Further Assurances.

(a) Each of the Parent, the General Partner and the Note Parties at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Agents all documents, agreements and instruments reasonably requested by the Agents or the Requisite Holders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Parent, the General Partner, the Note Parties or any Restricted Subsidiary, as the case may be, in the Note Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Collateral Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Collateral Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Agent or the Requisite Holders, in connection therewith.

(b) Each of the Parent, the General Partner and the Note Parties hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Parent, the General Partner, the Note Parties or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Collateral Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Each of the Note Parties acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Note Party or words of similar effect as may be required by the Collateral Agent or the Requisite Holders. The grant of authority to the Collateral Agent under this Section 6.10(b) shall not be construed as a duty on any Agent to make any filing or otherwise perfect or maintain the perfection of the Collateral Agent’s security interest, for the benefit of the Secured Parties, in the Collateral.

Section 6.11 Reserve Reports.

(a) On or before March 15th, May 15th, August 30th and November 15th of each year, commencing with the first such date to occur after the Closing Date, the Issuer shall furnish to the Agent and the Holders a Reserve Report evaluating, as of the immediately preceding July 1st (for each August 30th delivery), October 1st (for each November 15th delivery), January 1st (for each March 15th delivery) and April 1st (for each May 15th delivery), the Proved Reserves of the Issuer and the Restricted Subsidiaries located within the geographic boundaries of the United States of America. (i) The Reserve Report as of January 1st (for each March 15th delivery) of each year shall be prepared by one or more Approved Petroleum Engineers, (ii) the Reserve Report as of July 1st (for each August 30th delivery) of each year shall be prepared by or under the supervision of the chief engineer or qualified agent of the Issuer who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report and (iii)(A) the Reserve Report as of April 1st (for each May 15th delivery) shall be the immediately preceding delivered Reserve Report as of January 1st rolled forward with pricing (including the Strip Price) updated to April 1st and (B) the Reserve Report as of October 1st (for each November 15th delivery) shall be the immediately preceding delivered Reserve Report as of July 1st rolled forward with pricing (including the Strip Price) updated to October 1st, in the case of each of clauses (iii)(A) and (iii)(B), prepared by or under the supervision of the chief engineer or qualified agent of the Issuer who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1st Reserve Report.

(b) With the delivery of each Reserve Report, the Issuer shall provide to the Agent and the Holders a Reserve Report Certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, it being understood by the Agent and the Holders that projections concerning volumes and production and cost estimates contained in each Reserve Report are necessarily based upon opinions, estimates and projections and that neither the Issuer nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) the Issuer or another Note Party has good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (other than those (x) to be acquired in connection with an acquisition, (y) disposed of since the date of such Reserve Report as permitted in accordance with the terms hereof and (z) leases that have expired in accordance with their terms) and such Oil and Gas Properties are free (or will be at the time of the acquisition thereof) of all Liens except for Liens permitted by Section 7.03, (iii) to the extent the Note Parties take Hydrocarbons attributable or allocable to their Oil and Gas Properties in-kind, except as set forth on an exhibit to the certificate or previously disclosed to the Agent and the Requisite Holders in writing, on a net basis there are no gas imbalances, take or pay or other prepayments, the value of which exceed the volume threshold specified in Section 4.17, with respect to the Note Parties’ Oil and Gas Properties evaluated in such Reserve Report which would require the Issuer or any other Note Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of Borrowing Base Properties have been sold since the date of the last Borrowing Base determination except (A) those Borrowing Base Properties listed on such certificate as having been disposed or (B) as previously disclosed to the Agent and the Requisite Holders in writing, (v) attached to the certificate is a list of all material marketing agreements (which are not cancellable on 120 days’ notice or less without penalty or detriment) entered into subsequent to the later of the Closing Date or the most recently delivered Reserve Report which the Issuer could reasonably be expected to have been obligated to list on Schedule 4.18 had such agreement been in effect on the Closing Date and (vi) attached thereto is a schedule demonstrating compliance or noncompliance (calculated at the time of delivery of such Reserve Report) with the Required Mortgage Percentage and, in the case of noncompliance, the steps that will be taken to comply with this Section 6.11.

(c) In addition to Reserve Reports delivered pursuant to the foregoing clause (a), the Issuer shall furnish to the Agent and the Holders any Reserve Report furnished to the RBL Administrative Agent (including, but not limited to, Reserve Reports delivered in connection with any Interim Redetermination) substantially simultaneously with the delivery of such Reserve Report to the RBL Administrative Agent, together with any reserve database or other supporting materials used in preparing such Reserve Report that were delivered to the RBL Administrative Agent or any RBL Lender (including any Engineering Reports (as defined in the RBL Credit Agreement)) (it being understood that such reserve database shall give effect to the items necessary to be taken into account in accordance with Section 1.05, including any Specified Reserve Updates).

Section 6.12 Title Information.

(a) On or before the delivery to the Agent and the Holders of each Reserve Report required by Section 6.11(a), the Issuer will deliver title information (in form and substance reasonably acceptable to the Requisite Holders) covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Requisite Holders shall have received together with title information previously delivered to the Requisite Holders, reasonably satisfactory title information on at least the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Issuer has provided title information for additional Properties under Section 6.12(a), the Issuer shall, within sixty (60) days after notice from the Requisite Holders that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions (provided that Excepted Liens of the type described in clauses (a) through (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) having an equivalent value, or (iii) deliver title information in form and substance reasonably acceptable to the Requisite Holders so that the Requisite Holders shall have received, together with title information previously delivered to the Requisite Holders, satisfactory title information on at least the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Issuer is unable to cure any title defect requested by the Requisite Holders to be cured within the sixty (60) day period or the Issuer does not comply with the requirements to provide acceptable title information covering the Required Title Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated in the most recent Reserve Report, such failure shall not be a Default, but instead the Agent and/or the Requisite Holders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Requisite Holders. To the extent that Agent or the Requisite Holders are not reasonably satisfied with title to any Oil and Gas Properties evaluated in such Reserve Report after the periods described in Section 6.12(b) have elapsed, the Issuer shall, at the request of Agent (acting at the direction of Requisite Holders) or the Requisite Holders, (i) resubmit a revised Reserve Report to the Agent (for delivery to the Holders) removing such unacceptable Oil and Gas Property and such revised Reserve Report shall constitute the most recently delivered Reserve Report for all purposes under this Agreement and (ii) the Asset Coverage Ratio shall be recalculated and compliance with respect to such ratio shall be based upon the revised Reserve Report delivered under clause (i) above (and, with respect to such Oil and Gas Property that is unacceptable, the Asset Coverage Ratio shall be calculated and compliance with respect to such ratio shall be subject to the terms of Section 1.05(a)(ii) for so long as title to such Oil and Gas Property continues to be unacceptable).

Section 6.13 Collateral and Guaranty Agreements.

(a) In connection with the delivery of each Reserve Report hereunder, the Note Parties shall review the applicable Reserve Report, if any, and the list of current Mortgaged Properties (as described in Section 6.11(c)) to ascertain whether the Mortgaged Properties represent at least the Required Mortgage Percentage of the PV-9 of the Proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, Asset Sales and production. In the event that the PV-9 of the Mortgaged Properties (calculated at the time of redetermination) does not satisfy the Required Mortgage Percentage, then the Note Parties shall, and shall cause their Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 6.11(c) (or such longer period as the Requisite Holders may agree in their sole discretion, but not to extend beyond a total of ninety (90) days following the delivery of such certificate), to the Collateral Agent as security for the Obligations a Second Priority Lien interest (provided that Liens permitted under Section 7.03 may exist) on additional Oil and Gas Properties of the Issuer and the Restricted Subsidiaries not already subject to a Lien of the Collateral Documents such that after giving effect thereto, the PV-9 of the Mortgaged Properties (calculated at the time of such redetermination) meets the Required Mortgage Percentage. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Collateral Documents, all in form and substance reasonably satisfactory to the Requisite Holders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 6.13(b).

(b) In the event that (i) the Issuer or any Restricted Subsidiary creates or acquires any Material Subsidiary, (ii) any Immaterial Subsidiary becomes a Material Subsidiary (whether pursuant to the definition of Material Subsidiary or otherwise), (iii) the Issuer designates an Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 7.16 and such Restricted Subsidiary constitutes a Material Subsidiary, or (iv) any Restricted Subsidiary incurs or guarantees any Debt or grants any Lien on any Property to secure any Debt, the Issuer shall promptly, but in any event no later than thirty (30) days from the date of such creation, acquisition, designation, determination, incurrence, cessation, incurrence, guarantee or grant (or such longer period as the Requisite Holders may agree in its sole discretion): (A) cause such Restricted Subsidiary to become a Guarantor by executing and delivering to the Requisite Holders a duly executed supplement to the Guarantee and Collateral Agreement (or a supplement or joinder thereto, as applicable), (B) pledge, or cause any Note Party that owns any Equity Interests of the new Restricted Subsidiary to pledge, in each case, all of the Equity Interests of such new Restricted Subsidiary that are owned by any Note Party (including delivery of original certificates evidencing the Equity Interests of such Restricted Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Requisite Holders.

(c) In the event that the Parent, the General Partner, the Issuer, any Subsidiary or any Guarantor intends to grant any Lien on any Property to secure any First Lien Obligations, the Issuer will provide at least five (5) Business Days’ prior written notice thereof to the Agent and the Holders (or such shorter time as the Requisite Holders may agree in their sole discretion), and each of the Parent, the General Partner and the Issuer will, and will cause the Restricted Subsidiaries to, substantially simultaneously grant to the Collateral Agent to secure the Obligations a prior Lien on the same Property pursuant to Collateral Documents in form and substance satisfactory to the Requisite Holders (and for the avoidance of doubt, whether or not such Property constitutes “Excluded Property” pursuant to the terms of any Note Document) to the extent a prior Lien has not already been granted to the Collateral Agent on such Property. In connection therewith, the Issuer shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Requisite Holders. The Issuer will cause any Subsidiary guaranteeing any First Lien Obligations to contemporaneously guarantee the Obligations pursuant to the Guarantee and Collateral Agreement and execute a joinder to the Guarantee and Collateral Agreement to the extent such Subsidiary is not already a party to the Guarantee and Collateral Agreement.

(d) Notwithstanding any provision in any of the Notes Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Note Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Collateral Documents; provided, that (i) the applicable Note Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Collateral Documents and (ii) the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Liens permitted by Section 7.03 (other than Section 7.03(a)).

Section 6.14 ERISA Compliance. The Note Parties will promptly furnish and will cause the Restricted Subsidiaries to promptly furnish to the Holders (a) if specifically requested in writing by any Holder, promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual report (Form 5500 series) with respect to each Plan (other than a Multiemployer Plan), (b) if specifically requested by the Holder, following receipt thereof, if specifically requested by the Holder copies of any documents described in Sections 101(k) or 101(l) of ERISA that the Issuer, a Subsidiary or any ERISA Affiliate may request with respect to any Multiemployer Plan to which the Issuer, a Subsidiary or any ERISA Affiliate is obligated to contribute or has any liability; provided that if the Issuer, a Subsidiary or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon the specific request of the Holder, the Issuer, a Subsidiary or any ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Issuer shall provide copies of such documents and notices to the Holder promptly after receipt thereof, and (c) promptly upon becoming aware of the occurrence of any ERISA Event that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, a written notice signed by the Issuer specifying the nature thereof, what action the Issuer, a Subsidiary or any ERISA Affiliate taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 6.15 Commodity Exchange Act Keepwell Provisions. Each of the Note Parties hereby guarantees the payment and performance of all Obligations of each Note Party (other than the Issuer) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Note Party (other than the Issuer) in order for such Note Party to honor its obligations under the Guarantee and Collateral Agreement including obligations with respect to Swap Agreements (provided, however, that the Issuer shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Note Document, as it relates to such other Note Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Note Parties under this Section 6.15 shall remain in full force and effect until Payment in Full. The Note Parties intend that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Note Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.2

Section 6.16 Deposit Accounts, Commodity Accounts and Securities Accounts. The Issuer shall, and shall cause each Restricted Subsidiary to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Collateral Agent has been granted a Second Priority Lien and that, in each case, is subject to a Control Agreement, (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Issuer and its Restricted Subsidiaries (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit,

[2]	Note to Draft: See revisions to Section 6.22.

investments in money market funds and commercial paper) into one or more Securities Accounts in which the Collateral Agent has been granted a Second Priority Lien and that is subject to a Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Issuer and its Restricted Subsidiaries, to be carried or held in one or more Commodity Accounts in which the Collateral Agent has been granted a Second Priority Lien and that is subject to a Control Agreement; provided that with respect to Deposit Accounts, Commodity Accounts, and Securities Accounts maintained by the Issuer and the Guarantors as of the Closing Date, the Issuer and the Guarantors shall have until the date that is sixty (60) days after the Closing Date (as such date may be extended by the RBL Administrative Agent in its sole discretion) to deliver Control Agreements covering such accounts. In no event shall the Issuer or any Restricted Subsidiary be required to obtain a Control Agreement on any Excluded Account.

Section 6.17 Marketing Activities. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Oil and Gas Properties during the period of such contract and (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Issuer and its Restricted Subsidiaries that the Issuer or one of its Restricted Subsidiaries has the right or obligation to market pursuant to joint operating agreements, unitization agreements or other similar contracts (or contracts executed in connection therewith) that are usual and customary in the oil and gas business.

Section 6.18 Use of Proceeds; Sanctions.

(a) The proceeds of the Notes will be used for the purposes set forth in Section 2.04, and not, for the avoidance of doubt, any Restricted Payment, any return of capital to the Issuer’s Equity Interest holders or any other distribution. No part of the proceeds of the Notes will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b) The Note Parties shall not use, and the Note Parties shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of the Notes (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or (iii) in any manner that would result in the violation of Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws applicable to any party hereto.

Section 6.19 Unrestricted Subsidiaries. The Issuer:

(a) will cause the management, business and affairs of each of the Issuer and its Restricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Issuer and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Issuer and any Restricted Subsidiary;

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries; and

(c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Issuer or any Restricted Subsidiary.

Section 6.20 Swap Agreements.

(a) On or prior to the Closing Date the Note Parties shall enter into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the thirty-six (36) calendar month period immediately following the Closing Date, seventy-five percent (75%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and natural gas.

(b) The Note Parties shall prior to the end of each Fiscal Quarter enter into and thereafter maintain at all times one or more Swap Agreements for Fair Market Value, with an Approved Counterparty in respect of commodities entered into Not for Speculative Purposes and in the form of fixed price swaps (at market prices), the notional volumes of which are at least, for each month during the thirty-six (36) calendar month period immediately following the end of the applicable Fiscal Quarter, fifty percent (50%) of the reasonably anticipated projected production from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) of crude oil and natural gas.

Section 6.21 More Favorable Terms.

(a) If, at any time, any documentation governing the RBL Loan Documents includes any representation, warranty, covenant (including financial covenants) or event of default or other term (but excluding “Applicable Margin”) that is more restrictive as to the Parent, the General Partner, the Issuer or any Restricted Subsidiary than the terms of this Agreement and the other Notes Documents (each, a “More Restrictive Term”) then (i) other than with respect to any More Restrictive Terms in the RBL Loan Documents in existence on the Closing Date, on or prior to the third Business Day following the effectiveness of any such More Restrictive Term, as applicable, the Issuer shall notify the Holders and the Agent thereof, and (ii) whether or not the Issuer provides such notice, the terms of this Agreement shall, without any further action on the part of the Issuer, any Agent or any Holder, be deemed to be amended automatically to include each More Restrictive Term in this Agreement, mutatis mutandis effective as of the date when such More Restrictive Term became effective under the RBL Loan Documents. The Parent, the General Partner and the Issuer shall, and shall cause each Restricted Subsidiary to, promptly execute and deliver, each at its sole expense, an amendment to this Agreement and/or any Note Document in form and substance reasonably satisfactory to the Requisite Holders evidencing the amendment of this Agreement and/or such other Note Document to include such More Restrictive Terms in this Agreement; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for this Section 6.21(a), but shall merely be for the convenience of the parties hereto. In addition, the Parent, the General Partner and the Issuer shall, and shall cause each Restricted Subsidiary to, promptly execute and deliver, each at its sole expense, an amendment to this Agreement in form and substance reasonably satisfactory to the Requisite Holders evidencing the amendment of this Agreement to include any changes to the terms of this Agreement to correct or address any incorrect section references, descriptions of documentation, use of defined terms and other similar matters between this Agreement and the terms of the Existing Note Purchase Agreement.

(b) If at any time after this Agreement or any Note Document is amended pursuant to Section 6.21(a) to include any More Restrictive Term contained in the RBL Loan Documents (each, an “Incorporated Provision”), such Incorporated Provision ceases to be in effect under, or is deleted from, the RBL Loan Document, or is amended or modified for the purposes of the RBL Loan Document, so as to become less restrictive with respect to the Parent, the General Partner, the Issuer or its Subsidiaries, then (i) on or prior to the third Business Day following the effectiveness of any such cessation, deletion, amendment or modification, the Issuer shall notify the Holders and the Agent thereof, and (ii) whether or not the Issuer provides such notice, so long as no Default or Event of Default in respect of such Incorporated Provision shall be in existence, the terms of this Agreement shall, without any further action on the part of the Issuer, the Agent or any Holder, be deemed to be amended automatically to delete such Incorporated Provision or incorporate the same amendments or modifications to such Incorporated Provision, as applicable, mutatis mutandis effective as of the date when such Incorporated Provision ceased to be in effect under, or was deleted from, or was amended or modified in the RBL Loan Documents. Upon the request of the Issuer, the Requisite Holders and the Agents will execute and deliver an amendment to this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Provision as in effect in this Agreement. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 6.21(b) as the result of any Incorporated Provision ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Parent, the General Partner, the Issuer or any Subsidiary than such covenant or Event of Default as contained in this Agreement as in effect on the Closing Date, and as amended, supplemented or otherwise modified thereafter (other than as the result of the application of Section 6.21(a)).

Section 6.22 RBL Credit Agreement. Within seven (7) Business Days of the Signing Date, the Issuer shall have amended (x) Section 8.15 of the RBL Credit Agreement to replace the phrase “Each of the Parent and the Borrower” with “The Borrower” and “the Parent and the Borrower” with “the Borrower” and (y) Section 9.04(b)(i) of the RBL Credit Agreement to replace the phrase “the Borrower may voluntarily Redeem Second Lien Notes” contained therein with the phrase “the Borrower may voluntarily or mandatorily Redeem Second Lien Notes”.

ARTICLE VII.

NEGATIVE COVENANTS

Each Note Party (and in the case of each of Sections 7.07, 7.17, 7.18 and 7.22, each of the Parent and the General Partner) covenants and agrees with the Agents and each of the Holders that, commencing on the Closing Date and until Payment in Full, each Note Party will not, and will cause its Subsidiaries not to:

Section 7.01 Financial Covenants.

(a) Consolidated Total Net Leverage Ratio. The Issuer will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending on June 30, 2026) permit its Consolidated Total Net Leverage Ratio for the Rolling Period then ending to be greater than 3.50 to 1.00.

(b) Asset Coverage Ratio. The Issuer will not permit the Asset Coverage Ratio (determined by reference to the most recently delivered Reserve Report on a Pro Forma Basis) as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2026) to be less than 1.00 to 1.00.

(c) Minimum Liquidity. The Issuer will not, as of the last day of any Fiscal Quarter, permit the Liquidity Percentage as of such day to be less than ten percent (10%).

(d) Right to Cure. In the event the Issuer fails to comply with the requirements of Sections 7.01(a), 7.01(b) or 7.01(c), beginning on the first date after the last day of the Fiscal Quarter for which the financial covenants in Sections 7.01(a), 7.01(b) or 7.01(c) are being tested, until the expiration of the tenth Business Day subsequent to the date the compliance certificate for calculating the Consolidated Total Net Leverage Ratio and the Asset Coverage Ratio is required to be delivered pursuant to Section 6.01(c) (the “Cure Period”), the Issuer shall be permitted to cure such failure to comply by requesting that (x) the Consolidated Total Net Leverage Ratio and/or the Asset Coverage Ratio be recalculated by reducing the Issuer’s Total Net Debt as the result of a prepayment of the Notes in accordance with Section 2.09(a) for the Fiscal Quarter most recently ended or (y) the Liquidity Percentage be recalculated, in each case by an amount equal to the proceeds received by the Issuer from a Specified Equity Contribution during a Cure Period (such amount, with respect to any Consolidated Total Net Leverage Ratio, Asset Coverage Ratio or Liquidity Percentage default, a “Cure Amount”); provided that:

(i) the Issuer delivers written notice to the Agent (for delivery to the Holders) on or prior to the date of a timely delivered certificate required by Section 6.01(c) that it has elected to cure the failure to comply and clearly setting forth such Specified Equity Contribution in the computation required by Section 6.01(c)(ii);

(ii) the amount of the Cure Amount shall not be greater than the amount required to cause the Issuer to be in compliance with Section 7.01(a), 7.01(b) or 7.01(c), as applicable, and a Cure Amount may be applied to more than one financial covenant during the same Cure Period;

(iii) (A) any such reduction in the Issuer’s Total Net Debt shall be taken into account in calculating the Consolidated Total Net Leverage Ratio for the purpose of determining compliance or noncompliance with Section 7.01(a) of the last day of any Rolling Period that includes the last Fiscal Quarter of the four (4) quarter period with respect to which such cure right was exercised; and (B) any such reduction in the Issuer’s Total Net Debt taken into account in calculating the Asset Coverage Ratio shall only be applied for such single quarterly testing of the Asset Coverage Ratio, in each case, pursuant to this Section 7.01(d), and in each case shall be applied solely for the purpose of determining compliance or non-compliance with Section 7.01(a), 7.01(b) and/or 7.01(c) as of the last day of any Rolling Period that includes such Fiscal Quarter or as of the last day of such Fiscal Quarter, as applicable, and not for any other purpose under any Note Document (including any determination of pro forma compliance with the Consolidated Total Net Leverage Ratio or Asset Coverage Ratio for the purposes of making any Restricted Payment or any other purpose (even if the proceeds of any Specified Equity Contribution are actually used to reduce Debt, including in connection with any Cure Amount applied to cure the Asset Coverage Ratio or the Consolidated Total Net Leverage Ratio));

(iv) the Issuer may not cure any Consolidated Total Net Leverage Ratio, Asset Coverage Ratio or Liquidity Percentage default by an equity cure more than (A) two (2) times during any period of four (4) consecutive Fiscal Quarters or (B) five (5) times prior to the Maturity Date (provided that, if the Issuer exercises its cure right prior to the date financial statements are required to be delivered for a relevant Fiscal Quarter solely with respect to an anticipated Consolidated Total Net Leverage Ratio, Asset Coverage Ratio Liquidity Percentage default and the Cure Amount associated therewith is insufficient to cure a Consolidated Total Net Leverage Ratio, Asset Coverage Ratio Liquidity Percentage default with respect to such Fiscal Quarter, any subsequent exercise of a cure right prior to the expiration of the applicable Cure Period to “top-up” such Cure Amount shall not count as an additional exercise of the cure right); and

(v) If after giving effect to the foregoing recalculations, the Issuer would then be in compliance with Sections 7.01(a), 7.01(b) and/or 7.01(c), the Issuer shall be deemed to have satisfied the requirements of Sections 7.01(a), 7.01(b) and 7.01(c) as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default under any such covenant that had occurred shall be deemed cured for the purpose of this Agreement and the other Note Documents.

If the Issuer has certified in writing to the Agents and Holders that it will provide a Specified Equity Contribution to cure each Event of Default having occurred under Sections 7.01(a), 7.01(b) or 7.01(c) for such Cure Period, neither the Agents nor any Holder shall exercise the right to accelerate the Obligations or terminate the Commitments and none of Agents, any Holder or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 9.01, the other Note Documents or applicable law prior to the end of the applicable Cure Period solely on the basis of an Event of Default having occurred and continuing under Sections 7.01(a), 7.01(b) or 7.01(c); provided that, for avoidance of doubt, such an Event of Default shall be understood to have occurred and be continuing until cured in accordance with and in the time frame permitted by this Section 7.01(d).

Section 7.02 Debt. The Note Parties will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Note Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Note Documents;

(b) Debt of the Issuer and its Restricted Subsidiaries existing on the Signing Date that is reflected on Schedule 7.02;

(c) Debt under Finance Leases and Purchase Money Debt not to exceed $2,500,000 in the aggregate at any one time outstanding;

(d) Debt associated with bonds or surety obligations required by Governmental Requirements incurred in the ordinary course of business in connection with the operation of the Oil and Gas Properties and not in connection with money borrowed, or Debt associated with guarantees or surety obligations delivered by the Issuer to any provider of such bonds;

(e) intercompany Debt between the Issuer and any Restricted Subsidiaries or between Restricted Subsidiaries to the extent permitted by Section 7.05(d); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Issuer or one of its Wholly-Owned Subsidiaries that is a Restricted Subsidiary, and, provided, further, that any such Debt owed by either the Issuer or a Guarantor shall be subordinated to the Obligations on the terms set forth in the Guarantee and Collateral Agreement;

(f) endorsements of negotiable instruments for collection in the ordinary course of business;

(g) Debt constituting a guarantee by any Note Party of any Debt incurred by another Note Party so long as the incurrence of such Debt by such other Note Party is otherwise permitted by this Section 7.02;

(h) other Debt not otherwise permitted pursuant to this Section 7.02 in an aggregate outstanding principal amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(i) [Reserved];

(j) Debt incurred under the RBL Loan Documents that is subject to the terms of the Intercreditor Agreement; provided that (i) all such Debt shall be incurred under a single conforming commercial banking revolving borrowing base facility for oil and gas secured loan transactions with no differentiation among the RBL Lenders and all such Debt is pari passu in right of payment, pricing, maturity, security and liquidation thereof, (ii) the Person acting as administrative agent thereunder is Capital One, National Association or a third-party administrative agent recognized as being an established administrative agent for commercial banking revolving borrowing base lending facilities for oil and gas secured transactions that maintains the technical capacity to evaluate, propose and administer the Borrowing Base under the RBL Credit Agreement and that is not an Affiliate of the Issuer (any such Person then acting as such administrative agent, the “RBL Administrative Agent”) and (iii) the Borrowing Base shall not exceed $200,000,000 unless immediately prior to and after giving effect to any increase or maintenance of the Borrowing Base, the Consolidated Total Net Leverage Ratio for the most recently ended Rolling Period is equal to or less than 2.50 to 1.00 calculated on a Pro Forma Basis;

(k) Debt associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(l) Debt of any Note Party consisting of obligations to pay insurance premiums; and

(m) Debt in an aggregate not to exceed $1,000,000 at any time outstanding representing deferred compensation (whether such deferred compensation is to be cash or stock-based compensation) of employees or directors of the Issuer or its Affiliates incurred in the ordinary course of business.

Section 7.03 Liens. The Note Parties will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the Obligations;

(b) Excepted Liens;

(c) Liens securing Debt permitted by Section 7.02(c), but only on the Property under lease;

(d) Liens securing the Loans and other RBL Obligations, in each case subject to the Intercreditor Agreement;

(e) Liens on Property not constituting Collateral and not otherwise permitted by the foregoing clauses of this Section 7.03; provided that the aggregate principal or face amount of all Debt secured under this Section 7.03(e) shall not exceed $10,000,000 at any time;

(f) Liens encumbering insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; and

(g) Liens on cash earnest money deposits or escrowed amounts made in connection with a binding purchase agreement to acquire Oil and Gas Properties, in each case to the extent such acquisition is permitted by this Agreement; provided that the aggregate of cash secured by Liens pursuant to this Section 9.03(g) shall not exceed $10,000,000 (or $15,000,000, as approved in writing by the RBL Administrative Agent in its sole discretion) at any time.

Notwithstanding the foregoing, (x) none of the Liens permitted pursuant to this Section 7.03 (other than Liens permitted pursuant to this Section 7.03 which have priority by operation of law and Liens permitted under Section 7.02(d)) shall be superior to the Lien of the Collateral Agent on any mineral interests and mineral royalty interests and similar holdings of the Note Parties and their Restricted Subsidiaries, (y) other than with respect to Liens permitted under Section 7.03(d), no intent to subordinate the Second Priority status afforded by the Liens granted in favor of the Collateral Agent (for the benefit of the Secured Parties, as provided in the Collateral Documents) is to be hereby implied or expressed by the permitted existence of the Liens permitted pursuant to this Section 7.03 and (z) none of the Liens permitted pursuant to this Section 7.03 (other than Excepted Liens and Liens securing the Obligations and Liens securing the RBL Obligations) may at any time attach to any Borrowing Base Properties.

Section 7.04 Dividends and Distributions.

(a) The Note Parties will not, and will not permit any of their Restricted Subsidiaries to, declare or make, or agree to pay, or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders, or make any distribution of its Property to its Equity Interest holders, except that:

(i) the Issuer may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii) Restricted Subsidiaries may declare and pay cash dividends ratably with respect to their Equity Interests and pay management, advisory or similar fees to the Issuer or to the other Note Parties;

(iii) so long as no Default, Event of Default or Borrowing Base Deficiency is continuing or would result therefrom, the Issuer may make Restricted Payments pursuant to and in accordance with, and may repurchase its (or such direct or indirect parent entity’s) Equity Interests issued to former employees under, stock option plans or other benefit plans for management or employees of the Issuer and its Restricted Subsidiaries; provided that the aggregate amount of payments made pursuant to this clause (iii) do not exceed $1,000,000 in the aggregate in any Fiscal Year;

(iv) the Issuer may make Restricted Payments in cash to the direct holders of its Equity Interests so long as, both before and immediately after giving effect to any such Restricted Payment,

(A) no Default, Event of Default or Borrowing Base Deficiency exists or results from such Restricted Payment,

(B) Unused Availability is at least 10% of the Loan Limit then in effect,

(C) the Issuer being in pro forma compliance with Section 7.01, and

(D) the Consolidated Total Net Leverage Ratio using Total Debt as of such date on a Pro Forma Basis (including any incurrence of Debt in connection with such Restricted Payment) using Total Debt as of such date for the most recently ended Rolling Period of (x) less than 2.50 to 1.00, in an aggregate amount (when combined with all other payments made in reliance of this Section 7.04(a)(iv) in any Fiscal Quarter) not to exceed the Distributable Free Cash Flow and (y) less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00, in an aggregate amount (when combined with all other payments made in reliance of this Section 7.04(a)(iv) in any Fiscal Quarter) not to exceed 65% of the Distributable Free Cash Flow; provided that, for the avoidance of doubt, if the Consolidated Total Net Leverage Ratio (as such ratio is recomputed using Total Net Debt as of such date and EBITDAX (or Annualized EBITDAX, as applicable) on a Pro Forma Basis) (including any incurrence of Debt in connection with such Restricted Payment) using Total Debt as of such date for the most recently ended Rolling Period is greater than or equal to 3.00 to 1.00, the Issuer may not make Restricted Payments pursuant to this Section 7.04(a)(iv);

(v) so long as no Event of Default under Section 9.01(a), Section 9.01(b), Section 9.01(h) or Section 9.01(i) is continuing or would result therefrom, the Issuer may make Permitted Tax Distributions;

(vi) Issuer may make distributions to the Parent to pay Public Company Compliance costs, operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, and similar expenses payable to third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of Parent, in each case to the extent such expenses and costs are directly attributable to the ownership or operations of Parent, the Issuer and their respective Subsidiaries; provided that the aggregate amount of distributions under this clause (vi) shall not exceed $3,000,000 in the aggregate in any Fiscal Year;

(vii) redemptions in whole or in part of any of its Equity Interests for Class A common stock of the Parent;

(viii) so long as no Default, Event of Default or Borrowing Base Deficiency is continuing or would result therefrom Restricted Payments to repurchase Equity Interests from directors or employees of the Issuer or its Affiliates (or from the estate, family members, spouse or former spouse of directors or employees of the Issuer or its Affiliates);

(ix) so long as no Default, Event of Default or Borrowing Base Deficiency is continuing or would result therefrom, cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any dividend, option, split, warrant or combination thereof, or any transaction permitted hereunder; and

(x) the Issuer may make Restricted Payments in cash to the direct holders of its Equity Interests so long as, both before and immediately after giving effect to any such Restricted Payment,

(A) no Default, Event of Default or Borrowing Base Deficiency exists or results from such Restricted Payment,

(B) the Issuer being in pro forma compliance with Section 7.01, and

(C) the Consolidated Total Net Leverage Ratio using Total Debt as of such date on a Pro Forma Basis (including any incurrence of Debt in connection with such Restricted Payment) is less than 2.00 to 1.00.

(b) [Reserved].

Section 7.05 Investments, Loans and Advances. The Note Parties will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a) Investments as of the Signing Date which are disclosed to the Holders in Schedule 7.05;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments constituting Cash Equivalents;

(d) Investments (i) made by the Issuer in or to any Person that, prior to such Investment, is a Subsidiary Guarantor, (ii) made by any Subsidiary Guarantor in or to the Issuer or any other Subsidiary Guarantor and (iii) made by any Restricted Subsidiary in or to the Issuer or the Subsidiary Guarantors;

(e) subject to the limits in Section 7.06, Investments of the type described in clause (c) of the definition thereof in direct ownership interests in additional Oil and Gas Properties located within the geographic boundaries of the United States of America;

(f) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.05 and accounts receivable owing to the Issuer or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Issuer or any of its Restricted Subsidiaries; provided that the Issuer shall give the Agent and the Holders prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 7.05(f) exceeds $5,000,000;

(g) loans or advances to employees, officers or directors of the Issuer or any of its Restricted Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $1,000,000 in the aggregate at any time outstanding;

(h) guarantees of Debt permitted by Section 7.02;

(i) Investments consisting of non-cash consideration received in connection with Asset Sales permitted pursuant to Section 7.09;

(j) [Reserved];

(k) [Reserved]; and

(l) to the extent constituting Investments, cash earnest money deposits or escrowed amounts made in connection with a binding purchase agreement to acquire Oil and Gas Properties, in each case to the extent such acquisition is permitted by this Agreement and to the extent that such cash earnest money deposits or escrowed amounts are permitted pursuant to Section 7.03(g).

Section 7.06 Nature of Business; No Foreign Subsidiaries; No International Operations. The Note Parties will not, and will not permit any Restricted Subsidiary to, (a) allow any material change to be made in the character of its business as owners of minerals interests and mineral royalty interests and, subject to the last sentence of this Section 7.06, other non-operating interests in upstream Oil and Gas Properties or (b) allow any Guarantor to cease to be a Wholly-Owned Subsidiary of the Issuer other than as a result of a sale of all of the Equity Interests of such Guarantor or a merger of such Guarantor permitted under Section 7.08 or 7.09. The Issuer will not, and will not permit any Restricted Subsidiary to acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America and will not create or acquire any Subsidiaries that are Foreign Subsidiaries. The Issuer shall at all times remain organized under the laws of the United States of America or any State thereof or the District of Columbia. Notwithstanding the foregoing or anything to the contrary contained herein, the Issuer will not permit, at any time, the aggregate PV-9 attributable to the Issuer and the Restricted Subsidiaries’ ownership interests in: (a) mineral interests and mineral royalty interests to be less than ninety-two and one half percent (92.5%); or (b) non-operating interests in upstream Oil and Gas Properties to be greater than seven and one half percent (7.5%), in the case of each of the foregoing clauses (a) and (b), of the total value of the Oil and Gas Properties of the Issuer and the Restricted Subsidiaries (defined, solely for purpose of this Section 7.06, as the sum of the PV-9 attributable to the Proved Developed Producing Reserves of the Issuer and the Restricted Subsidiaries plus the book value of Oil and Gas Properties of the Issuer and the Restricted Subsidiaries that do not have PV-9 attributable to them). The Issuer shall not, and shall not permit any Restricted Subsidiary to, own any operating interests in, or be an operator of, any Oil and Gas Properties. So long as the Equity Interests issued by the Issuer are not pledged as Collateral for the benefit of the Collateral Agent and the other Secured Parties pursuant to a Collateral Document, the Issuer shall not directly own any Oil and Gas Properties.

Section 7.07 Proceeds of Notes. The Issuer will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 2.04 and Section 6.18. None of the Parent, the General Partner, the Issuer or any Person acting on behalf of the Parent, the General Partner or the Issuer has taken or will take any action which might cause any of the Note Documents to violate Regulations T, U or X or any other regulation of the Board or to violate

Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Requisite Holders, the Issuer will furnish to the Agent and each Holders a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 7.08 Mergers, Etc. The Issuer will not, and will not permit any Restricted Subsidiary to, merge into or with divide or consolidate with any other Person, or permit any other Person to merge into, divide or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that (a) any Restricted Subsidiary may participate in a consolidation with the Issuer or any Subsidiary Guarantor (provided that the Issuer shall be the continuing or surviving entity in any such transaction involving the Issuer, and a Subsidiary Guarantor shall be the continuing or surviving entity of any such transaction not involving the Issuer), (b) any Subsidiary Guarantor may participate in a consolidation with another Subsidiary Guarantor, (c) any Restricted Subsidiary may liquidate or dissolve so long as its assets (if any) are distributed to the Issuer or a Subsidiary Guarantor prior to such liquidation or dissolution and (d) any Person may merge into the Issuer or any Subsidiary Guarantor (provided that the Issuer shall be the continuing or surviving entity of any such transaction involving the Issuer; and the Subsidiary Guarantor shall be the continuing or surviving entity in any such transaction involving a Subsidiary Guarantor (but not the Issuer)) in connection with any Investment permitted hereunder.

Section 7.09 Sale of Properties and Termination of Swap Agreements. The Note Parties will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey, transfer or otherwise dispose of any Property, consummate any Asset Sale or to Liquidate any Swap Agreement except for:

(a) the sale of Hydrocarbons and the lease of Oil and Gas Properties in the ordinary course of business;

(b) farm-outs of undeveloped acreage to which no proved reserves are attributed in the most recently delivered Reserve Report and assignments in connection with such farmouts;

(c) the sale or transfer of equipment that is obsolete, worn-out or no longer necessary for the business of the Note Parties or such Restricted Subsidiary or is replaced by equipment of at least comparable value and use;

(d) any Asset Sale of any Oil and Gas Property or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties and the Liquidation of any Swap Agreement in respect of commodities; provided that:

(i) other than in the case of any Liquidation of any Swap Agreement in respect of commodities pursuant to Section 7.15(a)(ii), no Event of Default or Borrowing Base Deficiency exists or results from such Asset Sale of Property or the Liquidation of any Swap Agreement in respect of commodities (unless the net cash proceeds of such Asset Sales, together with Unrestricted Cash, are concurrently applied in accordance with Section 2.09);

(ii) (A) in the case of any Liquidation of any Swap Agreement in respect of commodities, such Swap Agreement shall be “in the money” to the Issuer or any of the Restricted Subsidiaries, as applicable, and 100% of the consideration received in respect of such Liquidation shall be cash, and (B) in the case of any Asset Sale of Oil and Gas Properties or any interest therein or any Restricted Subsidiary owning Oil and Gas Properties, not less than 75% of the consideration received in respect of such sale or other disposition is cash; provided that, with respect to any Asset Sale, notwithstanding the foregoing requirement of this clause (B) (but, for the avoidance of doubt, subject to the other terms and conditions of this Section 7.09(d)), the Issuer and/or its Restricted Subsidiaries may exchange Hydrocarbon Interests for other Hydrocarbon Interests with the same or better reserve classification, reserve characteristics, reserve lives and decline profiles so long as (1) the aggregate Borrowing Base value, as determined by the Requisite Holders, of all proved Oil and Gas Properties of the Issuer and the Restricted Subsidiaries exchanged for such other proved Oil and Gas Properties during any period between two successive scheduled redeterminations does not exceed two percent (2%) of the Borrowing Base then in effect, (2) to the extent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Asset Sale, after the consummation of such Asset Sale(s), the Issuer shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency pursuant to Section 3.04(c)(iii) of the RBL Credit Agreement and (3) substantially contemporaneously with the closing of any such exchange, the Issuer or the applicable Restricted Subsidiary shall provide title information reasonably requested by the Agent with respect to, and grant a Second Priority Lien (provided that Excepted Liens of the type described in clauses (a), (b), (c), (d), and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on, any proved Oil and Gas Properties acquired in such exchange pursuant to Collateral Documents in form and substance reasonably satisfactory to the Requisite Holders and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes;

(iii) the consideration received in respect of such Asset Sale of any Borrowing Base Property or Liquidation of any Swap Agreement in respect of commodities shall be equal to or greater than the fair market value of the Borrowing Base Property, interest therein or Restricted Subsidiary subject of such Asset Sale, or Swap Agreement subject of such Liquidation (as reasonably determined by the board of directors (or equivalent body) of the Issuer and, if requested by the Requisite Holders, the Issuer shall deliver a certificate of a Responsible Officer of the Issuer certifying to that effect);

(iv) the Net Asset Sale Proceeds in respect of such Asset Sale shall be applied in an amount and to the extent required by Section 2.09(d);

(v) if any such Asset Sale is of a Restricted Subsidiary owning Oil and Gas Properties, such Asset Sale shall include all the Equity Interests of such Restricted Subsidiary; and

(vi) it is understood that Section 7.09(d) shall not impair the obligation to satisfy Section 6.20 at all times, including the obligation to maintain the Swap Agreements entered into pursuant thereto;

(e) licenses of intellectual property, none of which, in the aggregate, materially impair the operation of the business of the Note Parties or any Restricted Subsidiary;

(f) any Asset Sale of Properties among the Note Parties (including pursuant to a division or plan of division under Delaware law); provided that (i) with respect to any transfers of Equity Interests in any Restricted Subsidiaries of the Issuer, the requirements of Section 6.13(a) are satisfied (without giving effect to any grace period for compliance provided for therein) and (ii) with respect to any transfer of Proved Oil and Gas Properties, the transferee delivers mortgages or other Collateral Documents in favor of the Collateral Agent concurrently with such transfer, to the extent necessary to satisfy the requirements of Section 6.13 (without giving effect to any grace period for compliance provided for therein);

(g) any Liquidation of Swap Agreements required by Section 7.15(b);

(h) any Asset Sale of cash and Cash Equivalents in the ordinary course of business;

(i) transfers of Property subject to a Casualty Event; provided that with respect to any Casualty Event involving a Borrowing Base Property, such transfer shall be considered an Asset Sale under Section 2.09(b);

(j) Asset Sale of the non-cash portion of consideration (other than any Oil and Gas Properties) received for any Asset Sale permitted by this Section 7.09; provided that the consideration received in respect of such Asset Sale shall be cash or Cash Equivalents and for fair market value; and

(k) Restricted Payments permitted by Section 7.04 and Investments permitted by Section 7.05.

Notwithstanding anything to the contrary herein or any other Note Document, the Note Parties will not, and will not permit any Restricted Subsidiary, to sell, grant, issue or otherwise enter into any volumetric production payments, dollar-denominated production payment (or any other “VPP” financing), “drillcos” and other similar synthetic financings, or otherwise dispose of or sell Hydrocarbons in place that would require the Note Parties or their Restricted Subsidiaries to deliver Hydrocarbons at some future time without then or thereafter receiving full prepayment therefor.

Section 7.10 Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect: the Issuer will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done that could reasonably be expected to subject any such Property to a Release or threatened Release of Hazardous Materials or exposure to any Hazardous Materials in violation of Environmental Law, or to any Remedial Work under any Environmental Laws.

Section 7.11 Transactions with Affiliates. The Note Parties will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are not prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (a) transactions by and among the Issuer and the Guarantors, (b) any Restricted Payment permitted by Section 7.04, (c) Investments permitted under Section 7.05, (d) the performance of employment, equity award, equity option or equity appreciation agreements, plans or other similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans) entered into by the Issuer or any Restricted Subsidiary in the ordinary course of its business with its employees, officers and directors, (e) fees and compensation to, and indemnity provided on behalf of, officers, directors, and employees of the Issuer (or any direct or indirect parent thereof) or any Restricted Subsidiary in their capacity as such, to the extent such fees and compensation are customary, (f) the payment of fees and expenses related to the Transactions and Public Company Compliance, and (g) issuances of Equity Interests of the Issuer to the extent otherwise permitted by this Agreement.

Section 7.12 Subsidiaries. No Note Party or its Subsidiaries shall (a) form or acquire any Subsidiary, except any wholly-owned Domestic Subsidiary subject to compliance with Section 6.11(c), or (b) enter into any partnership, joint venture or similar arrangement other than as set forth on Schedule 7.12..

Section 7.13 ERISA Compliance. Except for actions that, individually or in the aggregate, could not reasonably be expect to result in a Material Adverse Effect, the Note Parties will not, and will not permit any Subsidiary to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Note Parties, a Restricted Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Note Parties, a Restricted Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA that provides benefits to former employees of such entities other than as required by applicable law that may not be terminated by such entities in their sole discretion at any time without liability, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

Section 7.14 Negative Pledge Agreements; Dividend Restrictions. Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith) (a) the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Collateral Agent and the Secured Parties, (b) any Subsidiary from paying dividends or making distributions in respect of its Equity Interests to the Issuer or any Guarantor, (c) paying any Debt owed to the Issuer or any other Restricted Subsidiary, (d) making loans or advances to, or other Investments in, the Issuer or any other Restricted Subsidiary or (e) transferring any of its Property to the Issuer or any other Restricted Subsidiary, other than (i) this Agreement, the Collateral Documents, and the RBL Loan Documents, (ii) customary restrictions and conditions with respect to the sale or disposition of Property or Equity Interests permitted under Section 7.09 pending the consummation of such sale or disposition, (iii) customary prohibitions on assignment contained in software license agreements, (iv) agreements and understandings contained in joint venture agreements or other similar agreements entered into in the ordinary course of business in respect of the disposition or distribution of assets of such joint venture, (v) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary by an acquisition permitted by this Agreement (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Issuer or any other Restricted Subsidiary, (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest (other than any Oil and Gas Property) of the Issuer or any Restricted Subsidiary, (vii) any restrictions set forth in any agreements with respect to Finance Leases permitted hereunder to the extent such restrictions only apply to the Property securing such Debt, (viii) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and (ix) restrictions that are imposed by any Governmental Requirement.

Section 7.15 Swap Agreements.

(a) The Note Parties will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with any Person other than:

(i) Swap Agreements in the form of (x) swaps, (y) two-way collars and/or (z) costless collars with only one floor, entered into Not for Speculative Purposes by the Note Parties with an Approved Counterparty in respect of commodities (at market prices) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect, other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is entered into, (A) for the 24-month period (and for each month during such period) from the date such Swap Agreement is entered into, 90% of the reasonably anticipated projected production (measured on an MMBtu basis with respect to natural gas and a Bbl basis with respect to crude oil, as applicable, and not, for the avoidance of doubt, on an Mcf or volumetric basis) from the Issuer and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each of crude oil and natural gas, calculated separately and (B) for the 36-month period (and for each month during such period) commencing with the 25th month following the date such Swap Agreement is entered into, 85% of the reasonably anticipated projected production (measured on an MMBtu basis with respect to natural gas and a Bbl basis with respect to crude oil, as applicable, and not, for the avoidance of doubt, on an Mcf or volumetric basis) from the Issuer and the Restricted Subsidiaries’ Oil and Gas Properties constituting Proved Reserves (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each of crude oil and natural gas, calculated separately; provided, however, that such Swap Agreements shall not, in any case, have a tenor of greater than 60 months (the “Ongoing Hedges”). In addition to the Ongoing Hedges, in connection with a proposed or pending acquisition permitted hereunder (a “Proposed Acquisition”), the Note Parties may also enter into Swap Agreements in respect of commodities with Approved Counterparties and not for speculative purposes the notional volumes for which do not exceed for each month during the period during which such Swap Agreement is in effect, 10% of the Issuer and the Restricted Subsidiaries’ existing projected production from Proved Oil and Gas Properties (as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement) prior to the consummation of such Proposed Acquisition (such that the aggregate shall not be more than 100% of the reasonably anticipated projected production from the Note Parties’ Proved Oil and Gas Properties prior to the consummation of such Proposed Acquisition) for a period not exceeding 36 months from the date such Swap Agreement is entered into during the period between (x) the date on which such Note Party signs a definitive acquisition agreement in connection with a Proposed Acquisition and (y) the earliest of (I) the date such Proposed Acquisition is consummated, (II) the date such Proposed Acquisition is terminated and (III) 90 days after such definitive acquisition agreement was executed (or such longer period as to which the Requisite Holders may agree in its sole discretion). If such Proposed Acquisition is terminated, all such Swap Agreements entered into with respect to a Proposed Acquisition must be terminated or unwound within 90 days following the date such Proposed Acquisition is terminated.

(ii) Swap Agreements entered into Not for Speculative Purposes, in respect of interest rates with an Approved Counterparty effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Issuer and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed, as of the date such Swap Agreement is entered into, 75% of the then outstanding principal amount of the Issuer’s Debt for borrowed money which bears interest at a floating rate.

(b) The Issuer will not, and will not permit any Restricted Subsidiary to, allow the aggregate notional volumes of all Swap Agreements in respect of commodities for any Fiscal Quarter (a “Test Quarter”) (other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) to exceed 100% of actual production of crude oil and natural gas, as applicable, for such Test Quarter; provided, that, if the foregoing limit is exceeded, it shall not constitute a violation of this Section 7.15(b) if the Issuer shall, (i) shall promptly, but in any event no later than three days after the end of such Test Quarter, notify the Agent and the Holders of such excess and (ii) no later than thirty (30) days after the end of such Test Quarter, Liquidate existing Swap Agreements such that, at such date of Liquidation (the “Swap Liquidation Date”), after giving effect to any such Liquidation, hedged volumes for each calendar month succeeding such Test Quarter will comply with the requirements of

Section 7.15(a), and for this purpose, Section 7.15(a) shall be recalculated and tested as of the Swap Liquidation Date as if all outstanding Swap Agreements in respect of commodities (after giving effect to any such Liquidation) were being entered into on such Swap Liquidation Date (or provide the Agent and the Holders other evidence satisfactory to it in its reasonable discretion demonstrating such compliance).

(c) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Issuer or any Restricted Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than pursuant to the Collateral Documents).

Section 7.16 Designation and Conversion of Restricted and Unrestricted Subsidiaries.(a) Unless designated as an Unrestricted Subsidiary on Schedule 4.13 as of the Closing Date or thereafter, assuming compliance with Section 7.16(b), any Person that becomes a Subsidiary of the Issuer or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The Issuer may designate, by written notification thereof to the Agent and the Holders, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and immediately after giving effect, to such designation, no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing, (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Issuer’s direct and indirect ownership interest in such Subsidiary such Investment would be permitted to be made at the time of such designation under Section 7.05(j) and (iii) such designation shall be deemed to be an Asset Sale of any Borrowing Base Properties owned by such Subsidiary pursuant to which the provisions of Section 7.09 shall apply. Except as provided in this Section 7.16(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Parent, the General Partner, the Issuer and its Restricted Subsidiaries contained in each of the Notes Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Event of Default would exist, (iii) the Issuer shall be in compliance on a Pro Forma Basis with each financial covenant set forth in Section 7.01, (iv) the Issuer complies with the requirements of Section 6.13, (v) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt, or Liens of such Subsidiary existing at such time, and the Issuer shall be in compliance with Article VII after giving effect to such designation, (v) immediately after giving effect to such designation, the Issuer and such Subsidiary shall be in compliance with the requirements of Section 6.13 (without giving effect to any grace period for compliance provided for therein) and (vi) the Agent and the Holders shall have received a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Requisite Holders, certifying as to the satisfaction of the conditions and matters set forth in clauses (i)-(iv) above (and in the case of clause (ii) above, setting forth reasonably detailed calculations demonstrating compliance on a Pro Forma Basis with the covenants set forth in Section 7.01). Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Issuer’s direct and indirect ownership interest in such Subsidiary or the amount of the Issuer’s cash investment previously made for purposes of the limitation on Investments under Section 7.05.

Section 7.17 Limitation on Accounting Changes or Changes in Fiscal Periods. None of the Parent, the General Partner or the Issuer will make (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices (unless required by GAAP), or (b) any change to the end of its Fiscal Year to end on a day other than December 31 or change any method of determining Fiscal Quarters.

Section 7.18 Amendments to Organizational Documents and Citadel Permitted Existing Trade Documents.

(a) None of the Parent, the General Partner or the Issuer will, and the Issuer will not permit any of the other Note Parties to directly or indirectly amend, modify or otherwise change, or permit any amendment, modification or other change to (pursuant to a waiver or otherwise), any organizational or governing document of the Parent, the General Partner, the Issuer or any of its Restricted Subsidiaries (including by the filing or modification of any certificate of designation or certificate formation or articles of incorporation (including, with respect to the Parent, the Series B Preferred Shares, the Series D Preferred Shares (to the extent outstanding as of the Closing Date)), or any agreement or arrangement (including any shareholders’ agreement) entered into, with respect to any of its Equity Interests), or enter into any new agreement with respect to any of its Equity Interests, except (a) (other than, with respect to the Parent, the Series B Preferred Shares and the Series D Preferred Shares (to the extent outstanding as of the Closing Date)) in the case of any such amendments, modifications or changes or any such agreements or arrangements that do not materially adversely affect any right, privilege or interest of Agent or the Holders under the Note Documents or in the Collateral or (b) with respect to the Parent in the case of the Series B Preferred Shares and the Series D Preferred Shares (to the extent outstanding as of the Closing Date), such amendments, modifications or changes or any such agreements or arrangements that do not adversely affect the Agent or the Holders (it being understood that any amendment, modification or change, or waiver or consent to (x) Section 4(b), Section 5, Section 6 and any provision relating to the assignment or termination thereof of the Amended and Restated Certificate of Designations of Preferred Stock of WhiteHawk Income Corporation and (y) Section 5, Section 6(a) and Section 6(b) of the Certificate of Designations of Series B Preferred Stock of WhiteHawk Income Corporation, in each shall adversely affect the Agent and the Holders).

(b) Without the prior written consent of the Agent (at the direction of the Requisite Holders), the Issuer will not amend, modify, waive or otherwise change, any of the terms of the Citadel Permitted Existing Trades or the Citadel Permitted Existing Trade Documents in a manner adverse to the Holders, and provided that the Issuer promptly furnishes to the Agent a copy of such amendment, modification, supplement or agreement; provided that this Section 9.18(b) shall not prohibit the Liquidation of any Citadel Permitted Existing Trade or the assignment or novation of any Citadel Permitted Existing Trade from Citadel to a Holder (with the Issuer being the “remaining party” for purposes of such assignment or novation), in each case to the extent such Liquidation, assignment or novation is otherwise permitted by this Agreement.

Section 7.19 Outbound Investment Rules. Each of the Parent, the General Partner, the Issuer will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Parent, the General Partner and the Issuer were a U.S. Person or (iii) any other activity that would cause the Agent or the Holders to be in violation of the Outbound Investment Rules or cause the Agent or the Holder to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7.20 Passive Holding Company. Neither the Parent nor the General Partner shall engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event: (a) its ownership of the Equity Interests of the Issuer and the Parent’s ownership of the General Partner, (A) in the case of the Parent, the Equity Interests in the Issuer and Equity Interests in the General Partner and (B) in the case of the General Partner, general partnership interests of the Issuer, (b) the maintenance of its legal existence (including the ability to incur fees, costs and expenses related thereto), (c) the performance of its obligations with respect to the Notes Documents and the RBL Loan Documents, (d) solely in the case of the Parent, any public offering of its common stock or any other issuance or sale of its Equity Interests (e) payment of taxes and dividends and making contributions to the capital of the Note Parties, (f) participating in tax, accounting and other administrative matters or the making and filing of any reports required by any Governmental Authority, (g) holding any cash incidental to any activities permitted under this Section 7.20, (h) providing indemnification to officers, managers and directors, (i) in the case of the General Partner, carrying out its obligations as the sole general partner of the Issuer and (j) managing, through its board, directors, officers and managers, the business of the Issuer and its Subsidiaries. For the avoidance of doubt, neither the Parent nor the General Partner shall (i) incur, create, assume or suffer to exist any Debt or other material liabilities or material financial obligations, except (A) nonconsensual obligations imposed by operation of law, (B) pursuant to any Loan Documents or Second Lien Note Documents to which it is a party, (C) obligations with respect to its Equity Interests, (ii) incur or suffer to exist any Liens on its Properties (now owned or hereafter acquired), except (A) Excepted Liens of the type described in clauses (a) through (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition and (B) in the case of the General Partner, Liens securing the Obligations and Liens securing the Second Lien Obligations, (iii) own Equity Interests in any Person other than (A) in the case of the Parent, the Equity Interests in the Issuer and Equity Interests in the General Partner and (B) in the case of the General Partner, general partnership interests of the Issuer, or (iv) issue or permit to remain outstanding any preferred stock or series of preferred stock other than (A) preferred stock or series of preferred stock of the Parent that does not constitute Disqualified Capital Stock and provided that the proceeds of the issuance of such preferred stock or series of preferred stock are contributed to the Issuer contemporaneously with the issuance thereof and (B) with respect to the Parent, the Series B Preferred Shares and the Series D Preferred Shares, in each case, outstanding or authorized on the Closing Date. The Parent will not, and will not permit any of its

Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (or which requires the consent of or notice to other Persons in connection therewith) the Issuer or any of its Restricted Subsidiaries from (a) granting, conveying or creating any Lien on any of their Properties, (b) paying dividends or making distributions in respect of its Equity Interests to the Issuer or any Guarantor or (c) incurring, creating, assuming or suffering to exist any Debt.

Section 7.21 Amendments to Material Contracts. Neither the Issuer nor any Restricted Subsidiary shall amend, modify or change, or waive or consent to an amendment or modification of any material provision to any Material Contract, in each case in any manner materially adverse to the rights or interests of the Holders.

Section 7.22 Amendments to RBL Loan Documents; Borrowing Base; Collateral.

(a) The General Partner, the Parent, the Issuer and Note Parties shall not amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the RBL Loan Documents or incur, create, assume or suffer to exist any First Lien Obligations (as defined in the Intercreditor Agreement) under any RBL Loan Documents, if the effect thereof would be to (i) prohibit or restrict any payment of principal, interest or otherwise with respect to the Obligations in a manner that is more restrictive than as of the Closing Date, (ii)(A) subordinate in right of payment any First Lien Obligations to any other Debt or subordinate the Liens securing First Lien Obligations to any other Lien or (B) other than by operation of law, permit any Debt (other than the First Lien Obligations) to be prior in right of payment or senior or pari passu in right of Lien priority to the Obligations, (iii) contravene the Intercreditor Agreement, (iv) cause the Borrowing Base to not be a Conforming Borrowing Base or not be subject to a scheduled redetermination at least twice in each twelve (12) calendar month period and (v) affect the operation of the definitions of “Commitments”, “Loan Limit” or “Aggregate Elected Commitment Amounts” (each such quoted term as defined in the RBL Credit Agreement), in each case in any manner adverse to the Holders;

(b) The Parent, the General Partner, and the Issuer will not, and will not permit any Subsidiary, to grant a Lien on any Property to secure obligations outstanding under the RBL Loan Documents without substantially contemporaneously granting to the Collateral Agent, as security for the Obligations, a Second Priority Lien on the same property pursuant to the Collateral Documents (it being understood that if any Collateral Documents need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Requisite Holders); and

(c) The Parent, the General Partner, and the Issuer shall not consent (including by failing to provide an objection by written notice under a deemed consent mechanism in the RBL Loan Documents) to any assignment or participation of rights and obligations of an RBL Lender to any Person other than to a traditional commercial bank that is recognized as a lender in commercial banking borrowing base lending facilities for oil and gas secured transactions.

ARTICLE VIII.

[RESERVED]

ARTICLE IX.

EVENTS OF DEFAULT; REMEDIES

Section 9.01 Events of Default. One or more of any of the following events shall constitute an “Event of Default”:

(a) the Note Parties shall fail to pay any principal of (or associated make-whole or premium on) any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Note Parties shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in Section 9.01(a)) payable under any Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the General Partner, the Note Parties or any Restricted Subsidiary in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or if already qualified by materiality or Material Adverse Effect, incorrect in any respect when made or deemed made);

(d) the Parent, the General Partner, the Note Parties or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.01(l), Section 6.02, Section 6.03 (solely in respect of the Issuer), Section 6.13, Section 6.16, Section 6.20, Section 6.21 or in Article VII;

(e) the Parent, the General Partner, the Note Parties or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 9.01(a), Section 9.01(b) or Section 9.01(d)) or any other Notes Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt of notice thereof by the Issuer from the Agent (which notice will be given at the request of any Holder) or (ii) a Responsible Officer of the Parent, the General Partner, the Issuer or any Restricted Subsidiary otherwise becoming aware of such default;

(f) the Note Parties or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt (including any Debt under the RBL Loan Documents), when and as the same shall become due and payable and such failure continues beyond any applicable grace period;

(g) any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due (other than by a regularly scheduled required prepayment), or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Note Parties or any Restricted Subsidiary to make an offer in respect thereof (other than any event requiring prepayment pursuant to customary asset sale or change of control provisions); provided that notwithstanding anything to the contrary contained in this Agreement, any “Event of Default” occurring under Section 9.01 of the RBL Credit Agreement (each a “Specified First Lien Event of Default”) shall not constitute a continuing Event of Default under this Section 9.01(g) unless the Obligations (as defined in the RBL Credit Agreement) under the RBL Credit Agreement have been accelerated pursuant to such Specified First Lien Event of Default; provided further that notwithstanding anything to the contrary contained in this Agreement, any “Event of Default” other than a Specified First Lien Event of Default occurring under the RBL Credit Agreement (each a “RBL Event of Default”) shall constitute a continuing Event of Default under this Section 9.01(g) (for the avoidance of doubt, irrespective of whether such RBL Event of Default has been waived pursuant to and in accordance with the terms of the RBL Credit Agreement) unless such RBL Event of Default is waived in writing by the Requisite Holders.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the General Partner, the Note Parties or any Restricted Subsidiary as of such date or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the General Partner, the Note Parties or any Restricted Subsidiary as of such date or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the General Partner, a Note Party or any Restricted Subsidiary as of such date shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 9.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the General Partner, a Note Party or any Restricted Subsidiary as of such date or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j) (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against the Parent, the General Partner, the Issuer, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the General Partner, the Issuer or any Restricted Subsidiary to enforce any such judgment;

(k) the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent, the General Partner, the Issuer or a Guarantor party thereto or shall be repudiated by any of them in writing, or cease to create a valid and perfected Lien of the priority required thereby in favor of the Collateral Agent on any material portion of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent, the General Partner, the Note Parties or any Restricted Subsidiary or any of their Affiliates shall so state or assert in writing;

(l) a Change in Control shall occur;

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Issuer and its Restricted Subsidiaries in an aggregate amount of $10,000,000 that is not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding; or

(n) the Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Parent, the General Partner, the Issuer, any Guarantor, the RBL Administrative Agent, or any other party thereto, or shall be repudiated by any of them, or cease to establish the relative Lien priorities required or purported thereby, or the Issuer, any Guarantor, the RBL Administrative Agent, or any of their respective Affiliates shall so state in writing.

In the case of an Event of Default other than one described in paragraph (h) or paragraph (i) above), at any time thereafter during the continuance of such Event of Default, the Agent may, and at the request of the Requisite Holders, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Issuer and the other Note Parties; and in case of an Event of Default described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.11(g), and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding. In the case of the occurrence of an Event of Default, the Agents and the Holders will have all other rights and remedies available at law and equity. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied in the order provided in Section 2.11(f).

Section 9.02 Treatment of Make-Whole Amount and Prepayment Fee. Without limiting the terms of the last paragraph of Section 9.01, it is understood and agreed that (a) if the Notes are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including acceleration of claims by operation of law)) or (b) upon the occurrence of the Board of Directors (or similar Governing Body or any committee thereof) of any Note Party or of any Person having Control of the Issuer adopting any resolution or otherwise authorizing any action to approve any bankruptcy or insolvency related event (each of the foregoing in clauses (a) and (b) and as contemplated by the penultimate paragraph of this paragraph, a “Specified Event”), the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, that would have applied if, at the time the Notes are accelerated or otherwise become due, the Issuer had prepaid, repaid, redeemed, refinanced, substituted or replaced all of the Notes as contemplated in Section 2.08 and 2.11(g) will also be automatically and immediately due and payable without further action or notice and the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holders’ damages as a result thereof. Any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee payable hereunder shall be presumed to be the liquidated damages (and not, for avoidance of doubt, unmatured interest or a penalty) sustained by the Holders as the result of such Specified Event and the Issuer and the other Note Parties agree that the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable under the circumstances currently existing. In the event that the Obligations are reinstated in connection with or following any Specified Event, it is understood and agreed that the Obligations shall include any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, payable in accordance with this Section 9.02. The Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.

THE ISSUER AND EACH OTHER NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT (PLUS ANY PREMIUM PAYABLE IN CONNECTION THEREWITH) OR PREPAYMENT FEE IN CONNECTION WITH ANY SUCH SPECIFIED EVENT.

The Issuer and each other Note Party expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Holders and the Issuer and the other Note Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable; and (iv) the Issuer and each other Note Party shall each be estopped hereafter from claiming differently than as agreed to in this paragraph.

The Issuer and each other Note Party expressly acknowledges that its agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, to the Holders as herein described is a material inducement to the Holders to provide the Commitments and purchase the Notes.

Section 9.03 Application of Funds. All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(a) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to each of the Agent and the Collateral Agent in their capacities as such and Agent-related Indemnitee (including any costs and expenses related to foreclosure or realization upon, or protecting, Collateral);

(b) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 under the Note Documents;

(c) third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes;

(d) fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or other amount due and payable pursuant to Section 2.11(g) or Section 9.02, if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or other amount due and payable pursuant to Section 2.11(g) or Section 9.02 resulting from the payment of principal under clause fifth below);

(e) fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Note Parties at such time;

(f) sixth, pro rata to any other Obligations; and

(g) seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Note Parties or as otherwise required by any Governmental Requirement.

Section 9.04 Credit Bidding. In addition to any other rights and remedies granted to the Agents and the Holders in the Note Documents, the Collateral Agent (acting at the direction of the Requisite Holders) on behalf of the Holders may exercise all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent (acting at the direction of the Requisite Holders), without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Note Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each of the Note Parties on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Note Party of any cash collateral arising in respect of the Collateral on such terms as the Collateral Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Holders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales (including, without limitation, any sale conducted under the provisions of the Code, including under Sections 363, 1123 or 1129 of the Code, or any similar laws in any other jurisdictions to which a Note Party is subject), at any exchange, broker’s board or office of the Collateral Agent or any Holder or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. In connection with any such credit bid and purchase, the Obligations owed to the Holders shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Requisite Holders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Holders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Holders or their permitted assignees under the terms of the Note Documents or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of the Note Documents and without giving effect to the limitations on the actions by the Requisite Holders contained Section 11.06), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Holders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Holder or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Holders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Holder or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Holder are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Holder shall execute such documents and provide such information regarding the Holder (and/or any designee of the Holder which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent acting at the direction of the Requisite Holders, may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. The Collateral Agent or any Holder shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Note Party, which right or equity is hereby waived and released by each of the Note Parties on behalf of itself and its Subsidiaries. Each of the Note Parties further agrees on behalf of itself and its Subsidiaries, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at the premises of the Issuer, another Note Party or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 9.04, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Agents and the Holders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Note Parties under the Note Documents, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Note Party. To the extent permitted by applicable law, each of the Note Parties on behalf of itself and its Subsidiaries waives all claims, damages and demands it may acquire against the Agents or any Holder arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Notwithstanding anything provided in this Section 9.04, the Collateral Agent may delegate any or all of its rights to credit bid under this Section, this Agreement and the other Note Documents to EIG or the Requisite Holders or their designee, who will act as “Agent” or “Collateral Agent” for purposes of this Section 9.04.

ARTICLE X.

AGENTS

Section 10.01 Appointment of Agents. U.S. Bank Trust Company, National Association is hereby appointed Agent and Collateral Agent hereunder and under the other Note Documents and each Holder hereby authorizes U.S. Bank Trust Company, National Association, in such capacities, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Note Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Article X are solely for the benefit of the Agents and the Holders and none of the General Partner, the Parent, or any Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof, except as expressly set forth herein. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

Section 10.02 Powers and Duties. Each Holder irrevocably authorizes each Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to each Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Without limiting the generality of the foregoing, each Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder, the General Partner, the Parent, any Note Party or any other Person, whether before or after the occurrence of any Default or Event of Default; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein. The use of the term “agent” herein and in the other Note Documents with reference to any Agent is not intended to connote any fiduciary or the other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Neither Agent is, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

Section 10.03 General Immunity.

(a) No Responsibility for Certain Matters. Neither Agent shall be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by either Agent or by or on behalf of any Note Party to an Agent or any Holder in connection with the Note Documents and the transactions contemplated hereby and thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall either Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Neither Agent shall be responsible for the satisfaction of any condition set forth in Article III or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Neither Agent will be required to take any action that is contrary to applicable law or any provision of this Agreement or any Note Document or that may expose it to personal liability for which it is not indemnified. Anything contained herein to the contrary notwithstanding, neither Agent shall have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.

(b) Exculpatory Provisions. Subject to the remainder of this clause (b) hereof further limiting the liability of the Agents, neither Agent nor any of their officers, partners, directors, employees or agents shall be liable for any action taken or omitted by an Agent under or in connection with any of the Note Documents, except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, except powers and authority expressly contemplated hereby or thereby, unless and until such Agent shall have received written instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.06) or in accordance with the applicable Note Document, and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), or in accordance with the other applicable Note Document, as the case may be, such Agent shall act or (where so instructed) refrain from acting, or to exercise or refrain from exercising such power, discretion or authority, in accordance with such instructions. The permissive rights of each Agent hereunder and under the other Note Documents shall not be construed as duties. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying and free from liability in relying, upon any communication, instrument, document, judgment, order or decree believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions, advice and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; (ii) no Holder shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.06) or in accordance with the applicable Note Document; and (iii) neither Agent shall be liable for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless such Agent shall have been grossly negligent in ascertaining the pertinent facts. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless such Agent shall first receive such advice or concurrence of the Requisite Holders or the Holders (as the case may be, as required by this Agreement), accompanied by, if requested, indemnity satisfactory to such Agent, and until such instructions and indemnity (if any) are received, each Agent shall have no duty to act, or refrain from acting, and shall have no liability to any Holder, any Note Party or any other Person for so doing. If an Agent so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Requisite Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the

Holders. No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the Transactions contemplated hereby or thereby shall require an Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Neither Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, continuation statement, amendment, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral. The actions described in clauses (i) through (iii) of the immediately preceding sentence shall be the responsibility of the Holders and the Note Parties. Neither Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as an Agent. Each Agent has accepted and is bound by the Note Documents executed by such Agent as of the date of this Agreement and, as directed in writing by the Requisite Holders, each Agent shall execute additional Note Documents delivered to it after the date of this Agreement; provided, however, that such additional Note Documents do not adversely affect the rights, privileges, benefits, immunities and indemnities of the Agents, in which case, the Agents may, but shall not be obligated to, enter into such Note Documents. Neither Agent will otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Note Documents to which such Agent is a party). No written direction given to an Agent by the Requisite Holders or any Note Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Note Documents will be binding upon an Agent unless such Agent elects, at its sole option, to accept such direction. Neither Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of the Collateral Agent or its bailee, the Collateral Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its other corporate trust customers, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default. Neither Agent will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of Taxes or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Each Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. In the event that either Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any obligation for the benefit of another, which in any Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause such Agent to incur, or be exposed to, any Environmental Liability or any liability under any other Governmental Requirement, each Agent reserves the right, instead of taking such action, either to resign as an Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Neither Agent will be liable to any person for any Environmental Liability or any Environmental Claims or contribution actions under any Governmental Requirement by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment at any property or facility that any Agent is required to acquire title to hereunder. Each Holder authorizes and directs each Agent to enter into this Agreement and the other Note Documents to which it is a party. Each Holder agrees that any action taken by an Agent or Requisite Holders in accordance with the terms of this Agreement or the other Note Documents and the exercise by an Agent or Requisite Holders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Holders.

(c) Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to each Agent for the account of the Holders, unless each Agent shall have received written notice from a Holder or the Issuer in accordance with the notice requirements of Section 11.01 herein referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Holders of its receipt of any such notice. Neither Agent shall have any liability for any interest rate published by any publication that is the source for determining the interest rates of the Notes, including but not limited to the SOFR Administrator’s Website (or any successor source), or for any rates compiled by the CME Term SOFR Administrator or any successor thereto, or for any rates published on any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.

Section 10.04 Holders’ Representations, Warranties and Acknowledgment.

(a) Each Holder represents and warrants to each Agent that it has made its own independent investigation of the financial condition and affairs of the General Partner, the Parent and each Note Party, without reliance upon either Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the General Partner, the Parent and each Note Party. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and neither Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.

(b) Each Holder, by delivering its signature page to this Agreement, an Assignment Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by each Agent, Requisite Holders or Holders, as applicable.

(c) Each Holder hereby agrees that (i) if any Agent notifies such Holder that such Agent has determined in its sole discretion that any funds received by such Holder from such Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Holder (whether or not known to such Holder), and demands the return of such Payment (or a portion thereof), such Holder shall promptly, but in no event later than one Business Day thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, and (ii) to the extent permitted by applicable law, such Holder shall not assert, and hereby waives, as to such Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of any Agent to any Holder under this Section 10.04 shall be conclusive, absent manifest error.

(d) Each Holder hereby further agrees that if it receives a Payment from an Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by such Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment, and to the extent permitted by applicable law, such Holder shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by such Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Holder agrees that, in each such case, or if it otherwise becomes aware that a Payment (or portion thereof) may have been sent in error, such Holder shall promptly notify such Agent of such occurrence and, upon demand from such Agent, it shall promptly, but in no event later than three (3) Business Days thereafter, return to such Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds.

(e) The Issuer and each other Note Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) are not recovered from any Holder that has received such Payment (or portion thereof) for any reason, the Agents shall be subrogated to all the rights of such Holder with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Issuer or any other Note Party.

(f) Each party’s obligations under this Section 10.04 shall survive the resignation or replacement of the Agents or any transfer of rights or obligations by, or the replacement of, a Holder, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Note Document.

Section 10.05 Successor Agents. Subject to the appointment and acceptance of a successor Agent as provided in this Section 10.05, either Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Requisite Holders, and the Issuer. Any Agent may be removed as an Agent at the request of the Requisite Holders. Upon any such notice of resignation or removal, Requisite Holders shall have the right (with the consent of the Issuer (not to be unreasonably withheld, delayed or conditioned) unless an Event of Default shall have occurred and is continuing), to appoint a successor Agent; provided that such successor Agent shall be a nationally-recognized third party agent for similarly situated financings. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Requisite Holders shall perform all of the duties of such Agent, as applicable, hereunder until such time, if any, as the Requisite Holders appoint a successor Agent as provided for above. In such case, the Requisite Holders shall appoint one Person to act as Agent for purposes of any communications with the Issuer, and until the Issuer shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 11.01, the Issuer shall be entitled to give and receive communications to/from the resigning Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the payment of the outstanding fees and expenses of the resigning or removed Agent, at the Issuer’s expense, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (i) transfer to such successor Agent all sums and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Note Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents (the reasonable out-of-pocket expenses of which shall be borne by the Issuer), whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or any Agent’s removal hereunder as Agent or Collateral Agent, the provisions of this Article X and Section 11.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent hereunder. Any organization or other entity into which an Agent may be merged or converted or with which it may be consolidated, or any organization or other entity resulting from any merger, conversion or consolidation to which any Agent shall be a party, or any organization or other entity succeeding to all or substantially all of the corporate trust business of the Agents, shall be the successor to the Agents hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 10.06 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Neither Agent shall be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Article X and Section 11.03 shall apply to any Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the Notes issued hereby. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Article X and Section 11.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent.

Section 10.07 Collateral Documents.

(a) Agent under Collateral Documents. Each Holder and other Indemnitee hereby further irrevocably authorizes the Collateral Agent, on behalf of and for the benefit of the Holders, to be the agent for and representative of Holders with respect to the Collateral Documents and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary with the consent of the Requisite Holders. Subject to Section 11.06, the Collateral Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby and with respect to which release the Requisite Holders (or such other Holders as may be required to give such consent under Section 11.06) have consented or (ii) release any Guarantor from the Guarantee pursuant to the Guarantee and Collateral Agreement with respect to which release the Requisite Holders (or such other Holders as may be required to give such consent under Section 11.06) have consented, in each case upon delivery by the Issuer to the Agent and Collateral Agent with a certificate of a Responsible Officer certifying that such release is authorized and permitted under by the Note Documents, and such other certifications or documents as the Agent or Collateral Agent (in each case, at the direction of the Requisite Holders) shall request. Whether or not expressly provided therein, the Agent and the Collateral Agent shall be entitled to all of the rights, privileges, immunities and indemnities provided in this Agreement in entering into and performing under the Collateral Documents and any other Note Document.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Agents and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee or exercise any other remedy provided under the Note Documents (other than the right of set-off provided in Section 11.04), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Collateral Documents may be exercised solely by the Collateral Agent (acting at the written direction of the Requisite Holders), and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Holders (but not any Holder or Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Note Documents as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale.

Section 10.08 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by an Agent or unless the electronic mail address referred to below has not been provided by an Agent to such Person, that it will provide to each Agent all information, documents and other materials that it is obligated to furnish to such Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Issuer and each Agent to an electronic mail address as directed by each Agent. In addition, each Note Party agrees to continue to provide the Communications to each Agent or the Holders, as the case may be, in the manner specified in the Note Documents.

(b) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of any Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.

(c) The Platform. Each Note Party acknowledges that Agent will make available to Holders materials and/or information by posting such materials and/or information on IntraLinks/IntraAgency, Syndtrack or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE NOTE PARTIES’ COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE NOTE PARTIES’ COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall Agent have any liability to the Note Parties, any Holder or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Note Parties’ or the Agent’s transmission of materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of Agent. In no event shall Agent have any liability for any damages arising from the use by others of any information or other materials obtained through the Platform.

Section 10.09 Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Section 9.01(h) or 9.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, Agent (acting at the direction of Requisite Holders) (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, the Agents and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Agents and other agents and their agents and counsel and all other amounts due Holders, the Agents and other agents hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Holders, to pay to Agent and Collateral Agent, as applicable, any amount due for the compensation, expenses, disbursements and advances of each Agent, Collateral Agent and their agents and counsel, and any other amounts due Agents and other agents hereunder. Nothing herein contained shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize any Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 10.09 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that an Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.

Section 10.10 Intercreditor Agreement. Each Holder (and each Person that becomes a Holder hereunder pursuant to Section 11.07) hereby authorizes the Agent to enter into, join or otherwise become party to the Intercreditor Agreement on behalf of such Holder, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Agent may take such actions on its behalf as is contemplated by the terms of Intercreditor Agreement. Without limiting the provisions of Section 10.02, 11.02 and 11.03, each Holder hereby consents to each of the Agent and any successor serving in such capacities and agrees not to assert any claim (including as a result of any conflict of interest) against the any Agent, or any such successor, arising from the role of any Agent or such successor under the Note Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Agent and Collateral Agent, or any such successors, shall be authorized, with the consent of the Requisite Holders, to execute or to enter into amendments of, and amendments and restatements of, the Collateral Documents, the Intercreditor Agreement and any additional and replacement intercreditor agreements, as is contemplated by the terms of the Intercreditor Agreement.

Section 10.11 Indemnification. To the extent that the Agents are not promptly reimbursed and indemnified by any Note Party, and after the Agents have made demand on any Note Party for the same, the Holders will, within five (5) days of written demand by the Agents, reimburse the Agents for, and indemnify and hold harmless the Agents from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including client charges and expenses of counsel or any other advisor to Agents), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any of the other Note Documents or any action taken or omitted by the Agents under this Agreement or any of the other Note Documents, in proportion to each Holder’s Pro Rata Share; provided, however, that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such applicable Agent’s gross negligence or willful misconduct. The obligations of the Holders under this Section 10.11 shall survive the Payment in Full of the Obligations, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

ARTICLE XI.

MISCELLANEOUS

Section 11.01 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or the Agents, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to Agents in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission (which confirmation shall be made by telephone call by the sender to the Agents; confirmation by electronic messaging shall not be deemed to be confirmation of receipt).

Section 11.02 Expenses. Each Note Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Holders and their Affiliates (including, without limitation, the reasonable fees, charges and disbursements of (A) one primary firm of counsel to the Holders, (B) one primary firm of counsel to the Agent and Collateral Agent, (C) one local counsel and one regulatory counsel in each relevant jurisdiction, if any and (D) reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the issuance of the Notes provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents and the Holders as to the rights and duties of any Agent and the Holders with respect thereto) of this Agreement and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Agents or any Holder in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Collateral Document or any other document referred to therein and (iii) all out-of-pocket expenses incurred by the Agents or any Holder, including the fees, charges and disbursements of counsel and other experts, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Note Document, including its rights under this Section 11.02, or in connection with the Notes issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. All amounts due under this Section 11.02 shall be paid within thirty (30) days of receipt by the Issuer of an invoice. The agreements in this Section 11.02 shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

Section 11.03 Indemnity; Limitation of Liability.

(a) In addition to the payment of expenses pursuant to Section 11.02, whether or not any or all of the Transactions shall be consummated, each Note Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, EIG, the Agents and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that, no Note Party shall have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order, provided that no Note Party shall indemnify any Holder or its related Indemnitee for claims solely among the Holders (or any combination thereof) to the extent not related to a breach of an obligation of a Note Party as determined by a court of competent jurisdiction by final and nonappealable judgement. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The indemnities and waivers set forth in this Section 11.03(a) shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent. All amounts due under this Section 11.03(a) shall be paid within thirty (30) days of receipt by the Issuer of an invoice.

(b)

(i) To the extent permitted by applicable law, no Note Party shall assert (and no Note Party shall permit is Affiliates to assert), and each Note Party hereby waives, releases and agrees not to sue upon any claim against EIG, the Agents and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each such Person, a “Holder-Related Party”) (and agrees to cause its Affiliates to do the same), on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue any Holder-Related Party upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The waivers set forth in this Section 11.03(b) shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

(ii) To the extent permissible under applicable law, none of the Agents, any Note Party or any Subsidiary shall have any liability for any special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 11.03; it being agreed that this sentence shall not limit the obligations of the Note Parties under Section 11.03(a). The waivers set forth in this Section 11.03(b) shall survive the Payment in Full, the discharge of any Liens granted under the Note Documents, the termination of this Agreement and the resignation or removal of any Agent.

(c) Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Note Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (A) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (B) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.

Section 11.04 Set Off. In addition to any rights now or hereafter granted under applicable law or Governmental Requirement and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of Agent (such consent to be given or withheld at the written direction of the Requisite Holders), without notice to any Note Party or to any other Person (other than Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Debt evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Debt at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Debt.

Section 11.05 [Reserved].

Section 11.06 Amendments and Waivers.

(a) Requisite Holders’ Consent. Subject to Sections 11.06(b) and 11.06(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Agents and the Requisite Holders or (ii) in the case of any other Note Document (other than the Agent Fee Letter), the Note Parties party thereto and (A) Agents with the consent of the Requisite Holders or (B) the Requisite Holders.

(b) Affected Holders’ Consent. Without the written consent of each Holder that would be directly affected thereby, no amendment, modification, or consent shall be effective if the effect thereof would:

(i) reduce the principal of the Notes or waive or postpone scheduled final maturity of the Notes or waive, postpone or reduce any fixed and scheduled repayment of the Notes (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(ii) subject to Section 2.15(b), (A) reduce the rate of interest on any Note of, or the amounts of fees payable to, such Holder, (B) extend the time for payment of any such interest or fees to such Holder or (C) waive any interest or fee payable hereunder to such Holder (provided that the application of the Default Rate pursuant to Section 2.06(c) may be reduced, extended or waived by the Requisite Holders);

(iii) extend or increase the Commitment of such Holder (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Holder);

(iv) release all or substantially all the Guarantors from the Guarantee or release the Liens securing all or substantially all of the Collateral;

(v) amend, modify, terminate or waive any provision of Sections 2.10, 2.11(g), 2.12, Section 9.03 or this Section 11.06(b); or

(vi) amend the definition of “Requisite Holders” or “Pro Rata Share”.

(c) Other Consents. No amendment, modification, termination, or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall materially and adversely amend, modify, terminate or waive any provision of Article IX as the same applies to any Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent or such Indemnitee Agent Party. With limiting the foregoing, neither Agent shall be bound to follow or agree to any amendment or supplement to this Agreement that would increase or materially change or affect the duties, obligations or liabilities of such Agent (including without limitation the imposition or expansion of discretionary authority with respect to the benchmark), or reduce, eliminate, limit or otherwise change any right, privilege or protection of such Agent, or would otherwise change any right, privilege or protection of such Agent, or would otherwise materially and adversely affect such Agent, in each case in its reasonable judgment, without such party’s express written consent.

(d) Execution of Amendments, etc. Agent and Collateral Agent, if applicable, shall at the direction of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.06(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party. Agent will deliver executed or true and correct copies of each amendment, modification, waiver, or consent effected pursuant to this Section 11.06 to each Holder promptly following the date on which it is executed and delivered, or receives the consent or approval of the requisite percentage of Holders applicable thereto.

(e) Note Parties and Affiliates. No Note Party will, and the Issuer will not permit any of its Subsidiaries, any of the Note Parties or any of their respective Affiliates, to, directly or indirectly, offer to purchase, prepay, Redeem or otherwise acquire any outstanding Notes, except as otherwise expressly permitted under this Agreement.

(f) Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents, directly or indirectly, will pay or cause to be paid any consent fees, or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and, to the extent such amendment or waiver is consented to by such Holder, shall be paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 11.06(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.

(g) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 11.06 or any other Note Document by a Holder that has transferred or has agreed to transfer its Note to any Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Issuer, any Note Party and/or any of their Affiliates, shall be void and of no force or effect except solely as to such Holder, and any amendments, modifications or terminations effected or waivers or consents granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 11.07 Successors and Assigns; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Holders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Subject to compliance with applicable securities laws, if any, any Holder may at any time sell, assign or otherwise transfer to one or more Eligible Assignees any Notes and all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Notes held by it).

(c) Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to Agent an Assignment Agreement, a processing and recordation fee of $3,500 (other than in the case of an assignment from a Holder to its Affiliate or a Related Fund), all “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, documents as reasonably requested by the Agent, together with such forms, certificates or other evidence, if any, with respect to United States federal Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent and Issuer pursuant to Section 2.14(e) and 2.14(f).

(d) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, the processing and recordation fee of $3,500 (which, for the avoidance of doubt, is not required in the case of an assignment from a Holder to its Affiliate or to a Related Fund), any “know your customer” documents reasonably requested by the Agent, and any other forms, certificates or other evidence required by this Agreement in connection therewith, Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement. The Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.

(e) Representations and Warranties of Assignee. Each Holder upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in notes; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other applicable securities laws (it being understood that, subject to the provisions of this Section 11.07(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control). In addition, each Holder becoming party hereto after the Closing Date, upon executing and delivering an Assignment Agreement, shall be deemed to have made the representations and warranties contained in Article V as of the applicable Effective Date (as defined in the applicable Assignment Agreement).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.07(f), as of the “Effective Date” specified in the applicable Assignment Agreement and recordation in the Register: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided that such assigning Holder shall continue to be entitled to the benefit of all indemnities and expense reimbursement rights hereunder as specified herein with respect to matters arising prior to such assignment); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to the Issuer for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder. Notes shall not be transferred in denominations of less than $100,000 (unless transferred by any Holder to an Affiliate and/or a Related Fund of such Holder), provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, a Note may be in a denomination of less than $100,000; provided further, that transfers by a Holder, its Affiliates and its Related Funds shall be aggregated for purposes of determining whether or not such $100,000 threshold has been reached.

(g) Participations. Subject to compliance with applicable securities laws, if any, each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, Agents, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.06(b) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements and limitations under Section 2.14(e) and Section 2.14(f)) (it being understood that the documentation required under Section 2.14(e) and Section 2.14(f) shall be delivered by the Participant to the applicable Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 11.07; provided that such Participant shall not be entitled to receive any greater payment under Section 2.11(h) than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in a Governmental Requirement that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.04 as though it were a Holder; provided that such Participant agrees to be subject to Section 2.14 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register, and the Agent shall be entitled to treat the Holder, and not any Participant, as the Holder all purposes hereunder.

(h) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.14, 11.02, 11.03 and 11.04 and the agreements of Holders set forth in Sections 2.12, 2.14, 10.11 and 11.03(b) shall survive the payment of the Notes, the termination hereof and the resignation or removal of any Agent.

Section 11.09 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Holder in the exercise of any power, right or privilege (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein (including with respect to any future covenant calculation or evaluation of the calculation or components thereof), nor shall any single or partial exercise of any such power, right or privilege preclude further or future exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Agents and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right or privilege, power or remedy hereunder (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) shall not impair any such right or privilege, power or remedy or be construed to be a waiver thereof, nor shall it preclude other, further or future exercise of any such right or privilege, power or remedy.

Section 11.10 Marshalling; Payments Set Aside. Neither Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to any Agent or the Holders (or to any Agent, on behalf of the Holders), or any Agent or the Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11 Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12 Obligations Several; Independent Nature of Holders’ Rights. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations or Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by the Holders pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

Section 11.13 Tax Treatment. The Issuer, the Agent and each Holder intend that the Notes shall be treated as indebtedness for Tax purposes and agree to report the Notes as indebtedness on all Tax returns.

Section 11.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.15 APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 11.16 CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS

PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT AGENTS AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 11.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.18 Confidentiality. If the Issuer reasonably believes that any information being furnished by it or any other Note Party to Agent or a Holder (“Recipient”) relating to it or its business is confidential, the Issuer may so indicate by notice in writing to the Recipient, identifying such information with specificity (such identified information, the “Confidential

Information”), in which event the Recipient will use reasonable efforts to maintain the confidentiality thereof; provided, however, that a Recipient may disclose such information (a) to its Affiliates, partners, prospective partners, members and prospective members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, agents or representatives with a need to know such Confidential Information (collectively “Permitted Recipients”); (b) to any potential assignee, participant, pledgee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale or participation of any or all of the Notes) or any of their related parties, agents and advisors (provided that such potential assignee, participant or transferee agree to be bound by provisions that are substantially similar to the restrictions set forth in this Section 11.18); (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 11.18, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties or (iii) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information; (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document; or (e) as consented to in writing by the Issuer. Notwithstanding anything to the contrary set forth in this Section 11.18 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority or examiner (including the National Association of Insurance Commissioners). Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 11.18, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 11.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. Issuer understands and acknowledges that in the regular course of a Holder’s business, such Holder may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, Issuer covenants and agrees that before providing material non-public information about a Public Company (“Public Company Information”), Issuer will provide prior written notice to the applicable compliance personnel indicated in Schedule 11.18. Issuer shall not disclose Public Company Information to such Holder without written authorization from such compliance personnel. Any Holder and Holder-Related Party may disclose the existence of this Agreement, the Transactions and the form of the financing, and place customary advertisements in financial and other news sources or on a home page or similar place and circulate similar promotional materials, in each case, after the effectiveness of this Agreement, including in the form of a “tombstone”, which may include the size of the deal, the form of the financing, the Issuer’s name, logo and a link to the Issuer’s or an Affiliate’s website.

Section 11.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

Section 11.21 USA PATRIOT Act. Each Holder and each Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or such Agent, as applicable, to identify such Note Party in accordance with the USA PATRIOT Act.

Section 11.22 Disclosure. Each Note Party and each Holder hereby acknowledge and agree that the Agents and/or their Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Equity Interests in any Note Party and their respective Affiliates and each Holder hereby expressly consents to such relationships.

Section 11.23 Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of the Agents and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Holder obtain possession of any such Collateral, such Holder shall notify the Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or otherwise deal with such Collateral in accordance with Collateral Agent’s instructions.

Section 11.24 Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Requisite Holders. Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable Governmental Requirement (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process.

Section 11.25 Acknowledgments and Admissions. The Issuer hereby acknowledges and admits that:

(a) it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;

(b) it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by any Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;

(c) there are no representations, warranties, covenants, undertakings or agreements by the Agents or any Holder as to the Note Documents except as expressly set out in this Agreement and the other Note Documents;

(d) none of the Agents or any Holder has any fiduciary obligation toward it with respect to any Note Document or the Transactions contemplated thereby;

(e) no partnership or joint venture exists with respect to the Note Documents between any Note Party, on the one hand, and the Agents or any Holder, on the other;

(f) The Agents are not any Note Party’s agent except as otherwise provided herein in Section 2.06;

(g) Neither Simpson Thacher & Bartlett LLP nor Shipman & Goodwin LLP is counsel for any Note Party;

(h) should an Event of Default or Default occur or exist, each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not direct the Agents to exercise or take at that time;

(i) without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by the Agents or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of the Agents or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents;

(j) The Agents and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 11.25 in deciding to execute and deliver this Agreement and to become obligated hereunder; and

(k) each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.26 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement other than Participants to the extent set forth in Section 11.07(g) and, to the extent set forth herein, the Indemnitees.

Section 11.27 Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

Section 11.28 Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby. Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on assignment imposed under this Agreement or under applicable law with respect to any assignment of any interest in any Note and Agent shall have no duty or responsibility to determine whether and when the restricted legend may be removed from the Notes.

Section 11.29 Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $5,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 11.30 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.31 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the provisions of the Intercreditor Agreement and this Agreement, other than with respect to the Agent’s or the Collateral Agent’s own rights, privileges and immunities, the provisions of the Intercreditor Agreement shall control.

Section 11.32 Amendment and Restatement.

(a) Effective upon satisfaction of the conditions set forth in Section 3.02 on the Closing Date, this Agreement amends, restates, supersedes and replaces the Existing Note Purchase Agreement in its entirety. This Agreement constitutes an amendment and restatement of the Existing Note Purchase Agreement and is not, and is not intended by the parties to be, a novation of the Existing Note Purchase Agreement. All rights and obligations of the parties shall continue in effect, except as otherwise expressly set forth herein. All references in the other Note Documents to the Existing Note Purchase Agreement shall be deemed to refer to and mean this Agreement, as the same may be further amended, supplemented, and restated from time to time. In addition to the foregoing, each Collateral Document, as amended or amended and restated as contemplated herein, shall remain in full force and effect and shall continue to secure the Obligations.

(b) Each Holder ratifies and confirms the terms of the Note Documents executed prior to the Closing Date, and its obligations hereunder and thereunder, after giving effect to the amendment and restatement of this Agreement and the modifications contemplated hereby. Each Note Party hereby confirms in favor of the Secured Parties that each Collateral Document continues in full force and effect and is continuing security for, and extends to, the liabilities and obligations of the Issuer and the other Note Parties to the Secured Parties under, pursuant to or in connection with this Agreement. Each Note Party further acknowledges that, as of the Closing Date and after giving effect to the transactions contemplated by this Agreement, the security interests and liens granted to the Collateral Agent and the Secured Parties under the Note Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of this Agreement and the other Note Documents.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Note Purchase Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:	WHITEHAWK INCOME OPERATING PARTNERSHIP L.P.

	By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

PARENT:	WHITEHAWK INCOME CORPORATION

	By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

GENERAL PARTNER:	WHITEHAWK INCOME OP GP LLC

	By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

GUARANTORS:	WHITEHAWK INCOME MARCELLUS LLC

	By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

WHITEHAWK INCOME HAYNESVILLE LLC

	By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

WHITEHAWK VF LLC

	By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

[WhiteHawk – Signature Page to A&R Note Purchase Agreement]

WHITEHAWK ACQUISITION LLC

By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

PHX MINERALS LLC

By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer and Secretary

AGENT AND COLLATERAL AGENT:	U.S. Bank Trust Company, National Association, as Agent and as Collateral Agent

	By:	/s/ Fernando Moreyra
Name: Fernando Moreyra
Title: Vice President

[WhiteHawk – Signature Page to A&R Note Purchase Agreement]

HOLDERS:

EIG CUMBERLAND PARTNERS, L.P., as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name: Kristin Kelly
Title: Managing Director

By:	/s/ Kamyar Daneshvar
Name: Kamyar Daneshvar
Title: Associate General Counsel

ART ELECTRO, S.C.SP., as a Holder

By:	ART Electro GP S.à r.l., its general partner

By:
Name:
Title:

By:
Name:
Title:

EIG UPSTREAM PARTNERS, L.P., as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name: Kristin Kelly
Title: Managing Director

By:	/s/ Kamyar Daneshvar
Name: Kamyar Daneshvar
Title: Associate General Counsel

[WhiteHawk – Signature Page to A&R Note Purchase Agreement]

EIG CUMBERLAND PARTNERS, L.P., as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:
Name: Kristin Kelly
Title: Managing Director

By:
Name: Kamyar Daneshvar
Title: Associate General Counsel

ART ELECTRO, S.C.SP., as a Holder

By:	ART Electro GP S.à r.l., its general partner

By:	/s/ Jean-Yves Corneau
Name: Jean-Yves Corneau
Title: Manager

By:	/s/ Julie Harnett
Name: Julie Harnett
Title: Manager

EIG UPSTREAM PARTNERS, L.P., as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:
Name: Kristin Kelly
Title: Managing Director

By:
Name: Kamyar Daneshvar
Title: Associate General Counsel

[WhiteHawk – Signature Page to A&R Note Purchase Agreement]

PACIFIC INDEMNITY COMPANY, as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name: Kristin Kelly
Title: Managing Director

By:	/s/ Kamyar Daneshvar
Name: Kamyar Daneshvar
Title: Associate General Counsel

CARDINAL ENERGY LP, as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name: Kristin Kelly
Title: Managing Director

By:	/s/ Kamyar Daneshvar
Name: Kamyar Daneshvar
Title: Associate General Counsel

EIG RIVER ENERGY PARTNERS L.P., as a Holder

By:	EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name: Kristin Kelly
Title: Managing Director

By:	/s/ Kamyar Daneshvar
Name: Kamyar Daneshvar
Title: Associate General Counsel

[WhiteHawk – Signature Page to A&R Note Purchase Agreement]

EIG BANDELIER PARTNERS L.P., as a Holder

By: EIG Credit Management Company, LLC, its manager

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Managing Director

By:	/s/ Kamyar Daneshvar
Name:	Kamyar Daneshvar
Title:	Associate General Counsel

[WhiteHawk – Signature Page to A&R Note Purchase Agreement]